Exhibit 10.1

DEVELOPMENT AND LICENSE AGREEMENT

        THIS DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of February 14, 2003 (the “Effective Date”), by and between The Gillette Company, a Delaware corporation (“The Gillette Company,” and collectively with its Affiliates, “Gillette”), and Palomar Medical Technologies, Inc., a Delaware corporation (“Palomar Medical Technologies, Inc.,” and collectively with its Affiliates, “Palomar”). Gillette and Palomar are sometimes referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

        WHEREAS, Palomar has developed light-based systems for, among other things, the management of human hair;

        WHEREAS, Gillette has specialized experience in, among other things, the development and worldwide commercialization of consumer hair management products and systems for personal use; and

        WHEREAS, subject to the terms and conditions set forth below, the parties desire to enter into a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
R&D Program

        1.1 In General.

                (a)   Conduct of the R&D Activities. Each of Palomar and Gillette shall perform, or cause to be performed, its respective R&D Activities in accordance with this Agreement, including the initial R&D plan attached hereto as Exhibit A (the “Initial R&D Plan”). The Initial R&D Plan shall be revised, updated and extended as the R&D Committee may direct at least semi-annually, with the Initial R&D Plan and any such revisions, updates or extensions thereto hereinafter referred to as the “R&D Plan.”

                (b)   Scope of the R&D Program. The purpose of the R&D Program shall be to develop one or more Light-Based Hair Management Products in the Female Field, including the First Female Product.

                (c)   Duration of the R&D Program. The term of the R&D Program shall commence on April 1, 2003 (the “Commencement Date”) and, unless earlier terminated in accordance with Section 10.4(a), shall end on the latest to occur of (i) nine hundred twelve (912)

days after the Commencement Date, (ii) the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan, or (iii) the date on which Regulatory Approval in the United States is received for the First Female Product (the “R&D Period”).

                (d)   R&D Leader and Key Personnel. Each party shall conduct its day-to-day R&D Activities under the direction and supervision of a project leader designated by such party (the “R&D Leader”). The R&D Leader of each party shall be the primary contact for the other party with respect to the R&D Activities. The R&D Leader and the other scientific and technical personnel of Palomar considered by Gillette to be key personnel for the R&D Activities (the “Palomar Key Personnel”), and the minimum amount of time that each will devote to the R&D Activities, are listed by name or job description on Schedule 1.1(d). (For those Key Personnel listed on Schedule 1.1(d) by job description but not by name, at the point at which Palomar assigns a Person to the position, it will notify Gillette in writing of the identity of such Person and the position to which such Person was assigned). Palomar shall not substitute persons for the Palomar Key Personnel or materially reduce the time commitment of any Palomar Key Personnel to the R&D Activities without the prior written approval of Gillette, which approval with respect to the Palomar Key Personnel other than the R&D Leader shall not be unreasonably withheld. Palomar shall use commercially reasonable efforts to obtain from each of its Key Personnel and other persons substantially involved in conducting Palomar’s obligations with respect to the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities covenants not to compete with Palomar in the development or commercialization of Light-Based Hair Management Products in the Field during such person’s involvement in the R&D Activities or this Agreement and for a six (6) month period following the termination of such person’s involvement in such activities. During the Restricted Access Period, Palomar shall not be required to disclose to Gillette or any Gillette representative serving on the R&D Committee any data or information concerning any Female Product, Palomar Technology or any other Information and Inventions, other than that data and information with respect to which Gillette has a right of evaluation during such period pursuant to Section 1.3(a)(i), or as the parties may otherwise mutually agree.

                (e)   Subcontracting. Either party may subcontract its work obligations for the R&D Activities; provided, however, that except in the case of R&D Activities designated in the R&D Plan as activities for which subcontractors will be used (the “R&D Plan Subcontracted Activities”), Palomar shall not subcontract R&D Activities without Gillette’s prior written consent in any instance where a single subcontractor Person will be paid more than seventy-five thousand dollars ($75,000) or in the event that all subcontractors will be paid more than three hundred and seventy-five thousand dollars ($375,000) in the aggregate for all R&D Activities (other than R&D Plan Subcontracted Activities) subcontracted by Palomar hereunder. Each party shall be responsible to the other for the performance of any of its subcontractors under any provisions of this Agreement for which such party is responsible. Neither party shall disclose to any subcontractor nor permit any subcontractor to use the other party’s Technology, nor any Joint Technology, Confidential Information or Controlled Information without provisions safeguarding non-use and non-disclosure at least as restrictive as those provided in this Agreement.

        1.2 Palomar Rights and Obligations During R&D Period. All of Palomar’s obligations under this Section 1.2 are subject in part to Gillette’s payment obligations with respect to the R&D Program as provided in Section 1.3(b)(iii):

                (a)   In General. Palomar shall (i) perform, or cause to be performed, its R&D Activities as required pursuant to the R&D Plan in good scientific manner, and in compliance in all material respects with all Applicable Law and good clinical, laboratory and Manufacturing practices, and (ii) allocate sufficient time, effort, equipment and skilled personnel to complete its R&D Activities. Without limiting the foregoing, Palomar’s obligations under the R&D Plan shall include consulting with Gillette during the R&D Period and informing Gillette in a timely manner of Palomar’s research and development with respect to Female Products.

                (b)   Reporting. Within thirty (30) days after the end of each Calendar Quarter in which R&D Activities are performed, Palomar shall provide to the R&D Committee a written progress report, which report shall describe the R&D Activities Palomar has performed, or cause to be performed, during such Calendar Quarter, evaluate the work performed in relation to the goals of the R&D Plan, and provide such other information as may be required by the R&D Plan or, subject to Section 1.3(a)(i), reasonably requested by the R&D Committee with respect to the R&D Activities.

                (c)   Supply of Resources and Facilities for Use in R&D Program. Subject to Section 1.3(b)(iii), Palomar shall supply at no additional cost to Gillette, any and all funding, materials, equipment, facilities and other resources reasonably required to carry out Palomar’s obligations under the R&D Plan.

                (d)   R&D and Clinical Supply of Prototypes During the R&D Period. Subject to Section 1.3(a)(i), as provided in the R&D Plan, Palomar shall supply Prototypes (i) for use by Gillette in conducting an evaluation of the First Female Product, Palomar Technology or the R&D Activities, and (ii) for use by the parties in carrying out the R&D Activities, including Clinical Trials, in each case in the number and within the time period provided in the R&D Plan. Such Prototypes when provided by Palomar to Gillette shall be treated as Palomar Confidential Information hereunder, and during the Restricted Access Period, Gillette may use the Prototypes only in accordance with the protocols developed by Gillette, provided that, (i) prior to using the Prototypes, Gillette shall provide to Palomar advance written notice of such protocols and any material changes thereto made by Gillette subsequent to providing such notice, (ii) Palomar shall have forty-eight (48) hours to provide to Gillette comments thereon and (iii) upon Gillette’s receipt of any such comments prior to the expiration of such period Gillette shall consult with Palomar in good faith regarding such comments prior to using the Prototypes. Gillette shall promptly disclose to Palomar all Information and Inventions arising from the use of the Prototypes in accordance with Section 8.1(c)(i). ALL PROTOTYPES ARE PROVIDED “AS IS”, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND. In the event that Gillette reasonably requests Palomar to supply more than the number of Prototypes that Palomar is required to deliver to Gillette pursuant to the R&D Plan, Palomar shall supply such additional Prototypes and Gillette shall pay for them in accordance with Section 1.8 as Additional Activities hereunder.

                (e)   Regulatory Approval. Palomar shall have the right, in consultation with Gillette, to develop the appropriate strategy for obtaining and maintaining the Regulatory Approval in the United States for the First Female Product, provided that all IDEs, Regulatory Documentation and other filings, applications or requests pursuant to or in connection with the Regulatory Approval in the United States for the First Female Product shall be made in the name of Palomar (all U.S. Regulatory Documentation developed by Palomar for the First Female Product, the “Palomar U.S. Regulatory Documentation”). Palomar shall use Commercially Reasonable Efforts consistent with the R&D Plan to obtain Regulatory Approval for the First Female Product in the United States within the applicable FDA Approval Period. Palomar shall conduct all communications with the U.S. Regulatory Authorities with regard to the First Female Product; provided, however, that subject to all Applicable Law, Palomar shall (i) notify Gillette as soon as reasonably practicable in advance of all meetings and significant communications with the U.S. Regulatory Authorities relating to the First Female Product, (ii) permit representatives of Gillette to attend such meetings, unless Gillette representatives’ presence would materially impede the Regulatory Approval process in the United States, and (iii) forward to Gillette copies of written correspondence to and from the U.S. Regulatory Authorities related to the First Female Product, promptly upon submission thereto or receipt therefrom, as applicable. Notwithstanding anything contained in this Section 1.2(e) to the contrary, and without limitation of any other right or remedy that may be available to Gillette, in the event that Palomar refuses or otherwise fails during any one hundred and eighty (180) day period during the R&D Period to use Commercially Reasonable Efforts consistent with the R&D Plan to obtain Regulatory Approval for the First Female Product in the United States, upon thirty (30) days’ prior written notice to Palomar and Palomar’s failure to cure such refusal or failure within forty-five (45) days of Palomar’s receipt of such notice, Gillette shall have the right to seek Regulatory Approval for the First Female Product in the United States in the name of Gillette, and shall have the right to reference and otherwise use any Palomar U.S. Regulatory Documentation in connection therewith, consistent with the terms of the license granted by Palomar to Gillette in Section 4.1(a)(ii).

        1.3 Gillette Rights and Obligations During R&D Period.

                (a)   Gillette’s Access Rights.

                                (i)   Gillette’s Right of Evaluation During Restricted Access Period. During the Restricted Access Period, Gillette shall have access to clinical and safety data relating to the First Female Product, but no Palomar Technology or other Information and Inventions owned or Controlled by Palomar. During such period, Palomar shall supply to Gillette pursuant to Section 1.2(d) and in accordance with the R&D Plan such Prototypes as Gillette may reasonably request for the purpose of evaluating the safety, efficacy and functionality of such Prototypes; provided, however, that Gillette shall not reverse engineer, disassemble, decompile or otherwise modify, test or analyze the Prototypes, any part thereof or software contained therein during such period.

                                (ii)   Gillette’s Right of Access After Restricted Access Period. In the event that Gillette does not terminate this Agreement pursuant to Section 10.4(a), from and after the expiration of the Restricted Access Period, Gillette shall have the right from time to time during the R&D Period upon written request to Palomar to evaluate all Regulatory

Documentation and all Information and Inventions relating to or comprising any Female Product(s) or the Palomar Technology, but in each case only to the extent Controlled by Palomar. Within five (5) business days of receipt of such request, Palomar shall (1) provide to Gillette copies of any and all Regulatory Documentation, Patents and inventions disclosure documents, and copies of any other documentation reasonably requested by Gillette (in the form in which such other documentation is maintained by Palomar), (2) grant access to Gillette during reasonable business hours at Palomar’s research facility for Gillette to review all such documentation and such Information and Inventions, and (3) respond to reasonable inquiries made by Gillette relating to such documentation and Information and Inventions, in each of clauses (1) and (2), that has not yet been disclosed to Gillette.

                (b)   Gillette Obligations.

                                (i)   In General. Gillette shall (A) perform, or cause to be performed, its R&D Activities as required pursuant to the R&D Plan in good scientific manner, and in compliance in all material respects with all Applicable Law and good clinical, laboratory and Manufacturing practices, and (B) allocate sufficient time, effort, equipment and skilled personnel to complete its R&D Activities. Without limiting the foregoing, Gillette’s obligations under the R&D Plan shall include consulting with Palomar during the R&D Period and informing Palomar in a timely manner of Gillette’s development and commercialization-related decisions with respect to Female Product(s).

                                (ii)   Regulatory Approval. Gillette shall have the right to obtain and maintain Regulatory Approval(s) for (A) the First Female Product in all countries other than the United States, and (B) all Female Products other than the First Female Product in all countries worldwide, and all IDEs, Regulatory Documentation, and other filings, applications or requests pursuant to or in connection with the such Regulatory Approvals shall be made in the name of Gillette (or its designee). During the Exclusivity Period, at Gillette’s written request, Palomar shall consult with Gillette on the process of filing for and obtaining Regulatory Approvals for such Female Products in such countries. Gillette shall pay Palomar in accordance with Section 1.8 for all Costs incurred by Palomar in connection with Palomar’s performance of its obligations pursuant to this Section 1.3(b)(ii) as Additional Activities hereunder.

                                (iii)   R&D Funding for the Initial R&D Plan. Prior to the first day of the applicable Calendar Quarter, Gillette shall pay to Palomar the amounts set forth in Section 6.1(b). Gillette’s total obligations to make payments to Palomar in connection with Palomar’s performance of its obligations under the Initial R&D Plan shall be as set forth in Section 6.1(b). In the event that Palomar’s costs and expenses relating to the Initial R&D Plan (including obtaining Regulatory Approval for the First Female Product in the United States) exceed the amount to be paid by Gillette to Palomar with respect to such activities, then Palomar shall bear such excess costs and expenses unless otherwise agreed in writing by the parties or except as otherwise provided pursuant to Section 1.6(b).

                                (iv)   Reporting. Within thirty (30) days after the end of each Calendar Quarter in which R&D Activities are performed, Gillette shall provide to the R&D Committee a written progress report, which report shall describe the R&D Activities Gillette has performed, or caused to be performed, during such Calendar Quarter, evaluate the work performed in relation to the goals of the R&D Plan, and provide such other information as may be required by the R&D Plan or reasonably requested by the R&D Committee with respect to the R&D Activities.

                                (v)   Gillette Costs. Gillette shall be solely responsible for all costs and expenses (including all its Costs) that it incurs in connection with the R&D Activities.

        1.4 R&D Committee.

                (a)   Formation and Authority of R&D Committee. Palomar and Gillette shall establish a research oversight and management committee (the “R&D Committee”), which shall oversee the R&D Activities performed by the parties and approve any changes in the R&D Plan.

                (b)   Composition of R&D Committee. The R&D Committee shall be comprised of two (2) representatives of each of Gillette and Palomar. Each party shall designate one (1) of its representatives to be such party’s “R&D Committee Leader.” Each party shall notify the other of its initial representatives and R&D Committee Leader within ten (10) business days after the execution of this Agreement. From time to time, each party may substitute its representatives or R&D Committee Leader on three (3) days’ prior written notice to the other party.

                (c)   Procedural Rules of R&D Committee. The R&D Committee shall meet at least once each Calendar Quarter, or as otherwise agreed to by the parties, with the location of such meetings alternating between Palomar and Gillette facilities. In the event that either party hosts a R&D Committee meeting at a site outside of Eastern Massachusetts, the hosting party shall reimburse the other party for all reasonable out-of-pocket travel expenses incurred by the other party in having its members of the R&D Committee attend such meeting. The R&D Committee Leaders shall send notices and agendas for all regular R&D Committee meetings to all R&D Committee members. Each party shall use commercially reasonable efforts to cause its representatives to attend the meetings of the R&D Committee. A representative of Gillette shall be designated at all times to act as the chair of the R&D Committee (the “R&D Committee Chair”). The R&D Committee shall adopt such standing rules as shall be necessary for its work. A quorum of the R&D Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each party. Members of the R&D Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. In addition, each party may, at its discretion, invite non-voting employees, and with the consent of the other party, consultants or vendors, to attend the meetings of the R&D Committee. Subject to Section 1.4(d), the R&D Committee shall take all action by (i) consensus of the R&D Committee Leader of both Gillette and Palomar, or if the R&D Committee Leader for either party is not present at the meeting, the other representative of such party present at a meeting at which a quorum exists, or (ii) by written resolution approved by all of the members of the R&D Committee.

                (d)   Resolution of Disputes Arising Among the R&D Committee. Issues coming before the R&D Committee that require action, approval or resolution and for which the

R&D Committee is unable to reach consensus as provided in Section 1.4(c) on a mutually acceptable action, approval or resolution, shall be resolved by the R&D Committee Chair, provided, however, that at the written request of the Palomar R&D Committee Leader, prior to final resolution of any dispute by the R&D Committee Chair, a meeting shall be held between the Chief Executive Officer of Palomar and the Vice President of Research and Development of The Gillette Company, who shall attempt in good faith to negotiate a resolution (subject to Board of Directors or equivalent approval, where applicable). In the event of any such escalation of a dispute, Gillette shall retain the final right of decision, except that in case of any disputed matter, the resolution of which by Gillette would result in (i) a significant delay in the timetable for the development or Regulatory Approval of the First Female Product, or (ii) an increase in the costs relating to the development or Regulatory Approval of the First Female Product, such change shall require the mutual written consent of both parties unless, with respect to clause (ii) only (and not clause (i)), Gillette agrees to bear one hundred percent (100%) of such additional costs. This Section 1.4(d) shall not apply to the procedure established by the parties pursuant to Section 8.2(a).

                (e)   Minutes of R&D Committee Meetings. The party hosting any meeting shall appoint one person (who need not be a member of the R&D Committee) to attend the meeting and record the minutes of the meeting. Such minutes shall be circulated to the parties promptly following the meeting for review, comment and distribution. Such minutes shall be deemed approved by both of the parties unless a party objects to the accuracy of such minutes by providing written notice to the other party within ten (10) days of receipt of such minutes. Any modifications to the R&D Plan approved at a R&D Committee meeting shall be considered approved and shall constitute an amendment thereto upon R&D Committee ratification of the meeting minutes related thereto.

                (f)   Limitations on Authority of R&D Committee. Each party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the R&D Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the parties expressly so agree in writing. Except in the case of amendments to the R&D Plan made pursuant to Section 1.4(e), the R&D Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 14.7.

        1.5 R&D Records. Palomar and Gillette each shall maintain, or cause to be maintained, records of its respective R&D Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective R&D Activities, and which shall be retained by such party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law or for the pendency of any application for Patent. Each party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records; provided, however, that Palomar shall not have any obligation to make such records available to Gillette during the Restricted Access Period, to the extent that such records (a) contain information other than information as to which Gillette has a right of evaluation during such period pursuant to Section 1.3(a)(i), or (b) concern Joint Inventions and related Joint Technology with respect to which Palomar has no disclosure obligation pursuant to Section 8.1(c)(i).

        1.6 Gillette’s First Decision Point.

                (a)   The First Decision Point. On or before the First Decision Point, Gillette shall determine in its sole discretion whether it desires to continue participating in the development and commercialization of the Female Product(s). In the event that Gillette determines on or before the First Decision Point not to continue participating in such development and commercialization, Gillette shall terminate this Agreement pursuant to Section 10.4(d). In the event that Gillette fails to terminate this Agreement pursuant to Section 10.4(d), Gillette shall be deemed to have elected to continue participating in such development and commercialization and Gillette shall make the First Development Completion Payment to Palomar pursuant to Section 6.1(d)(i) on or before the First Development Completion Payment Date.

                (b)   Assumption that Pre-Market Approval Not Required. The Initial R&D Plan has been prepared and the initial R&D Payments have been determined on the assumption that the First Female Product will be a 510(k) Product and not a PMA Product. In the event that the First Female Product is determined by the FDA to be a PMA Product, Gillette may elect to terminate this Agreement in accordance with Section 10.4(b), or elect to continue participating in such development and commercialization for such product. In the event that Gillette elects to continue participating in such development and commercialization, the parties shall cooperate in good faith to agree upon a revised R&D Plan and additional R&D Payments required to implement and carry out such revised plan, provided that, subject to Gillette’s right to credit certain amounts pursuant to the proviso in this sentence, Gillette shall be solely responsible for any incremental Costs of Palomar and Gillette, and shall pay Palomar additional R&D Payments in an amount equal to Palomar’s incremental Costs, which result from or relate to classification of such product as a PMA Product; provided, however, that fifty percent (50%) of the total amount of such incremental Costs, not to exceed in the aggregate two million five hundred thousand dollars ($2,500,000), are creditable by Gillette against the First Development Completion Payment only (and no other payments owed by Gillette to Palomar hereunder), if any, owed by Gillette to Palomar. Following the adoption by the parties of such revised R&D Plan, the parties shall cooperate in good faith to implement and carry out the R&D Activities set out in such R&D Plan.

        1.7 Additional Light-Based Hair Management Product(s). After the Restricted Access Period and during the Exclusivity Period, Palomar shall promptly notify Gillette in writing of each Light-Based Hair Management Product other than the First Female Product, which (a) has an application in the Female Field, (b) is reasonably expected to be commercially successful, and (c) is Controlled by Palomar (each an “Additional Light-Based Hair Management Product”). Palomar shall provide to Gillette with respect to each Additional Light-Based Hair Management Product a report (the “Additional Product Report”) providing material data and information Controlled by Palomar, in whole or in part, concerning (i) such product’s safety and efficacy, (ii) its commercial potential, and (iii) the intellectual property rights Controlled by Palomar, in whole or in part, claiming or covering such product, and contractual obligations of Palomar and any known patent-related or other restriction that Palomar reasonably believes would limit or otherwise affect the parties’ rights to fully Exploit such product. In the event that Gillette desires to develop and commercialize such Additional Light-Based Hair Management Product in the Female Field jointly with Palomar, the parties shall negotiate in good faith to agree upon an R&D plan (with respect to each additional product, a “Supplemental R&D Plan”) and R&D payments (with respect to each additional product, “Supplemental R&D Payments”) for such product. Upon the parties entering into a mutually acceptable written agreement adopting the Supplemental R&D Plan and the Supplemental R&D Payments with respect to such Additional Light-Based Hair Management Product, references herein to the “R&D Plan” and “R&D Payments” shall automatically be deemed to include references to the “Supplemental R&D Plan,” and “Supplemental R&D Payments,” respectively. Any such Additional Light-Based Hair Management Product, and the parties’ rights and obligations with respect thereto, shall be subject to the terms and conditions of this Agreement, including ARTICLE VI, except to the extent that any term or condition (A) applies expressly or by clear implication only to the First Female Product developed pursuant to this Agreement, or (B) is supplemented, modified or replaced by the Supplemental R&D Plan or Supplemental R&D Payments, or is otherwise amended by the parties pursuant to Section 14.7. All information contained in the Additional Product Report shall be treated as Palomar Confidential Information hereunder. This Section 1.7 shall terminate in its entirety when the Exclusivity Period ends or is terminated. For the avoidance of doubt, Gillette’s election not to develop or commercialize jointly with Palomar any Additional Light-Based Hair Management Product shall not in any way diminish or otherwise affect the licenses or other rights that are granted by Palomar to Gillette in this Agreement.

        1.8 Palomar Costs.

                (a)   Additional Activities.

                                (i)   Gillette may request that Palomar perform or have performed activities or services during the term of this Agreement, provided Gillette pay Palomar’s reasonable Costs arising therefrom in accordance with this Section 1.8(a), pursuant to various provisions of this Agreement (such activities and services in each case, “Additional Activities”). Additional Activities include, without limitation, any activities or services to be performed by Palomar that are subsequently added to the Initial R&D Plan. This Section 1.8 specifies the procedure whereby Gillette shall pay Palomar’s Costs for the performance of Additional Activities:

                                        (1)   With respect to all incremental out-of-pocket costs and expenses to be incurred by Palomar in the performance of Additional Activities, including all costs for materials, Palomar shall have the right to invoice Gillette for fifty percent (50%) of such out-of-pocket costs and expenses upon Palomar issuing a purchase order to a Third Party giving rise to them, and Gillette shall pay Palomar such amounts within forty-five (45) days of receiving such invoice from Palomar with no right of set-off. For all Palomar’s incremental Costs incurred in performing Additional Activities, other than those out-of-pocket costs and expenses already paid by Gillette in accordance with the immediately preceding sentence, Palomar shall invoice Gillette on a monthly basis for all Costs already incurred by Palomar, and Gillette shall pay Palomar in full within forty-five (45) days of receiving such invoice from

Palomar with no right of set-off or credit. Palomar shall provide to Gillette with any such invoice a detailed summary of any and all Costs incurred by Palomar during the period covered by such invoice, which summary shall be accompanied by documentation of any such Costs. For the avoidance of doubt, incremental out-of-pocket costs and other Costs incurred by Palomar in connection with Additional Activities shall include only those costs which are in addition to amounts that Palomar was to incur prior to Gillette’s request that it perform such Additional Activities, and any amount allocable to R&D Activities that the R&D Committee cancels, reduces or for which Additional Activities are substituted, shall be applied to offset or credit costs incurred by Palomar in connection with Additional Activities.

                                        (2)   At Gillette’s request and prior to the performance of any Additional Activities, Palomar shall provide Gillette with a reasonably detailed good faith estimate of Palomar’s Costs for the performance of Additional Activities after receiving from Gillette a reasonably detailed description of such Additional Activities (the “Estimate”). At Gillette’s request, the parties shall meet and discuss the Estimate. In the event that Palomar reasonably anticipates that Palomar’s Costs for the performance of Additional Activities will be greater than the applicable Estimate (an “Overrun”), then Palomar shall, prior to performing the portion of Additional Activities which will result in the Overrun, notify Gillette and provide Gillette with a reasonably detailed accounting of the difference between Palomar’s revised estimate of its Costs and the original applicable Estimate. At Gillette’s option, (A) some or all of the remaining Additional Activities shall be postponed or canceled, or (B) Palomar shall continue to perform such Additional Activities and the parties shall negotiate in good faith to provide for an increase in the Estimate to cover any such difference, which increase shall be due and payable as provided in Section 1.8(a)(i)(1); provided, however, that in the event that Gillette elects to have Palomar proceed with such Additional Activities, Gillette shall not be required to pay to Palomar any Costs that exceed the Estimate for the relevant activities by more than twenty percent (20%) without Gillette’s prior written consent (the “Authorized Overruns”).

                (b)   Books. Palomar shall maintain materially complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any Costs to be paid by Gillette pursuant to this Section 1.8 in conformity with GAAP. Such books, records and accounts shall be Palomar Confidential Information. Palomar shall retain such books, records and accounts until the later of (1) three (3) years after the end of the period to which such books, records and accounts pertain, or (2) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Gillette shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such books, records and accounts for purposes of conducting an audit of them.

ARTICLE II
Commercialization

        2.1 Gillette’s Commercialization Rights and Obligations.

                (a)   Gillette’s Commercialization Rights and Obligations. From and after the expiration of the R&D Period for the First Female Product, until such time as Gillette elects to opt-out of the commercialization of such product pursuant to Section 2.3, Gillette shall have the following rights and responsibilities:

                                (i)   Commercialization of Female Products. Subject to Palomar’s obligations as set forth in Section 2.2, during the Exclusivity Period, Gillette shall have the sole right to commercialize, Manufacture or have Manufactured, distribute and sell the Female Product(s). The parties acknowledge and agree that all commercialization decisions, including decisions relating to which, if any, of the Palomar Technology, Joint Technology or Gillette Technology shall be incorporated in, or used to Manufacture, Female Products, and Gillette’s Exploitation and pricing of the Female Products, shall be within the sole discretion of Gillette. Subject to Section 3.1, Gillette reserves the right to determine the Product Specifications for Female Product(s) that Gillette commercializes. Palomar acknowledges that Gillette is in the business of researching, developing, Manufacturing, marketing and selling consumer products and nothing in this Agreement shall be construed as imposing on Gillette the duty to Exploit or otherwise commercialize any Female Product for which payments are due hereunder to the exclusion of, or in preference to, any other Gillette product.

                                (ii)   Manufacturing. Subject to Section 3.1, Gillette shall have the right to Manufacture (or to have Manufactured by a Third Party) a supply of each Female Product for use in CUTs and all commercial supply of each Female Product for sale to consumers for use in the Consumer Field. In accordance with the terms of Section 1.3(b)(ii), Palomar shall cooperate with Gillette in good faith and assist Gillette in obtaining any and all Regulatory Approvals required for Gillette or such Third Party to Manufacture each Female Product.

                                (iii)   Trademarks.

                                        (1)   Gillette shall have the sole right to determine the Trademarks to be used with respect to the development and commercialization of the Female Products on a worldwide basis, and shall own all right, title and interest in and to such Trademarks.

                                        (2)   In the event that Palomar requests that Gillette display on the Female Product(s) (including labels, packaging or inserts therefore) a Trademark or marketing logo provided by Palomar (the “Palomar Marks”), Gillette shall consider such request but shall have no obligation to use Palomar Marks. In the event that Gillette elects, in its sole discretion, to display one of more Palomar Marks on the Female Product, (A) the parties shall consult on the manner and location of such display, provided that such display shall not be more prominent than the trademark and marketing logo of Gillette but in any event shall have a commercially reasonable size and location, (B) Gillette shall permit Palomar to review all material regulatory filings which relate to all proposed labels, packaging, package inserts, and promotional materials required under this Agreement to include the Palomar Marks, if permitted by Applicable Law, prior to the filing of any such materials with any Regulatory Authority, and (C) subject to the terms and conditions of this Agreement, the parties shall enter into a commercially reasonable agreement granting to Gillette a non-exclusive license to use such Palomar Marks solely in connection with the Exploitation of Female Products.

                                        (3)   During and after the term of this Agreement, and except with respect to any Palomar Marks licensed to Gillette as provided in Section 2.1(a)(iii)(2), Palomar shall not use any Trademark used by Gillette at any time to identify or distinguish any

Female Product, or any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any Trademark used by Gillette at any time to identify or distinguish any Female Product.

                                (iv)   Costs and Expenses of Commercialization Activities. Except as otherwise expressly provided herein, Gillette shall be solely responsible for all costs and expenses in connection with commercialization activities. For the avoidance of doubt, Gillette shall not have any obligation to reimburse Palomar for any costs or expenses incurred by Palomar prior to the Effective Date in connection with Palomar Technology, Palomar Male Technology or Female Product Technology, unless otherwise expressly provided herein.

                (b)   Gillette’s Diligence Obligations. Palomar’s sole remedies for any failure by Gillette to commercialize Female Product(s) are as follows.

                                (i)   In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within forty-eight (48) months following the Launch Decision, Palomar shall have the right within thirty (30) days after the end of such 48-month period to terminate this Agreement pursuant to Section 10.5; provided, however, that Palomar shall not have the right to terminate this Agreement pursuant to Section 10.5 in the event that, prior to the end of such 48-month period, Gillette pays to Palomar ten million dollars (US $10,000,000) on account of such failure to Launch.

                                (ii)   In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within sixty (60) months following the Launch Decision, Palomar shall have the right within thirty (30) days after the end of such 60-month period to terminate this Agreement pursuant to Section 10.5; provided, however, that Palomar shall not have the right to terminate this Agreement pursuant to Section 10.5 in the event that, prior to the end of such 60-month period, Gillette pays to Palomar ten million dollars (US $10,000,000) on account of such failure to Launch (the payment obligations of Gillette pursuant to the provisos contained in Section 2.1(b)(i) and this Section 2.1(b)(ii), collectively the “Failure to Launch Payments”).

                                (iii)   In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within seventy-two (72) months following the Launch Decision, Palomar shall have the right to terminate this Agreement pursuant to Section 10.5.

For the avoidance of doubt, (A) the rights and remedies of Palomar specified in Sections 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii) are cumulative of one another, (B) the Failure to Launch Payments are in addition to and not in lieu of the Annual Exclusivity Collaboration Payments set forth in Section 6.1(g), (iii) no portion of any Failure to Launch Payments shall offset, reduce or be credited against any other payment obligations of either party hereunder, including any payment obligations under ARTICLE VI or ARTICLE VIII. Except with respect to any obligations of Gillette pursuant to Section 1.3(b), Gillette shall be deemed to satisfy its diligence obligations hereunder, whether contractually or at common law, with respect to the Exploitation of Female Product(s) and Non-Light Based Products through the payment by

Gillette to Palomar of the Annual Exclusivity Collaboration Payments and the Launch Payments on the terms and conditions provided for herein.

        2.2 Palomar’s Post-R&D Period.

                (a)   During the Commercial Assessment Period. Palomar acknowledges and agrees that the First Development Completion Payment, if any, made by Gillette to Palomar at the First Development Completion Payment Date pursuant to Section 6.1(d)(i) is intended, among other things as set forth in Section 6.1(d)(iii), to compensate Palomar for Palomar’s performance, upon request by Gillette, of reasonable services during the Commercial Assessment Period. From and after completion of the R&D Program with respect to the first Female Product, until the completion of the Commercial Assessment Period, Palomar shall, at no additional cost or expense to Gillette, perform activities related to the commercialization of Female Products as Gillette may reasonably request (the “Commercial Assessment Period Additional Activities”); provided, however, that the performance by Palomar of such activities shall not exceed three (3) FTEs during the Commercial Assessment Period; provided further, that Gillette shall reimburse Palomar for any out-of-pocket costs and expenses reasonably incurred by Palomar to perform such activities (including any travel expenses). Palomar shall have the right, with Gillette’s prior written consent, not to be unreasonably withheld, to subcontract Commercial Assessment Period Additional Activities, provided that (1) with respect to those Commercial Assessment Period Additional Activities that are of the type that Palomar subcontracted in connection with the R&D Plan, (a) those Commercial Assessment Period Additional Activities performed by the subcontractor(s) shall not be counted against the FTEs provided for in the previous sentence, and (b) the costs of such subcontracting shall be treated as out-of-pocket costs and expenses of Palomar subject to reimbursement provided for in the previous sentence, and (2) with respect to those Commercial Assessment Period Additional Activities that are of the type that Palomar performed (without subcontracting) under the R&D Plan, (x) those Commercial Assessment Period Additional Activities performed by the subcontractor(s) shall be counted against the FTEs provided for in the previous sentence, and (y) the costs of such subcontracting shall not be treated as out-of-pocket costs and expenses of Palomar subject to reimbursement provided for in the previous sentence (except to the extent that costs and expenses reasonably incurred by the subcontractor would qualify as out-of-pocket costs and expenses of Palomar if such costs and expenses were incurred by Palomar in the first instance). Any activities performed in excess of those FTEs shall be paid for by Gillette in accordance with Section 1.8 as Additional Activities hereunder.

                (b)   Following the Commercial Assessment Period. From and after completion of the Commercial Assessment Period with respect to the First Female Product until the end of the Exclusivity Period, Palomar shall cooperate with any and all reasonable requests for consultation or assistance from Gillette with respect to the development and commercialization of the Female Product Technology, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with Gillette on issues arising during such development and commercialization. In addition, during the Exclusivity Period, in the event that Gillette reasonably concludes following the completion of the Commercial Assessment Period with respect to the First Female Product that design modifications are necessary or appropriate to maximize such product’s commercial potential, Palomar shall, at

Gillette’s election, cooperate with Gillette in good faith to adopt a work plan for the additional development work, and perform additional activities to implement such modifications as the parties may mutually agree. For all activities and services performed by Palomar under this Section 2.2(b), Gillette shall pay Palomar in accordance with Section 1.8 as Additional Activities hereunder.

        2.3 Second Decision Point. In the event that, pursuant to Section 1.6(a), Gillette fails to terminate this Agreement in accordance with Section 10.4(d) on or before the First Decision Point, Gillette shall have the right to opt-out of the commercialization process for the First Female Product on or before the Second Decision Point. In the event that Gillette determines on or before the Second Decision Point to opt-out of the commercialization process, Gillette shall terminate this Agreement pursuant to Section 10.4(d). In the event that Gillette fails to terminate this Agreement pursuant to Section 10.4(d) on or before Second Decision Point, Gillette shall be deemed to have elected to continue commercializing Female Product(s) (such election, the “Launch Decision”), and Gillette shall make the Second Development Completion Payment to Palomar in the amount set forth in Section 6.1(d)(i) on or before the Second Development Completion Payment Date.

ARTICLE III
CUT Supply

        3.1 CUT Supply.

                (a)   In General. The parties shall confer in good faith to determine which party, if either, shall supply the Female Product for use by Gillette in CUTs (the “CUT Female Product”), provided that Gillette shall have the right to make a final determination with respect thereto. In the event that Gillette desires an Estimate of the Manufacturing Costs that would be incurred by Palomar in connection with the Manufacture of CUT Female Products, Gillette shall provide to Palomar the Product Specifications on or before the later of (i) eight hundred and forty-two (842) days after the Effective Date, in the event that as of such date the R&D Period has not been extended past the nine hundredth twelfth (912th) day after the Effective Date, or (ii) sixty (60) days prior to the end of the projected end of the R&D Period, in the event that as of such date the R&D Period has been extended past the nine hundredth twelfth (912th) day after the Effective Date. Palomar shall provide to Gillette, not later than thirty (30) days after the receipt of such Product Specifications, a good faith Estimate as to all Costs that would be incurred by Palomar in connection with the Manufacture of CUT Female Products. In the event that Gillette elects to have Palomar supply the CUT Female Product for use by Gillette in CUTs, Gillette shall so notify Palomar in writing not later than ten (10) days after the last day of the R&D Period (such notice, the “Ten-Day Notice”). In the event that Gillette does not so notify Palomar on or before the last day of such ten-day period that Palomar will supply the CUT Female Product for use by Gillette in CUTs, then Gillette shall be deemed to have determined that Gillette shall supply the CUT Female Product.

                (b)   Product Specifications. With the Ten-Day Notice, Gillette shall provide to Palomar complete Product Specifications for the CUT Female Product (the “CUT Product Specifications”), which CUT Product Specifications (i) shall contain commercially reasonable tolerances, where appropriate, (ii) shall comply with the applicable U.S. Regulatory

Approval, (iii) in the case of Female Products other than the First Female Product, shall specify a Female Product that is the same as or substantially similar to the First Female Product, and (iv) may be modified or changed by Gillette only in accordance with Section 3.4.

                (c)   Supply of CUT Female Products. Palomar shall use commercially reasonable efforts to supply to Gillette within one hundred and twenty (120) days (the last day of such period, the “Delivery Date”) of receiving the Ten-Day Notice and the CUT Product Specifications, and Gillette shall purchase from Palomar, three hundred (300) units of the CUT Female Product, which CUT Female Product shall conform to the CUT Product Specifications; provided, however, that in the event that Palomar Manufactures Prototypes in connection with the R&D Activities, that conform to and comply with the requirements set forth in this ARTICLE III with respect to CUT Female Products, such Prototypes shall be delivered by Palomar to Gillette as “CUT Female Products” and there shall be a corresponding reduction in the number of units of the CUT Female Product that Gillette shall purchase pursuant to this Section 3.1 (such number of units of the CUT Female Product that Gillette shall purchase pursuant to this Section 3.1, the “Total CUT Supply”). The parties may mutually agree to have Palomar supply additional units of the CUT Female Product, or other Female Product(s) for use by Gillette in CUTs that do not conform with the CUT Product Specifications, provided that any such agreement or supply by Palomar shall not act to delay in any way the Commercial Assessment Period Termination Date.

                (d)   Effects of Delays in Supply of CUT Female Product. In the event that Palomar determines that, for whatever reason, it will not deliver to Gillette the Total CUT Supply by the Delivery Date, Palomar shall promptly notify Gillette thereof in writing and inform Gillette of the new delivery date (which date shall be the earliest possible date on which Palomar can deliver the units). Upon receipt of such notice, and to the extent Gillette determines that the delay in delivery is likely to impact adversely the CUT schedule, Gillette shall act promptly to adjust the CUT schedule in light of such delay.

                                (i)   A delay in the supply by Palomar to Gillette of the Total CUT Supply, which delay is attributable to Gillette, shall reduce the 240-day period provided for in clause (b) of the definition of Commercial Assessment Period by an amount of time equal to the period of delay attributable to Gillette. For example, and without limitation, delays attributable to Gillette shall include the following: (i) if Gillette fails to provide the CUT Product Specifications with the Ten-Day Notice as specified in Section 3.1(a), or otherwise provides CUT Product Specifications that do not comply with the requirements of Section 3.1, then the 240-day period shall be reduced on a day-by-day basis for each day that the CUT Product Specifications are late or are not in compliance, or (ii) if Gillette fails to pay Palomar the Advanced CUT Female Product Costs in a timely manner as specified in Section 3.2, then the 240-day period shall be reduced on a day-by-day basis for each day that the full amount of such payment is late.

                                (ii)   A delay in the supply by Palomar to Gillette of the Total CUT Supply, which delay is attributable to Palomar, shall increase the 240-day period provided in clause (b) of the definition of Commercial Assessment Period by up to sixty (60) days (or such larger number of days as the parties mutually agree) in the event that Gillette reasonably determines that such delay(s) will result in a delay in the CUT schedule.

        3.2 Price. The parties hereby agree that the price (the “Manufacturing Fee”) of each unit of CUT Female Product supplied by Palomar pursuant to this ARTICLE III shall be equal to Palomar’s Costs to Manufacture such unit of CUT Female Product calculated in accordance with Section 1.8 and Schedule A-2 (the “Manufacturing Cost”). With respect to all out-of-pocket costs and expenses to be incurred by Palomar in supplying units of CUT Female Product under this ARTICLE III, including all costs and expenses for components to be incorporated into those units (collectively, the “Advanced CUT Female Product Costs”), Palomar shall have the right to invoice Gillette for fifty-percent (50%) of the Advanced CUT Female Product Costs upon Palomar issuing a purchase order to a Third Party giving rise to them, and Gillette shall pay Palomar such amounts within forty-five (45) days of receiving such invoice from Palomar. With respect to all Manufacturing Costs other than Advanced CUT Female Product Costs, upon shipping units of CUT Female Product to Gillette, Palomar shall invoice Gillette for such units of CUT Female Product, and Gillette shall make a payment to Palomar within forty-five (45) days after receipt by Gillette of such invoice. Gillette shall have the right, during normal business hours and upon reasonable notice, to review and audit Palomar’s books and records to confirm the Manufacturing Costs.

        3.3 Female Product(s) Requirements. Upon Gillette’s request, Palomar shall promptly provide to Gillette in writing, with respect to the CUT Female Product supplied to Gillette by Palomar under this ARTICLE III, such warranties as Gillette may reasonably request to confirm that, during the Commercial Assessment Period, the CUT Female Products conform to the CUT Products Specifications and are in compliance with the applicable U.S. Regulatory Approval (which warranties shall not apply to any intellectual property rights). In the event of any breach of such warranties, Gillette’s sole and exclusive remedy shall be, at Palomar’s sole discretion, for Palomar to replace the defective CUT Female Product unit or repair such unit. The foregoing notwithstanding, Palomar shall not be responsible for damage to any CUT Female Product resulting from misuse, negligence or accident or resulting from repairs, alterations or installation made or authorized by any Person other than Palomar. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.3, THE CUT FEMALE PRODUCT IS PROVIDED “AS IS”, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND.

        3.4 Amendment of CUT Product Specifications and Manufacturing Process. Gillette reserves the right to amend, modify or supplement the CUT Product Specifications for the CUT Female Product for the purpose of complying with Good Manufacturing Practices or the applicable Regulatory Approvals or for any other reasonable business purpose, provided that any such amendment, modification or supplement shall not act to delay in any way the Commercial Assessment Period Termination Date, and further provided that any such amendment, modification or supplement shall not increase the cost to manufacture the CUT Female Product unless the Manufacturing Fee is correspondingly increased. Palomar may not amend, modify or supplement the CUT Product Specifications for the CUT Female Product in any respect without the prior written consent of Gillette.

        3.5 Records; Notification of Inspections; Communications. Palomar shall maintain all records necessary to comply with all Applicable Law relating to the Manufacture of the CUT Female Product. Gillette shall have the right, during normal business hours and upon reasonable prior notice to Palomar, to inspect any Palomar (or subcontractor) facility at which a CUT Female Product is Manufactured, the equipment and materials used in Manufacturing such product, and the records relating to the Manufacture of such product. Palomar shall promptly notify Gillette in writing of any proposed or unannounced visit or inspection by any Regulatory Authority of any Palomar (or subcontractor) facility at which a CUT Female Product is Manufactured. Subject to all Applicable Law, Gillette shall have a right to be present to participate in any such announced visit or inspection, unless the Gillette representative’s presence would impede the visit or inspection, and to receive copies of all written communications with any Regulatory Authority with respect thereto.

        3.6 Controlling Terms and Conditions. The parties agree that the terms and conditions of this Agreement, including this ARTICLE III, shall control the supply of CUT Female Product hereunder, and that the terms and conditions of any purchase order or form of acceptance exchanged by the parties with respect to the supply of CUT Female Product by Palomar to Gillette, shall not apply thereto.

ARTICLE IV
License Grants

        4.1 Grants to Gillette.

                (a)   License Grants in the Female Field. In partial consideration of the royalties payable to Palomar by Gillette hereunder, and subject in the case of Sections 4.1(a)(i) and 4.1(a)(ii) to ARTICLE X, and in all cases to all other terms and conditions of this Agreement, Palomar hereby grants to Gillette:

                                (i)   a worldwide, exclusive (including with regard to Palomar), royalty-bearing license (with the right to sublicense only as permitted in Section 4.1(b)), under Palomar’s rights, titles, and interests in and to the Palomar Technology and the Joint Technology to Exploit Female Products;

                                (ii)   a worldwide, exclusive (including with regard to Palomar), royalty-bearing license and right of reference (with the right to sublicense only as permitted in Section 4.1(b)), under Palomar’s rights, titles and interests in and to the Palomar U.S. Regulatory Documentation, to Exploit Female Products;

                                (iii)   a worldwide, perpetual, irrevocable, exclusive (including with regard to Palomar) license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Palomar’s rights, titles, and interests in and to the Joint Technology (including the MGH Joint Patents), to Exploit Non-Light-Based Products; and

                                (iv)   a worldwide, perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Palomar’s rights, titles, and interests in and to any MGH Joint Technology with respect to which Gillette does not receive an ownership interest pursuant to Section 8.1(c)(ii)(2), to Exploit processes, products and systems outside the Field (except (1) to the extent that Palomar has granted to Gillette in Section 4.1(a)(iii) exclusive rights to Exploit such processes, products and systems (in which case Gillette’s rights shall be as provided in such Section) or (2) for Exploitation of Light-Based Products).

The exclusive nature of the license grants contained in this Section 4.1(a) shall not prevent Palomar or any of its licensees or sublicensees from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Joint Technology or Palomar U.S. Regulatory Documentation that has as its goal or intent (i) Exploitation of a product or a system outside the Female Field and not Exploitation of a product or system inside the Female Field, notwithstanding the possibility that such activity, exercise or grant may have applications inside the Female Field, or (ii) Exploitation of a product or system (other than a Non-Light Based Product) and not Exploitation of a Non-Light Based Product, notwithstanding the possibility that such activity, exercise or grant may have applications as a Non-Light-Based Product. This paragraph shall remain in full effect as long as any of the license grants contained in this Section 4.1(a) are in effect.

                (b)   Sublicenses. Gillette shall not have the right to grant to any Third Parties any sublicenses under the license grants set forth in Section 4.1(a)(i) and 4.1(a)(ii), except as may be necessary for (i) the Manufacture of Female Products on behalf of Gillette or any of its permitted sublicensees, (ii) Third Party distributors to sell or otherwise distribute Female Products as provided hereunder, (iii) the importation, sale, offering for sale, transport, distribution, promotion and marketing of Female Products in markets other than any Major Market, or (iv) for the limited purpose of subcontracting as provided for by Section 1.1(e). In the event of the termination of the license grants set forth in Section 4.1(a)(i) or 4.1(a)(ii) for any reason, Palomar shall have the right to (A) terminate such sublicense agreement(s) or (B) assume them from Gillette, provided that such assumption by Palomar is consistent with the terms and conditions of such sublicense agreement(s). Gillette shall be responsible to Palomar for the performance of any of Gillette’s permitted sublicensees under any provisions of this Agreement for which Gillette is responsible. Gillette shall not permit any sublicensees to use or disclose any Palomar Technology or Palomar U.S. Regulatory Documentation (in each case, to the extent such technology or documentation constitutes Palomar Confidential Information or Gillette Controlled Information) without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this Agreement. Apart from the foregoing limited rights to sublicense, Gillette shall not have any right or authority to sublicense, assign or otherwise transfer the license grants set forth in Section 4.1(a)(i) or 4.1(a)(ii) without Palomar’s prior written consent in its sole discretion, provided that Gillette may transfer those license grants in connection with the permitted assignment of this Agreement in full pursuant to Section 14.2.

                (c)   No Other Right. Gillette shall have no right, express or implied, to the Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, or Palomar’s right, title, and interest in and to the Joint Technology in or outside the Field except as expressly provided in Section 4.1(a) or as otherwise expressly provided in this Agreement. Gillette shall not at any time use or practice, or grant licenses or other rights under, Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, Palomar Confidential Information or Palomar’s right, title, and interest in and to the Joint Technology, except as expressly permitted by this Agreement. All rights in and to Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, or Palomar’s right, title, and interest in and to the Joint Technology, which are not expressly provided to Gillette in this Agreement, shall be retained by Palomar.

        4.2 Grants to Palomar.

                (a)   Palomar Technology and Joint Technology for Female Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar during the Exclusivity Period a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Palomar Technology and the Joint Technology (i) to conduct the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities, (ii) to research and develop Additional Light-Based Hair Management Products for use in the Female Field for the sole purpose of presenting to Gillette such product opportunities pursuant to Section 1.7, and (iii) to use the Manufacturing Process for the Female Product(s) to make and have made the Female Product(s) for Gillette, in each case only to the extent necessary for Palomar to fulfill its obligations to Gillette under this Agreement. For the avoidance of doubt, nothing in this Section 4.2(a) grants to Palomar the right to offer to sell, sell, have sold, import or export any product or system.

                (b)   Gillette Technology for Female Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar during the Exclusivity Period a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Gillette Technology, (i) to conduct the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities, (ii) to research and develop Additional Light-Based Hair Management Products in the Female Field for the sole purpose of presenting to Gillette such product opportunities pursuant to Section 1.7, and (iii) to use the Manufacturing Process for the Female Product(s) to make and have made the Female Product(s) for Gillette, in each case only to the extent necessary for Palomar to fulfill its obligations to Gillette under this Agreement. For the avoidance of doubt, nothing in this Section 4.2(b) grants to Palomar a license or other rights under the Gillette Technology to offer to sell, sell, have sold, import or export any Female Product, or any other product or system.

                (c)   Gillette Technology for Male Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Gillette Technology, (i) to research and develop one or more Light-Based Hair Management Products for use in the Male Field, and (ii) to use the Manufacturing Process for a Light-Based Hair Management Product in the Male Field to make and have made such product, in each case (A) for the sole purpose of presenting product opportunities to Gillette pursuant to Section 5.1, and (B) only during the period commencing on the first day of the R&D Period and ending on the last day of the Option Exercise Period (unless Gillette agrees in writing to extend such period). For the avoidance of doubt, nothing in this Section 4.2(c) grants to Palomar a license or other rights under the Gillette Technology to offer to sell, sell, have sold, import or export any Light-Based Hair Management Product in the Male Field, or any other product or system.

                (d)   Joint Technology for Light-Based Products. Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s rights, titles, and interests in and to the Joint Technology to Exploit Light-Based Products intended or marketed for use outside the Field. Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploiting Light-Based Products outside the Field. The exclusive nature of the license grant contained in this Section 4.2(d) shall not prevent Gillette or any of its (sub)licensees from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Joint Technology that has as its goal or intent Exploitation of a product or a system, other than a Light-Based Product intended or marketed for use outside the Field, and not as its goal or intent Exploitation of a Light-Based Product intended or marketed for use outside the Field, notwithstanding the possibility that such activity, exercise or grant may have an application as a Light-Based Product outside the Field.

                (e)   Sublicenses.

                                (i)   Palomar shall have the right to grant to one or more Third Parties a sublicense under the license granted by Gillette to Palomar in Section 4.2(a) or 4.2(b) only (i) to the extent consistent with the provisions governing subcontracting as provided for by Section 1.1(e), or (ii) for the limited purpose of Manufacturing the Prototypes or the CUT Female Product for Gillette pursuant to this Agreement.

                                (ii)   Palomar shall have the right to grant to one or more non-commercial Third Parties (e.g., academic institutions, hospitals or governmental entities) a sublicense under the license granted by Gillette to Palomar in Section 4.1(c). Palomar shall use commercially reasonable efforts to include in each agreement in which Palomar grants to a Third Party such a (sub)license, terms and conditions that protect and preserve the intellectual property interests of Palomar and Gillette with respect to the technology (sub)licensed by Palomar thereunder.

                                (iii)   In the event of the termination of the license grants set forth in Section 4.2(a), 4.2(b) or 4.2(c) for any reason, each such sublicense shall be deemed to terminate. Palomar shall be responsible to Gillette for the performance of any of Palomar’s permitted sublicensees under any provisions of this Agreement for which Palomar is responsible. Palomar shall not permit any sublicensees to use or disclose any Gillette Technology (to the extent such technology constitutes Gillette Confidential Information or Palomar Controlled Information) without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this Agreement. Apart from the foregoing limited rights to sublicense, Palomar shall not have any right or authority to sublicense, assign or otherwise transfer the license grants set forth in Section 4.2(a), 4.2(b) or 4.2(c) without Gillette’s prior written consent in its sole discretion, provided that Palomar may transfer those license grants in connection with the permitted assignment of this Agreement in full pursuant to Section 14.2.

                (f)   No Other Right. Palomar shall have no right, express or implied, to the Gillette Technology (including the Gillette Licensed Patents) or Gillette’s right, title, and interest in and to the Joint Technology in or outside the Field except as expressly provided in Section 4.2(a), 4.2(b), 4.2(c) or 4.2(d) or as otherwise expressly provided in this Agreement. Palomar shall not at any time use or practice, or grant licenses or other rights under the Gillette Technology, Gillette Confidential Information, or Gillette’s right, title and interest in and to the

Joint Technology, except as expressly permitted by this Agreement. All rights in and to Gillette Technology or Gillette’s right, title, and interest in and to the Joint Technology, which are not expressly provided to Palomar in this Agreement, shall be retained by Gillette.

ARTICLE V
Other Covenants of the Parties

        5.1 Option for the Male Field.

                (a)   Grant of Male Option. Subject to ARTICLE X, Palomar hereby grants to Gillette an option (the “Male Option”) for a worldwide, exclusive (including with regard to Palomar), royalty-bearing license, under Palomar’s rights, titles, and interests in and to the Palomar Male Technology, Joint Technology and Palomar U.S. Regulatory Documentation to Exploit Light-Based Hair Management Products for use in the Male Field (collectively, “Male Products”).

                (b)   Exercise of Male Option. Palomar may elect to provide Gillette one opportunity (the “Male Product Opportunity”) to exercise the Male Option with respect to Male Products by Palomar’s providing to Gillette written notice thereof (the “Opportunity Notice”), which opportunity shall be with respect to the Male Product that, at the time such opportunity is offered to Gillette, is the most commercially promising Male Product that is in Palomar’s Control and that Palomar has, directly or indirectly, conceived or developed. Subject to Section 14.2(d), Palomar shall not be obligated to provide to Gillette the Male Product Opportunity at any time. Gillette may exercise its Male Option with respect to Male Products, pursuant to the following terms and conditions:

                                (i)   Prior to offering to Gillette the Male Product Opportunity, Palomar shall conduct with respect to one (1) Male Product comprising an apparatus for delivering light to radiate areas of the skin (the “Subject Male Product”) sufficient preclinical, clinical and other testing to demonstrate that the product meets the Safety and Efficacy Standards.

                                (ii)   Prior to or simultaneous with Palomar’s providing to Gillette the Opportunity Notice, Palomar shall provide to Gillette in writing (A) material preclinical, clinical and other testing data, and any other material information in Palomar’s Control, with respect to the Subject Male Product, which data and information shall contain sufficient scientific evidence to demonstrate that the Subject Male Product satisfies the Safety and Efficacy Standards, and (B) material information concerning the intellectual property rights Controlled by Palomar claiming or covering such product, and contractual obligations of Palomar and any known patent-related restrictions that Palomar reasonably believes would limit or otherwise affect the parties’ rights to fully Exploit the Subject Male Product (collectively, the “Evaluation Materials”). The Evaluation Materials shall be treated as Palomar Confidential Information hereunder.

                                (iii)   The Opportunity Notice provided by Palomar to Gillette shall be in writing and shall contain a legend that contains the words “Opportunity Notice” and shall state that such notice is being provided to Gillette pursuant to this Section 5.1(b)(iii). The effective date of the Opportunity Notice shall be the date on which such notice is received by Gillette, provided that, if as of such date either (A) Gillette has not received from Palomar all Evaluation Materials, or (B) the second (2nd) anniversary of the Effective Date has not yet occurred, then the effective date of the Opportunity Notice shall be deemed to be the first date on which (x) Gillette has received from Palomar such materials, and (y) such second anniversary has occurred (the “Opportunity Notice Effective Date”).

                                (iv)   Gillette shall have sixty (60) days after the Opportunity Notice Effective Date (the “Option Exercise Period”) within which to exercise the Male Option by providing to Palomar written notice thereof (an “Option Exercise Notice”).

                                (v)   In the event that Gillette elects not to, or otherwise fails to exercise the Male Option within the Option Exercise Period, then the Male Option shall terminate in its entirety and Palomar shall not have any further obligation under this Section 5.1. Upon the termination of the Male Option, (i) Palomar shall be free to exercise rights under the Palomar Male Technology or Palomar’s rights, title and interest in and to the Joint Technology to Exploit, or to grant to a Third Party rights under the Palomar Male Technology or such Joint Technology to Exploit, Male Products in the Male Field, (ii) the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate, and (iii) Gillette shall return to Palomar or destroy, at Palomar’s option, all Evaluation Materials and any materials embodying Evaluation Materials (except that one copy of such materials may be retained by Gillette in the offices of its outside counsel).

                (c)   Negotiation of Definitive Agreement With Respect to Subject Male Product. In the event that Gillette exercises the Male Option in accordance with Section 5.1(b)(iv), the parties shall negotiate in good faith for a period of ninety (90) days from the date of the Option Exercise Notice the terms and conditions to be included in a definitive agreement governing the grant by Palomar to Gillette of a license for the Male Field (the “Male Collaboration Agreement”). The Male Collaboration Agreement shall (1) reflect a deal structure substantially similar to the one in this Agreement, (2) contain financial terms that are commercially reasonable taking into consideration the stage of development and market potential for the Subject Male Product, which terms are similar in structure to those contained in ARTICLE V, including the potential for an up-front payment by Gillette to Palomar, (3) contain grants by Palomar to Gillette of licenses for the Male Product with respect to the Male Field that are the same in scope as the licenses granted to Gillette in Section 4.1(a) for Female Products, and (4) contain grants by each party of covenants that are the same in scope as the covenants granted to the other party in ARTICLE IV and this ARTICLE V with respect to the Female Field. In the event that the parties are unable within such ninety (90) day period to negotiate and enter into the Male Collaboration Agreement, either party may initiate the dispute resolution process set forth in Section 13.2. From and after the effective date of a Male Collaboration Agreement, each party’s rights with respect to Male Products shall be as set forth in that agreement.

        5.2 Palomar Covenants Relating to Exploitation of Technology and Products.

                (a)   During the Exclusivity Period, Palomar covenants to Gillette that, except as provided in Sections 4.2(a) and 4.2(b), Palomar shall not, (i) except in connection with

R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities, (1) conduct any activity for the benefit of, or sponsored by any Third Party, that has as its goal or intent discovering, identifying, Exploiting or otherwise commercializing Light-Based Hair Management Products in the Female Field, (2) otherwise exercise rights under the Palomar Technology or Joint Technology with a goal or intent to Manufacture, sell, have sold, import, export or otherwise commercialize any Light-Based Hair Management Products in the Female Field, or any Female Accessory Product or (ii) grant any license or other rights to any Person to utilize any intellectual property Controlled by Palomar (including any Palomar Technology or Joint Technology) with the goal or the intent of discovering, identifying, Exploiting or otherwise commercializing (1) Light-Based Hair Management Products in the Female Field, or (2) any Female Accessory Product. Subject to the terms and conditions of this Agreement, including Sections 5.3 and 5.4, the restrictions contained in this Section 5.2(a) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of a product or system (other than a Female Accessory Product) outside of the Female Field and not Exploitation of a product or system in the Female Field, notwithstanding the possibility that any such product or system may have applications in the Female Field.

                (b)   Prior to and during the Option Exercise Period with respect to the Male Option set forth in Section 5.1, Palomar covenants to Gillette that Palomar shall not utilize, or grant any license or other rights to any Person to utilize, any intellectual property Controlled by Palomar (including any Palomar Male Technology or Joint Technology) with the goal or intent of Exploiting Light-Based Hair Management Products in the Male Field, except in accordance with this Section 5.2(b). Prior to and during the Option Exercise Period, Palomar shall have the right to utilize any intellectual property Controlled by Palomar (including any Palomar Male Technology or Joint Technology) to research and develop Light-Based Hair Management Products in the Male Field for the sole purpose of developing a Male Opportunity to present to Gillette, and Palomar may enter into agreements with one or more non-commercial Third Parties (e.g., academic institutions, hospitals or governmental entities) as may be necessary or desirable to advance such efforts and such purpose, provided that such agreements shall not grant any commercialization rights (or options for such rights) to such Third Parties in the Male Field. Subject to the terms and conditions of this Agreement, including this Section 5.2(b) and Sections 5.3 and 5.4, the restrictions contained in this Section 5.2(b) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of a product or system (other than a Female Accessory Product) outside of the Male Field and not Exploitation of a product or system in the Male Field, notwithstanding the possibility that any such product or system may have applications in the Male Field.

                (c)   Palomar covenants to Gillette that, in the event that at any time during the Exclusivity Period, Palomar enters into an agreement with a Third Party whereby the Third Party grants to Palomar a license with respect to any intellectual property that would, if such intellectual property were owned by Palomar, constitute Palomar Technology under this Agreement, Palomar shall use commercially reasonable efforts to obtain from such Third Party the right to grant to Gillette a sublicense under such license on terms and conditions that are no less favorable to Gillette than those terms and conditions in this Agreement that apply to Gillette’s Exploitation of Female Products, which sublicense shall be subject, without limitation, to the last two full sentences of Section 6.1(i).

        5.3 Covenants Relating to Exploitation. Palomar acknowledges and agrees that the exclusivity granted by Palomar to Gillette under the Palomar Technology, Palomar Male Technology and Palomar’s right, title and interest in and to the Joint Technology to Exploit Female Products (and in the event that the parties enter into the Male Collaboration Agreement, Male Products), is of critical importance to Gillette, and that without such exclusivity, Gillette would not have entered into this Agreement. Gillette acknowledges and agrees that Palomar’s ability to retain or grant to Third Parties exclusivity with respect to Palomar Technology and Palomar Male Technology outside the Exclusive Field and with respect to Joint Technology to Exploit Light-Based Products outside the Field is of critical importance to Palomar, and without the ability to retain or grant to Third Parties such exclusivity, Palomar would not have entered into this Agreement. In order to ensure that Gillette receives the benefit of such exclusivity in the Exclusive Field, and that Palomar retains the benefits of such exclusivity outside the Exclusive Field, the parties agree as follows:

                (a)   Palomar covenants to Gillette that:

                                (i)   Palomar will include in each Third Party agreement in which Palomar grants to the Third Party a license or other rights under any Palomar Technology, Palomar Male Technology or Joint Technology to sell, have sold, offer for sale or otherwise commercialize one or more Light-Based Products in the Consumer Field or Professional Field (each such Third Party a “Palomar Licensee,” and each such agreement, a “Palomar License Agreement”), terms and conditions that prohibit the Palomar Licensee, at any time during the Exclusivity Period, from Exploiting any such Technology, by:

                                        (1)   developing any Light-Based Product intended by Palomar (or such Third Party) for use (in whole or in part) in the Exclusive Field;

                                        (2)   marketing any Light-Based Product in the Exclusive Field; or

                                        (3)   developing or commercializing in or outside the Field any Female Accessory Product during its period of commercialization by Gillette or any Gillette Licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Palomar or any Palomar Licensee has expended material financial and other resources on its development or commercialization as a Light-Based Accessory Product before such Female Accessory Product is first commercialized by Gillette or any Gillette Licensee, shall not be subject to the restriction contained in this Section 5.3(a)(i)(3).

                                (ii)   Palomar will include in each Palomar License Agreement, terms and conditions that, during the Exclusivity Period:

                                        (1)   require the Palomar Licensee to label Light-Based Products commercialized in the Consumer Field or Professional Field pursuant to such license with the following phrase (or similar words which fairly convey such products are for use only in the licensed field): “intended only for use in the “x” field,” where “x” shall mean the field of use for which the Third Party holds such license and shall in any event exclude the Exclusive Field;

                                        (2)   prohibit the Palomar Licensee, in the development and commercialization of Light-Based Products in the Consumer Field or Professional Field, from intentionally (A) designing, modifying or otherwise improving any Light-Based Product(s) with the goal or intent of improving its efficacy or performance in the Exclusive Field; or (B) optimizing, inducing, supporting or encouraging the use of any Light-Based Products in the Exclusive Field;

                                        (3)   grant to Gillette Third Party beneficiary rights to enforce any provision of such agreement that corresponds to the covenants of Palomar contained in this Section 5.3(a); and

                                        (4)   grant to Gillette the rights required pursuant to Section 5.4(b).

                                (iii)   In the event that Palomar develops or commercializes any Light-Based Products directly as opposed to granting a (sub)license(s) or other right(s) to a Third Party(ies) as contemplated in Sections 5.3(a)(i) and 5.3(a)(ii), Palomar shall comply with the terms of Sections 5.3(a)(i) and 5.3(a)(ii) to the same extent as if Palomar were standing in the shoes of any Third Party referred to in such Sections (e.g., by doing that which a Third Party would be required to do and by refraining from doing that which a Third Party would be prohibited from doing), provided that Sections 5.3(a)(i) and 5.3(a)(ii) shall, prior to the Male Option Termination Date, not apply to Palomar’s activities related to the Exploitation of Light-Based Products in the Male Field, so long as Palomar complies with Section 5.2(b).

                                (iv)   The covenants of Palomar contained in Sections 5.3(a)(i)(1), 5.3(a)(i)(2) and 5.3(a)(ii)(2), which apply directly to Palomar and will apply to Palomar Licensees, shall not prevent Palomar or any Palomar Licensee from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Palomar Male Technology, Joint Technology or otherwise, that has as its goal or intent Exploitation of a product or system outside the Exclusive Field and not Exploitation of a product or system in the Exclusive Field, notwithstanding the possibility that such activity, exercise or grant may have applications in the Exclusive Field.

                (b)   Gillette covenants to Palomar that:

                                (i)   Gillette will include in each Third Party agreement in which Gillette grants to a Third Party a license or other rights under any Palomar Technology, Palomar Male Technology or Joint Technology to sell, have sold, offer for sale or otherwise commercialize one or more Female Products (each such Third Party a “Gillette Licensee,” and each such agreement, a “Gillette License Agreement”), terms and conditions that prohibit the Gillette Licensee from Exploiting any such technology, by:

                                        (1)   With respect to the Joint Technology, developing any Light-Based Product intended by Gillette (or any Gillette Licensee) for use (in whole or in part) outside the Field, and with respect to the Palomar Technology, developing any Light-Based

Product intended by Gillette (or such Third Parties) for use (in whole or in part) outside the Female Field;

                                        (2)   marketing any Light-Based Product outside the Exclusive Field;

                                        (3)   developing or commercializing in or outside the Field any Light-Based Accessory Product during its period of commercialization by Palomar or any Palomar Licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Gillette or any Gillette Licensee has expended material financial and other resources on its development or commercialization as a Female Accessory Product before such Light-Based Accessory Product is first commercialized by Palomar or any Palomar Licensee, shall not be subject to the restriction contained in this Section 5.3(b)(i)(3).

                                (ii)   Gillette will include in each Gillette License Agreement, terms and conditions that:

                                        (1)   require the Gillette Licensee to label Female Products with the following phrase (or similar words which fairly convey such products are for use only in the Female Field): “intended only for use in the management or removal of female hair”;

                                        (2)   prohibit such Gillette Licensee, in the development and commercialization of Female Products, from intentionally (A) designing, modifying or otherwise improving any Female Product(s) with the goal or intent of improving its efficacy or performance outside the Female Field, or (B) optimizing, inducing, supporting, or encouraging the use of Female Products outside the Female Field.

                                (iii)   grant to Palomar Third Party beneficiary rights to enforce any provision of such agreement that corresponds to the covenants of Gillette contained in this Section 5.3(b), provided that such agreement grants to Gillette a reciprocal right in accordance with Section 5.3(a)(ii)(3).

                                (iv)   grant to Palomar Licensees the rights required pursuant to Section 5.4(a).

                (c)   In the event that Gillette develops or commercializes any Female Product directly as opposed to granting a (sub)license(s) or other right(s) to a Third Party(ies) as contemplated in Section 5.3(b)(i) and 5.3(b)(ii), Gillette shall comply with the terms of Sections 5.3(b)(i) and 5.3(b)(ii) to the same extent as if Gillette were standing in the shoes of any Gillette Licensee referred to in such Sections (e.g., by doing that which a Gillette Licensee would be required to do and by refraining from doing that which a Gillette Licensee would be prohibited from doing), provided that nothing contained in this Section 5.3(c) shall limit the scope of the license granted by Palomar to Gillette in Section 4.1.

                (d)   The covenants of Gillette contained in Sections 5.3(b)(i)(1), 5.3(b)(i)(2) and 5.3(b)(ii)(2) shall not prevent Gillette or any Gillette Licensee from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Joint Technology or otherwise, that has as its goal or intent Exploitation of a product or system with respect to the Joint Technology, inside the Field, and with respect to all other such technology, inside the Exclusive Field, notwithstanding the possibility that such activity, exercise or grant may have applications outside the Field and Exclusive Field, respectively.

        5.4 Economic Adjustments for Off-Label Sales

                (a)   Gillette Covenants.

                                (i)   In order to preserve for each of the Palomar Licensees the economic benefits of the exclusivity granted by Palomar to such Palomar Licensee under the Palomar Technology, Palomar Male Technology or Joint Technology to Exploit Light-Based Products in the Consumer Field or the Professional Field, as the case may be, Gillette agrees to make payments to such Palomar Licensee in the manner set forth in subparagraph (ii) below, to compensate such Palomar Licensee for certain lost profits, if any, resulting from net off-label purchases of Female Products by end-users in the exclusive field of such Palomar Licensee.

                                (ii)   In the event that any Palomar Licensee shall suffer Lost Profits (calculated in the manner set forth in subparagraph (iii) below) in excess of Five Million Dollars (US $5,000,000) in any calendar year, then such Palomar Licensee may submit a written notice to Gillette (a “Lost Profits Notice”) specifying its aggregate Lost Profits for such calendar year and enclosing copies of (A) the Independent Study (as defined below) supporting such calculation and (B) the relevant Palomar License Agreement. Within one hundred and eighty (180) days after receipt thereof, Gillette shall (1) remit payment to such Palomar Licensee, to such bank account designated in the Lost Profits Notice, in an amount equal to the difference between such Lost Profits and Five Million Dollars ($5,000,000) or (2) provide to such Palomar Licensee a detailed written critique of such calculation, propose a revised calculation of such Palomar Licensee’s Lost Profits based on a new Independent Study, and enclose a copy of such Independent Study. In the event that Gillette shall propose a revised calculation, Gillette and such Palomar Licensee shall meet within thirty (30) days thereafter to attempt in good faith to negotiate an agreed level of Lost Profits, or otherwise settle the dispute. In the event that the parties shall fail to reach agreement at such meeting, either party may bring a lawsuit in any court of competent jurisdiction to resolve such dispute.

                                (iii)   The Lost Profits of a Palomar Licensee for a calendar year shall be determined as follows. Such Palomar Licensee shall retain, at its expense, a nationally-recognized economic consulting firm to determine, for such year, on the basis of accepted accounting, market research, sampling and survey methodology, (A) the sales of Female Products for such year that displaced sales of Light-Based Products by or on behalf of Palomar’s Licensee in the exclusive field of such Palomar Licensee, as specified in the relevant Palomar License Agreement, and (B) the sales of Light-Based Products for such year by such Palomar Licensee or its sublicensees or agents that displaced sales of Female Products by or on behalf of Gillette; (C) the average net profit of such Palomar Licensee for each unit of Light-Based Product sold (on a country-by-country basis, as relevant); (D) the loss of sales resulting from net off-label sales, calculated on the basis of (A) and (B); and (E) the lost profits attributable to such net off-label sales, calculated on the basis of (C) and (D) (the “Lost Profits”). Such determinations shall be summarized and documented in a report prepared by such nationally-recognized economic consulting firm (the “Independent Study”).

                                (iv)   Notwithstanding any other provision of this Section 5.4, Gillette shall have no obligation to make any payment to any Palomar Licensee hereunder (A) if such Palomar Licensee has materially breached any provision of the relevant Palomar License Agreement corresponding to any negative covenant set forth in Section 5.3(a) hereof or (B) if the Lost Profits claimed by such Palomar Licensee relate to a period after the termination or expiration of the period of license exclusivity provided for in the relevant Palomar License Agreement.

                                (v)   Gillette hereby consents to Palomar’s granting to each Palomar Licensee in the relevant Palomar License Agreement third party beneficiary rights to enforce directly against Gillette any provision of this Section 5.4(a), provided that such Palomar License Agreement includes a provision corresponding to that described in Section 5.4(b).

                (b)   Palomar Covenants. Palomar agrees to include in each Palomar License Agreement covenants that bind the relevant Palomar Licensee in the same manner and to the same extent that Gillette is bound by Section 5.4(a), mutatis mutandis (such that Gillette is accorded thereunder the rights of a Palomar Licensee under Section 5.4(a) hereof). Further, Palomar agrees to include in each Palomar License Agreement a grant to Gillette of third party beneficiary rights to enforce any such provision of such agreement.

        5.5 Duration and Scope of Section 5.3. Insomuch as certain of the provisions of Section 5.3 are intended to apply to Gillette and any Gillette Licensee, and Palomar and any Palomar Licensee, this Section 5.5 sets forth the general principles for the duration and scope of Section 5.3:

                (a)   For as long as Gillette or a Palomar Licensee has an exclusive (sub)license under a license granted to it by Palomar under the Palomar Technology or Joint Technology (as the case may be) sufficient in scope to Exploit, in the case of Gillette, Female Products, and in the case of the Palomar Licensee, Light-Based Products outside the Field, then the Person receiving such license shall enjoy the benefits of the restrictions contained in Section 5.3(a) or 5.3(b), respectively, (i.e., as long as the licenses grants in Section 4.1(a)(i) and 4.1(a)(ii) remain exclusive to Gillette, Gillette shall enjoy the benefit of the restrictions contained in Section 5.3(a)). At such time as Gillette or the Palomar Licensee, as the case may be, no longer has any such exclusive license, then Gillette or the Palomar Licensee shall no longer enjoy the benefits of such restrictions.

                (b)   For as long as Gillette or a Palomar Licensee is granted a (sub)license by Palomar, whether exclusive or non-exclusive in scope, under the Palomar Technology or Joint Technology sufficient in scope to Exploit, in the case of Gillette, Female Products, and in the case of the Palomar Licensee, Light-Based Products outside the Field, then Gillette or the Palomar Licensee, respectively, shall be subject to the restrictions contained in Section 5.3(a) or 5.3(b), as applicable (i.e., so long as the license grants in Section 4.1(a)(i) and 4.1(a)(ii) remain in force, Gillette shall be subject to the restrictions contained in Section 5.3(b)).

                (c)   For the avoidance of doubt, (i) if Gillette or any such Palomar Licensee only has non-exclusive rights under Palomar Technology or Joint Technology, Gillette or such Palomar Licensee, respectively, shall not enjoy the benefit of the restrictions contained in Sections 5.3(a) or 5.3(b), but shall be subject to the restrictions contained in Sections 5.3(a) or 5.3(b), as applicable, (ii) the ownership interest that Gillette retains in Joint Technology, as distinguished from the license interest from Palomar under Section 4.1, shall not by itself render Gillette subject to the restrictions contained in Section 5.3(b), and (iii) for this Agreement, ARTICLE X sets forth if and when Section 5.3 will terminate, and this Section 5.5 is not intended to vary ARTICLE X or any other provision of this Agreement in any way, with the understanding that ARTICLE X is intended to reflect the principles set forth in this Section 5.5.

        5.6 Restrictions Reasonable. The parties acknowledge and agree that all restrictions contained in this ARTICLE V are reasonable, valid and necessary for the adequate protection of (a) in the case of Gillette, Gillette’s Female Product(s) business, and the Male Option granted by Palomar to Gillette until the Male Option Termination Date, and (b) in the case of Palomar, Palomar’s Light-Based Product business, and that neither party would have entered into this Agreement without the protection afforded to it by the other party pursuant to this ARTICLE V.

ARTICLE VI
Payments

        6.1 Payments to Palomar for Female Products.  Subject to the terms and conditions set forth in this Agreement, Gillette shall make the following payments to Palomar:

                (a)   R&D Advance Payment. Gillette shall pay to Palomar five hundred thousand dollars (US $500,000) within ten (10) business days of the Effective Date (the “R&D Advance Payment”), which amount shall be fully creditable against the final payment that Gillette shall be required to make to Palomar pursuant to Section 6.1(b) in connection with the R&D Program. Except as expressly provided in the immediately preceding sentence, such payment shall otherwise be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

                (b)   R&D Payments. For the first ten (10) full Calendar Quarters after the Effective Date, Gillette shall pay to Palomar for each such Calendar Quarter seven hundred thousand dollars (US $700,000) to support the R&D Activities (each such payment, an “R&D Payment” and collectively the “R&D Payments”) in accordance with Section 1.3(b)(iii). For the avoidance of doubt, Gillette shall be required to pay to Palomar seven million dollars (US $7,000,000) in the aggregate, and no more than seven million five hundred thousand dollars (US $7,000,000) in the aggregate, unless otherwise expressly provided herein, in Section 14.2(d), or as the parties may otherwise agree, in connection with the R&D Program (which amount shall be inclusive of the five hundred thousand dollar (US $500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) and credited against payments made in connection with the R&D Program as provided in that Section). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(a) before the final R&D payment becomes due, Gillette’s shall be obligated to make R&D Payments to Palomar in the amount of four million five hundred thousand dollars ($4,500,000) in the aggregate (against which amount the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(b) before the final R&D payment becomes due, Gillette shall be obligated to make R&D Payments to Palomar with respect to the two (2) Calendar Quarters after the Calendar Quarter in which Gillette provides to Palomar written notice of such termination (against which amounts the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(d) or by Palomar pursuant to Section 10.3 before the final R&D Payment becomes due, Gillette shall be obligated to pay Palomar all remaining R&D Payments (against which remaining amount the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.3 for Palomar’s uncured material breach before the final R&D Payment becomes due, Gillette shall have no further obligation from and after the date on which Gillette provides to Palomar written notice of such termination to pay Palomar any additional R&D Payments. In the event that Gillette is obligated to pay Palomar one or more R&D Payments after the termination of this Agreement as provided above, all such R&D Payments shall become due and payable within thirty (30) days of when any such termination becomes effective. All R&D Payments shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

                (c)   Manufacturing Payments. In the event that Gillette elects to have Palomar Manufacture the CUT Female Product, Gillette shall pay to Palomar Manufacturing Fees with respect to such CUT Female Product, calculated in accordance with Section 3.2. All Manufacturing Fees shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit provided for in Section 3.2 confirms that Gillette overpaid Palomar.

                (d)   Development Completion Payment(s).

                                (i)   Development Completion Payments. In the event that Gillette fails to terminate this Agreement in accordance with Section 10.4(d) on or before the First Decision Date or Second Decision Date, as applicable, Gillette shall pay to Palomar the applicable Development Completion Payment(s) on or before the First Development Completion Payment Date or the Second Development Completion Payment Date, as the case may be:

Development Event	Development Completion Payment

First Development Completion	$2,500,000 (“First Development Completion Payment”)
Payment Date

Second Development Completion	$10,000,000 (“Second Development Completion Payment,” and
Payment Date	together with the First Development Completion Payment,
“Development Completion Payments”)

                                (ii)   Development Completion Payments Not Creditable or Refundable; Payable Only Once. Except as provided in Section 1.6(b) and 14.2, Development Completion Payments made by Gillette at the First Development Completion Payment Date and the Second Development Completion Payment Date shall not be refundable or creditable against TTPs or royalty payments or any other payments owed by Gillette to Palomar hereunder and there shall be no right of set-off with respect thereto. Each Development Completion Payment shall be payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement.

                                (iii)   Understanding. The parties understand and agree that the Development Completion Payments are made for partial reimbursement of costs expended by Palomar for its development of Palomar Technology prior to the Effective Date, as further described in Section 6.1(e)(i).

                (e)   TTPs to Be Made by Gillette to Palomar for Female Products.

                                (i)   Introduction. The parties understand and agree that Palomar shall disclose to Gillette a substantial amount of Palomar Technology developed before the Effective Date. The parties further understand and agree that Palomar has expended significant effort and capital to develop such Palomar Technology and without it, the parties would not be able to commercialize Female Products in the time-frame or manner contemplated by this Agreement. Gillette shall pay Palomar the TTPs set forth in this Section 6.1(e), the Development Completion Payments set forth in Section 6.1(d), the Annual Exclusivity Collaboration Payments set forth in Section 6.1(g), the Failure to Launch Payments set forth in Section 2.1(b), and the lump-sum payments set forth in Section 6.2(a) as partial reimbursement for Palomar’s development and disclosure of such Palomar independently-developed technology. By means of the TTPs, the parties mutually agree that they have shared equitably the risk involved in determining the value of such Palomar Technology and the risk involved in developing and commercializing Female Products (including the risk involved in creating a new market sector).

                                (ii)   TTPs. On a Female Product-by-Female Product basis, Gillette shall pay to Palomar on account of sales or distributions of each such product by Gillette or any of its agents or (sub)licensees, TTPs in the amount of four percent (4%) of worldwide Net Sales of each Female Product(s); provided, however, in the case of each Female Product Lotion, Gillette’s obligation to pay to Palomar TTPs with respect to such Female Product Lotion shall be two percent (2%). Notwithstanding the foregoing, except as otherwise expressly provided in Section 6.1(g), 6.1(h) or ARTICLE VIII, all such TTPs shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

                                (iii)   TTP Period. Gillette’s obligation to pay to Palomar TTPs pursuant to Section 6.1(e)(ii) shall commence on the date of First Commercial Sale of a Female Product and shall continue on a Female Product-by-Female Product basis for as long as such Female Product is sold or distributed by or on behalf of Gillette or any of its agents or (sub)licensees.

         (f) Royalties for Female Products.

                                (i)   Royalties. On a Female Product-by-Female Product and country-by-country basis, Gillette shall pay to Palomar on account of sales or distributions of each such product by Gillette or any of its agents or (sub)licensees, royalties in the amount of two percent (2%) of Net Sales of each Female Product where the Manufacture, sale, offer for sale, use or import of such Female Product would (in the absence of the license(s) or other ownership interests provided pursuant to this Agreement (including any of Gillette’s ownership or other interests in the Joint Patents)) infringe a Valid Claim of a Palomar Patent or Joint Patent; provided, however, in the case of each Female Product Lotion, Gillette’s obligation to pay to Palomar royalties with respect to such Female Product Lotion shall be one percent (1%). Notwithstanding the foregoing, that in the event that such Manufacture, sale, offer for sale, use or import of such Female Product(s) would infringe an MGH Valid Claim(s) but no other Valid Claim, Gillette’s obligation pursuant to this Section 6.1(f) shall be reduced to one percent (1%) of such Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Except as otherwise expressly provided in Section 6.1(g), 6.1(h) or ARTICLE VIII, all royalty payments under this Section 6.1(f)(i) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

                                (ii)   Royalty Period. Gillette’s obligation to pay to Palomar royalties pursuant to Section 6.1(f)(i) shall commence on the date of First Commercial Sale of a Female Product and terminate on a Female Product-by-Female Product and country-by-country basis on the date of the last to expire of any Valid Claim of a Palomar Patent or Joint Patent in such country covering the Manufacture, sale, offer for sale, importation or use of such product.

                (g)   Annual Exclusivity Collaboration Payments. As further reimbursement to Palomar for its development and disclosure of Palomar Technology as described in Section 6.1(e)(i) and in partial consideration of the exclusivity granted by Palomar to Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette shall pay Palomar the Annual Exclusivity Collaboration Payments (as defined below) set forth in this Section 6.1(g). Subject to ARTICLE X, within thirty (30) days after the first anniversary of the Second Development Completion Payment Date (such anniversary, the “Exclusivity Payment Date”), and thereafter within thirty (30) days after each anniversary of the Exclusivity Payment Date, Gillette shall pay to Palomar ten million dollars (US $10,000,000) (each, an “Annual Exclusivity Collaboration Payment”). For the twelve-month period commencing on the second anniversary of the Exclusivity Payment Date and any future such anniversary of the Exclusivity Payment Date, as the case may be, and ending twelve months thereafter (each twelve month period, an “Annual Exclusivity Collaboration Period”), the Annual Exclusivity Collaboration Payment paid during the first thirty (30) days of the corresponding Annual Exclusivity Collaboration Period shall be (A) fully creditable against any and all TTPs or royalties owed by Gillette to Palomar for Net Sales during the corresponding Annual Exclusivity Collaboration Period, and (B) payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement; provided, however, that in the event that Gillette elects pursuant to Section 10.2 to terminate the Exclusivity Period, from and after such termination date no Annual Exclusivity Collaboration Payments shall be payable by Gillette to Palomar. For avoidance of doubt, any credits, offsets or other reductions available under this Agreement for Gillette to credit against TTPs and royalties owed by Gillette to Palomar (taking into account Section 6.6(b)) shall not be used to reduce any Annual Exclusivity Collaboration Payments.

                (h)   TTP and Royalty Reductions. Subject to Section 6.6(b), on a Female Product-by-Female Product and country-by-country basis, with respect to each Female Product sold by Gillette or any of its agents or (sub)licensees to one or more Third Parties in a particular country, during any given Calendar Quarter, if the sum of TTPs and royalty payments owed by Gillette to Palomar and by Gillette to one or more Third Parties in connection with sales of such product in such country exceeds ten percent (10%) of the Net Sales of such product in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable royalty rate and the TTP rate payable to Palomar (as provided in Sections 6.1(e)(ii) and 6.1(f)(i)) (the sum of such rates, the “Female Product Payment Rate”) and (B) the rates of royalties and TTPs payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Female Product Payment Rate payable to Palomar for such Calendar Quarter (which reduction shall be applied pro rata to each of the royalty rate and the TTP rate); provided, however, that in any Annual Exclusivity Collaboration Period, in no event shall this Section 6.1(h) reduce the amount of any Annual Exclusivity Collaboration Payment. Notwithstanding anything contained in this Agreement to the contrary, (i) amounts paid by Gillette to Palomar pursuant to Section 6.1(i) shall be excluded from the royalty reduction provisions contained in this Section 6.1(h), and (ii) except as otherwise expressly provided in Section 8.5, amounts paid by the parties pursuant to that Section shall be excluded from the royalty reduction provisions contained in this Section 6.1(h).

                (i)   Third Party Royalties. In the event that Gillette’s Exploitation of Female Products triggers any payment obligations to any Third Party pursuant to an agreement originally entered into by Palomar and such Third Party prior to or on the Effective Date, including to MGH pursuant to the MGH Agreements, Palomar shall be solely responsible for such payments. In the event that Gillette’s Exploitation of Female Products triggers any payment obligations to any Third Party pursuant to an agreement originally entered into by Palomar and such Third Party after the Effective Date, Palomar shall so inform Gillette in writing and provide to Gillette a copy of such Third Party agreement. Gillette shall be required to pay to Palomar any such payment obligations attributable to Gillette’s exercise of any rights or license (or sublicense) under such Third Party agreement that accrue after Gillette’s receipt of such agreement; provided, however, that in the event that Gillette elects not to exercise any rights or a license (or sublicense) under such Third Party agreement, Gillette shall so inform Palomar in writing and from and after such date Gillette shall have no rights or license (or sublicense) and shall have no obligations to make such payments to Palomar for such payment obligations that accrue after such date unless and until the parties otherwise mutually agree in writing.

        6.2 Payments to Palomar for Gillette Joint Independent Products and Other Independent Products.

                (a)   Lump-Sum Payments for Gillette Joint Independent Products and Other Independent Products. In partial consideration of the exclusivity granted by Palomar to

Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette hereby agrees to make the following payments to Palomar:

                                (i)   Launch During Exclusivity Period. Subject to Sections 6.2(a)(iii) and 6.2(a)(iv), in the event that, during the Exclusivity Period, Gillette Launches a Gillette Joint Independent Product or an Other Independent Product in the Field, within thirty (30) days of such Launch, Gillette shall pay to Palomar on account of the Launch of such product, five million dollars (US $5,000,000). In the event that, subsequent to such Launch, Gillette terminates the Exclusivity Period pursuant to Section 10.2, within thirty (30) days of the end of the Exclusivity Period, Gillette shall pay to Palomar on account of the Launch of such product, an additional five million dollars (US $5,000,000). Such payments shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

                                (ii)   Launch After Termination of Exclusivity Period. Subject to Sections 6.2(a)(iii) and 6.2(a)(iv), in the event that, after the termination, if any, of the Exclusivity Period, Gillette Launches a Gillette Joint Independent Product or an Other Independent Product in the Field, within thirty (30) days of such Launch, Gillette shall pay to Palomar on account of the Launch of such product, ten million dollars (US $10,000,000). Such payment shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

                                (iii)   Lump-Sum Payments Contingent on Regulatory Approval in the United States for first Female Product. Notwithstanding anything contained in Sections 6.2(a)(i) and 6.2(a)(ii), in the event that, as of the date of Gillette’s Launch of a Gillette Joint Independent Product or Other Independent Product in the Field, Palomar has not obtained Regulatory Approval in the United States for the First Female Product, Gillette’s obligation to make a lump-sum payment to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii), as applicable, shall be deferred until thirty (30) days after such Regulatory Approval is obtained. In the event that Palomar fails to obtain Regulatory Approval in the United States for the First Female Product, Gillette shall have no obligation to make any payment(s) to Palomar pursuant to Sections 6.2(a)(i) and 6.2(a)(ii).

                                (iv)   Lump-Sum Payment(s) Payable Only Once. Once Gillette has made a payment(s) to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of the first Gillette Joint Independent Product or Other Independent Product Launched by Gillette in the Field, Gillette shall have no further obligation to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of any subsequent or other Gillette Joint Independent Product or Other Independent Product Launched by Gillette in the Field.

                (b)   TTPs for Gillette Joint Independent Products and Other Independent Products.

                                (i)   Gillette Joint Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Gillette Joint Independent Product in the Field by Gillette or any of its agents or (sub)licensees, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product basis, TTPs in the amount of four percent (4%) of worldwide Net Sales of such product; provided, however, that in the case of each Independent

Product Lotion, Gillette’s obligation to pay to Palomar TTPs with respect to such Independent Product Lotion shall be two percent (2%). Gillette’s obligation to pay to Palomar TTPs pursuant to this Section 6.2(b)(i) shall commence on the date of First Commercial Sale of the Gillette Joint Independent Product and shall continue, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product basis, for (A) in the case of a Gillette Joint Independent Product Launched by Gillette during the Exclusivity Period, as long as such Gillette Joint Independent Product is sold by or on behalf of Gillette or any of its agents or (sub)licensees, and (B) in the case of a Gillette Joint Independent Product Launched within ten (10) years after the termination of the Exclusivity Period, twenty (20) years after the Launch of the first Gillette Joint Independent Product in the Field that is Launched during the ten (10) years after the termination of the Exclusivity Period.

                                (ii)   Other Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Other Independent Product in the Field by Gillette or any of its agents or (sub)licensees, on an Other Independent Product-by-Other Independent Product basis, TTPs in the amount of (A) one percent (1%) of worldwide Net Sales of such product, with respect to sales occurring during the Exclusivity Period, and (B) two percent (2%) of worldwide Net Sales with respect to such product, with respect to sales occurring after the Exclusivity Period has terminated. Gillette’s obligation to pay to Palomar TTPs pursuant to this Section 6.2(b)(ii) shall commence on the date of First Commercial Sale of each Other Independent Product and shall terminate on the tenth (10th) anniversary of the First Commercial Sale of the first Other Independent Product Launched by Gillette in the Field.

                (c)   Royalties for Gillette Joint Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Gillette Joint Independent Product(s) in the Field by Gillette or any of its agents or (sub)licensees, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product and country-by-country basis, royalties in the amount of two percent (2%) of Net Sales of such product; provided, however, that in the case of each Independent Product Lotion, Gillette’s obligation to pay to Palomar royalties with respect to such Independent Product Lotion shall be one percent (1%). Notwithstanding the foregoing, in the event that such Manufacture, sale, offer for sale, use or import of such Gillette Joint Independent Product(s) would infringe an MGH Valid Claim(s) but no other Valid Claim, Gillette’s obligation pursuant to this Section 6.2(c) shall be reduced to one percent (1%) of such Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(c) shall commence on the date of First Commercial Sale of the Gillette Joint Independent Product and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of a Joint Patent covering such product.

                (d)   Royalties for Non-Light Based Products. In the event, and only to the extent, that the Manufacture, sale, offer for sale, use or import of a Non-Light Based Product outside the Field by or on behalf of Gillette or any of its sublicensees pursuant to the license granted to Gillette in Section 4.1(a)(iii) would (in the absence of such license) infringe a Valid Claim of an MGH Patent or an MGH Joint Patent, Gillette shall pay to Palomar on account of sales or distributions of each such Non-Light Based Product, on a Non-Light Based Product,-by-Non-Light Based Product basis, royalties in the amount of one percent (1%) of Net Sales of such product; provided, however, that Gillette’s obligation pursuant to this Section 6.2(d) shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(d) shall commence on the date of First Commercial Sale of the Non-Light Based Product and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of a MGH Patent or MGH Joint Patent covering such product. Except as otherwise expressly provided in ARTICLE VIII, all royalty payments under this Section 6.2(d) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

                (e)   Royalties for Products or Systems Exploited Pursuant to the License Grant by Palomar to Gillette in Section 4.1(a)(iv). In the event, and only to the extent, that the Manufacture, sale, offer for sale, use or import of a product or system outside the Field by or on behalf of Gillette or any of its sublicensees pursuant to the license granted to Gillette in Section 4.1(a)(iv) would (in the absence of such license) infringe a Valid Claim of a Joint Patent with respect to which Gillette does on have an ownership interest, Gillette shall pay to Palomar on account of sales or distributions of each such products or systems, on a product-by-product or system-by-system basis (as applicable), royalties in the amount of one percent (1%) of Net Sales of such product; provided, however, that Gillette’s obligation pursuant to this Section 6.2(e) shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(e) shall commence on the date of First Commercial Sale of such product or system in such country and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of any such Joint Patent covering such product or system. Except as otherwise expressly provided in ARTICLE VIII, all royalty payments under this Section 6.2(e) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

        6.3 Payments to Gillette.

                (a)   Products Claimed by Gillette Licensed Patents. Subject to the terms, conditions and limitations of this Agreement, including Section 6.3(b), in the event that Palomar Exploits, or grants to a Third Party a sublicense to Exploit, any product or service covered by a Gillette Licensed Patent, and provided that Gillette has granted to Palomar a license under the Gillette Licensed Patents that is being exercised by such Exploitation, Palomar shall pay to Gillette on a product-by-product and country-by-country basis, royalties in the amount of one percent (1%) of Net Sales of such product or service in such country, which Net Sales shall be calculated as provided in the definition of “Net Sales,” substituting therein “Palomar” for “Gillette” wherever such term appears. The royalty obligations under this Section 6.3(a) shall terminate, on a country-by-country basis, with respect to each product for which a royalty is payable upon the expiration date in such country of the last to expire of any Valid Claim of a Gillette Licensed Patent covering such product or service.

                (b)   Third Party Royalties. In the event that Palomar’s Exploitation of any product or service under the rights granted by Gillette to Palomar under the Gillette Licensed Patents triggers any payment obligations by Gillette to any Third Party, Gillette shall so inform

Palomar in writing and provide to Palomar a copy of such Third Party agreement. Palomar shall be required to pay to Gillette any such payment obligations attributable to Palomar’s exercise of any rights or license (or sublicense) under such Third Party agreement that accrue after Palomar’s receipt of such agreement; provided, however, that in the event that Palomar elects not to exercise any rights or a license (or sublicense) under such Third Party agreement, Palomar shall so inform Gillette in writing and from and after such date Palomar shall have no such rights or license (or sublicense) and shall have no obligation to make such payments to Gillette for such payment obligations that accrue after such date unless and until the parties otherwise mutually agree in writing.

        6.4 TTP and Royalty Reductions for Independent Products. Subject to Section 6.6(b), on an Independent Product-by-Independent Product and country-by-country basis, with respect to each Independent Product sold by Gillette or any of its agents, distributors or (sub)licensees to one or more Third Parties in a particular country, during any given Calendar Quarter, if the sum of TTPs and royalty payments owed by Gillette to Palomar and by Gillette to one or more Third Parties in connection with sales of such Independent Product in such country, exceeds ten percent (10%) of the Net Sales of such product in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable TTP rate and royalty rate payable to Palomar (as provided in this ARTICLE VI) (the sum of such rates, the “Independent Product Payment Rate”) and (B) the rates of TTPs and royalties payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Independent Product Payment Rate payable to Palomar for such Calendar Quarter (which reduction shall be applied pro rata to each of the TTP rate and the royalty rate). Notwithstanding anything contained in this Agreement to the contrary, amounts paid by Gillette to Palomar pursuant to Section 6.1(i) shall be excluded from the royalty reduction provisions contained in this Section 6.4.

        6.5 Royalty Reductions for Gillette Licensed Patents. On product/service-by-product/service and country-by-country basis, with respect to each product/service sold by or distributed by Palomar or any of its agents, distributors or (sub)licensees to one or more Third Parties in a particular country for which Palomar is obligated to pay Gillette a royalty pursuant to Section 6.3, during any given Calendar Quarter, if the sum of royalty payments owed by Palomar to Gillette and by Palomar to one or more Third Parties, as the case may be, in each case in connection with sales of such product/service in such country, exceeds ten percent (10%) of the Net Sales of such product/service in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable royalty rate payable to Gillette (as provided in this ARTICLE VI) (the sum of such rates, the “Product/Service Payment Rate”) and (B) the rates of TTPs and royalties payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Product/Service Payment Rate payable to Gillette for such Calendar Quarter; provided, however, that in no event shall the Product/Service Payment Rate be reduced more than thirty-three percent (33%) in any Calendar Quarter. For purposes of this Section, for sales by Palomar or any of its of its agents or (sub)licensees, Net Sales shall be calculated as provided in the definition of “Net Sales,” substituting therein “Palomar” for “Gillette” wherever such term appears. Notwithstanding anything contained in this Agreement to the contrary, amounts paid by Palomar to Gillette pursuant to Section 6.3(b) shall be excluded from the royalty reduction provisions contained in this Section 6.5.

        6.6 TTP and Royalty Payments.

                (a)   In General. Running royalties and TTPs payable pursuant to Sections 6.1(e)(ii), 6.1(f)(i), 6.2(b)(i), 6.2(b)(ii), 6.2(c) and 6.3 shall be payable on a Calendar Quarterly basis, within sixty (60) days after the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made. Royalties shall be calculated in accordance with GAAP and with the terms of this ARTICLE VI.

                (b)   Offsets, Credits and Reductions. Notwithstanding any right of Gillette (i) pursuant to Article VIII to offset or credit certain amounts against royalties or TTPs owed by Gillette to Palomar in this Agreement, or (ii) pursuant to Section 6.1(h) or 6.4 to otherwise reduce the amount of royalties or TTPs payable by Gillette to Palomar, the aggregate credits, offsets and other reductions that Gillette shall be permitted to apply in any given Calendar Quarter with respect to a particular product shall not exceed, in the case of royalties, if any, royalties in the amount of one percent (1%) of Net Sales during such Calendar Quarter with respect to such product, and in the case of TTPs, if any, TTPs in the amount of one percent (1%) of Net Sales during such Calendar Quarter with respect to such product. Credits, offsets and reductions not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

                (c)   Covenants. The parties have agreed to the TTPs set forth in Sections 6.1(e) and 6.2(b) and the royalties set forth in Sections 6.1(f) and 6.2(c). Gillette hereby stipulates to the fairness and reasonableness of such TTPs and royalties and covenants not to allege or assert, or cause any Third Party to allege or assert, that the TTP or royalty obligations are unenforceable or illegal in any way. To the extent permitted by Applicable Law, Gillette further covenants to include in any agreement with a Third Party in which it grants to such Third Party a sublicense under any license granted to it by Palomar hereunder a term that prohibits such Third Party from alleging or asserting to any court or other appropriate governmental entity that the payments owed to Gillette by such Third Party on account of payments owed by Gillette to Palomar under this Agreement are unenforceable or illegal in any way. In the event that Gillette asserts or alleges, or causes any Third Party to assert or allege, to any court or other appropriate governmental entity that such TTPs or royalties are not legal or otherwise enforceable, this assertion or allegation will constitute a material breach by Gillette hereunder and Palomar shall have the right to terminate this Agreement immediately in accordance with Section 10.3 because of the material breach by Gillette without any opportunity to cure.

        6.7 TTP and Royalty Statements. Each TTP and royalty payment hereunder shall be accompanied by a statement showing (a) the number of units of each product sold by the payor party on a country-by-country basis during the applicable Calendar Quarter, (b) the amount of royalties and TTPs, if any, due on such Net Sales, (c) withholding taxes, if any required by Applicable Law to be deducted, (d) the date of the First Commercial Sale for all Products in any country that occurred during the reporting period, (e) any calculation concerning a reduction in TTPs or royalties pursuant to Section 6.1(h), 6.4 or 6.5, as applicable, and (f) the exchange rates used in determining the amount of United States dollars. In addition, each TTP and royalty and other payment hereunder shall be accompanied by a statement showing (i) any credits, offsets or other reductions (if any) taken against such payment, (ii) a reasonably detailed statement of the source of such credits, offsets or other reductions; (iii) the provision(s) of this Agreement expressly authorizing such credits, offsets or other reductions, (iv) the extent to which such credits, offsets or other reductions were capped pursuant to Section 6.6(b) or any provision of ARTICLE VIII; and (v) the amount and nature any credits, offsets and other reductions that are carried into future Calendar Quarters as a result of being capped pursuant to such Section or ARTICLE.

        6.8 Records Retention; Audit.

                (a)   Record Retention. Until the third (3rd) anniversary of December 31 of the Calendar Year in which a product for which a party owed to the other party TTP or royalty payments is sold or distributed, the paying party shall keep (and shall ensure that its agents and (sub)licensees shall keep) records of such sales in sufficient detail to confirm the accuracy of the TTP or royalty calculations hereunder. With respect to any credits, offsets or other reductions (if any) taken against any TTP or royalty or other payment, until the third (3rd) anniversary of December 31 of the Calendar Year in which any such credit, offset or other reduction is taken, the paying party shall keep (and shall ensure that its agents and (sub)licensees shall keep) records of such credits, offsets or other reductions in sufficient detail to confirm the accuracy of them hereunder.

                (b)   Audit. Upon the written request of the receiving party and not more than once in each Calendar Year, the paying party shall permit an independent certified public accounting firm of nationally recognized standing selected by the receiving party, and reasonably acceptable to the paying party, at the receiving party’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the paying party as may be reasonably necessary to verify the accuracy of the TTP or royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the paying party and the receiving party whether the royalty or reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the receiving party.

                (c)   Payment of Additional TTPs or Royalties. If such accounting firm concludes that additional TTPs or royalties were owed during such period, or excess credits, offsets or other reductions were taken, the paying party shall pay the additional TTPs or royalties, as applicable, with interest calculated as provided in Section 6.10 from the date originally due, within thirty (30) days after the date on which such accounting firm’s written report is delivered to the paying party. If, and only if, the amount of the underpayment is greater than two percent (2%) of the total amount owed, then the paying party shall reimburse the receiving party for all costs related to such audit.

                (d)   Confidentiality. The receiving party shall treat all information subject to review under this Section 6.8 in accordance with the confidentiality provisions of ARTICLE IX and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the paying party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

        6.9 Mode of Payment. All payments to Palomar or Gillette under this Agreement shall be made by deposit of United States Dollars in the requisite amount to such bank account as the receiving party may from time to time designate by notice to the paying party. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving party, which shall be for the account of such party), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the Calendar Quarter with respect to which sales remittance is made for TTPs or royalties. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the Calendar Quarter; each daily exchange rate shall be obtained from The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the parties. Unless otherwise designated by Palomar in writing, all payments to Palomar under this Agreement shall be made by wire transfer to the following bank account:

Banknorth
370 Main Street
Worcester, MA 01608
ABA No.: 211370545
Account No.: 8241022982
Account Name: Palomar Medical Technologies, Inc.

        6.10 Interest on Late Payments. Each party shall pay interest to the other party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of (a) the prime rate, as published in The Wall Street Journal, Eastern United States Edition, plus one and one-half percent (1.5%), on the last business day preceding the date of payment, or (b) the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

        6.11 Withholding. The parties shall use all reasonable and legal efforts to reduce tax withholding on payments due the other party hereunder. Notwithstanding such efforts, if a party reasonably concludes that tax withholdings under the laws of any country are required with respect to payments to the other party, such party shall withhold the required amount and pay it to the appropriate governmental entity. Such party shall cooperate with the other party in the event the other party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to include, without limitation, such party promptly providing the other party with original receipts or other evidence reasonably desirable and sufficient to allow the other party to document such withholdings.

        6.12 Blocked Payments. In the event that, by reason of Applicable Law or regulation in any country, it becomes impossible or illegal for one party to transfer payments to the other party, such payments shall be deposited in local currency in the relevant country to the credit of the other party in a recognized banking institution designated by the other party or, if none is designated by the other party within a period of thirty (30) days after its receipt of written notice from such party, in a recognized banking institution selected by such party and identified in a subsequent written notice given to the other party.

ARTICLE VII
Reports

        7.1 Complaints. Each party shall maintain a record of any and all complaints it receives with respect to the Female Product(s) as required by Applicable Law. Each party shall notify the other party in reasonable detail of any complaint received by it relating to any Female Product within thirty (30) days after receiving the complaint, and in any event in sufficient time to allow such other party to comply with any and all regulatory and other requirements imposed upon it in any jurisdiction in which the Female Product(s) is being marketed.

        7.2 Adverse Event Reporting. Each party shall provide the other party with all information necessary or desirable for such other party to comply with all Applicable Law with respect to the Female Product(s). In the event that the Female Product(s) is a PMA Product, the parties shall (a) develop appropriate adverse experience reporting procedures; (b) provide any material information on the Female Product(s) from pre-clinical or clinical laboratory studies, as well as serious or unexpected adverse experience reports from Clinical Trials of the Female Product(s); and (c) report and provide such information in such a manner and time so as to enable the parties to comply with all Applicable Law in countries for which Regulatory Approval is or will be sought.

        7.3 Product Recall.

                (a)   Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Female Product, or in the event either party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other party thereof by telephone or facsimile. Following notification of a recall, within seventy-two (72) hours, Gillette shall decide whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.

                (b)   Recall Expenses. Gillette shall bear the expenses of any recall of a Female Product; provided, however, that Palomar shall bear the direct expense to Gillette of a recall to the extent that such recall resulted from Palomar’s gross negligence or willful misconduct. (For the avoidance of doubt, nothing contained in this Section 7.3(b) shall in any way alter or diminish any indemnification obligation of Palomar pursuant to ARTICLE XI.) Such expenses of recall shall include expenses for notification, destruction or return of the recalled Female Product and any refund to consumers of amounts paid for the recalled Female Product. In the event that Palomar bears any such expenses of a recall, notwithstanding the last sentence of Section 7.3(a), Gillette shall consult with Palomar in good faith on the manner in which any such recall shall be conducted. The rights and remedies of Gillette under this Section shall be cumulative and in addition to any other rights or remedies that may be available to Gillette under this Agreement or at law.

ARTICLE VIII
Intellectual Property Rights

        8.1 Intellectual Property Ownership.

                (a)   Ownership of Gillette Patents and Gillette Know-How. Subject to the license grants to Palomar in this Agreement, as between the parties, Gillette shall own and retain all right, title and interest in and to any and all Gillette Patents, Gillette Know-How and Gillette Regulatory Documentation.

                (b)   Ownership of Palomar Patents, Palomar Know-How and Palomar U.S. Regulatory Documentation. Subject to the license grants to Gillette in this Agreement, as between the parties, Palomar shall own and retain all right, title and interest in and to all Palomar Patents, Palomar Know-How and Palomar U.S. Regulatory Documentation.

                (c)   Ownership and Exploitation of Joint Inventions and Joint Technology.

                                (i)   Palomar shall own all right, title and interest in and to all (A) Joint Inventions first conceived or reduced to practice during the Restricted Access Period, and (B) all Joint Technology with respect thereto. At the end of the Restricted Access Period, provided that Gillette does not terminate this Agreement pursuant to Section 10.4(a), Palomar shall assign, and hereby does assign, to Gillette, without payment of additional consideration, an equal, undivided interest in all such Joint Inventions and Joint Technology conceived or reduced to practice on or before the last day of the Restricted Access Period. If Gillette terminates this Agreement pursuant to Section 10.4(a), then there shall be no assignment by Palomar to Gillette of any such interest and any such Joint Inventions or Joint Technology shall be deemed “Palomar Patents” or “Palomar Know-How,” as the case may be, and shall no longer be treated as “Joint Inventions” or “Joint Technology” hereunder. If Gillette does not terminate this Agreement pursuant to Section 10.4(a), Gillette, on the one hand, and Palomar, on the other hand, shall each own an equal, undivided interest in (1) Joint Inventions first conceived or reduced to practice after the Restricted Access Period, and (2) all Joint Technology with respect thereto. Each party agrees to disclose to the other party promptly in writing any and all Joint Inventions and Joint Technology that are conceived or reduced to practice by or on behalf of such party, provided that Palomar shall not disclose to Gillette during the Restricted Access Period any Joint Invention or Joint Technology, and provided further that Palomar shall have no obligation to disclose to Gillette any Joint Invention or Joint Technology at any time in the event Gillette terminates this Agreement pursuant to Section 10.4(a). In addition, the party with an obligation to make such disclosures agrees, as necessary to evidence joint ownership of any and all such Joint Inventions and Joint Technology, to assign (and hereby assigns) to the other party or to cause its employees and agents to assign to the other party, without payment of additional consideration, an equal, undivided interest in such Joint Inventions or Joint Technology, as the case may be.

                                (ii)   Notwithstanding Section  8.1(c)(i), there may be instances in which Joint Inventions and related Joint Technology arise from work performed by a party in collaboration with a non-profit entity that is not obligated to assign such Joint Inventions and Joint Technology to such party, rights to which shall be treated as follows for purposes of this Agreement:

                                        (1)   In the event that either party proposes to subcontract any R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities to any non-profit entity that would retain an ownership interest in any Joint Inventions and related Joint Technology conceived or reduced to practice in connection with the performance of such activities, the subcontracting party shall notify the R&D Committee and the R&D Committee shall determine whether to permit such subcontract on the terms with the non-profit entity proposed by the subcontracting party, whereupon the parties shall mutually agree in good faith how to treat any such Joint Inventions and related Joint Technology under this Agreement.

                                        (2)   As of the date first written above, the parties understand and agree that the Initial R&D Plan provides that certain R&D Activities will be performed by MGH pursuant to the MGH Agreements, and MGH will retain an ownership interest in the Joint Inventions and related Joint Technology arising from such activities to the extent that an individual affiliated with MGH is an inventor of such Joint Inventions, all as provided in the MGH Agreements. In addition, Palomar may subcontract to MGH additional activities to be performed by Palomar hereunder. With respect to those Joint Inventions in which MGH retains an ownership interest (the “MGH Joint Inventions) and the related Joint Know-How, Joint Patents and Joint Technology (the “MGH Joint Know-How,” “MGH Joint Patents,” and “MGH Joint Technology,” respectively), Palomar shall assign to Gillette as provided in Section 8.1(c)(ii) an equal and undivided share of Palomar’s partial interest in the MGH Joint Inventions and MGH Joint Technology, to the extent that Palomar owns a partial interest therein and is not a mere licensee with respect thereto. All references to Joint Inventions, Joint Technology, Joint Patents and Joint Know-How hereunder, to the extent they apply to MGH Joint Inventions, MGH Joint Technology, MGH Joint Patents and MGH Joint Know-How, shall be subject to the terms and conditions of the MGH Agreements, and all rights and obligations of the parties with respect to the foregoing shall be subject to such agreements.

                                (iii)   Subject to all of the terms and conditions of this Agreement, each party may Exploit Joint Inventions and Joint Technology without an accounting or obligation to, or consent required from, the other party. Except in connection with a Third Party Collaboration, neither party may (sub)license any Joint Technology for use outside the Field without the other party’s prior written consent, which shall not be unreasonably withheld; provided that (A) Gillette’s consent shall not be required for Palomar to (sub)license Joint Technology (whether or not in connection with a Third Party Collaboration) for Exploitation by one or more Third Party(ies) of Light-Based Products outside the Field, and (B) Palomar’s consent shall not be required for Gillette to (sub)license Joint Technology (whether or not in connection with a Third Party Collaboration) for the Exploitation by one or more Third Parties of Non-Light-Based Products.

        8.2 Various Patent Matters.

                (a)   Inventorship Procedure. During the R&D Period, the R&D Committee shall, at the written request of either party and consistent with the terms of this Agreement, establish a mutually agreeable procedure for determining inventorship of Information and Inventions asserted by one party to be Joint Inventions and Joint Technology both during the

R&D Period and thereafter. Any such procedure shall be subject to the dispute resolution procedure set forth in Section 13.1.

                (b)   U.S. Patents. Any Joint Invention that would be rendered unpatentable in the United States solely on account of prior art under one or more of subsections 102(e), (f), or (g) of Title 35, U.S.C., but for the absence of an obligation of assignment of such Joint Invention (or an undivided interest therein) to the other party hereto, is hereby subjected to an obligation of assignment to such other party of such interest in such invention as renders such Joint Invention patentable in the United States and thereby gives rise to a Joint Patent. Such assignment shall have force and effect only with respect to Joint Patents granted in the United States. The rights of the parties with respect to any Joint Invention subject to an obligation of assignment under this Section 8.2(b), except for subject matter patentable to the assignee in the absence of the assignment, shall be the same as the rights that would have applied under this Agreement had no obligation to assign under this Section 8.2(b) existed. If and only if required to give force and effect to the immediately preceding sentence and, in such case, only to the extent required to give such force and effect, each assignee under this Section 8.2(b) hereby grants to each of the assignors under this Section 8.2(b) such irrevocable licenses, if any, as are required to vest in the assignor all rights the assignor would have enjoyed absence the applicable assignment.

        8.3 Prosecution of Patents.

                (a)   Palomar Patents.

                                (i)   During the Gillette Exclusive License Period. For as long as the license grants by Palomar to Gillette contained in Section 4.1(a)(i) and 4.1(a)(ii) are in effect and are exclusive (as opposed to non-exclusive) in nature (such grants, the “Gillette Exclusive Licenses,” and such period the “Gillette Exclusive License Period”), the following provisions of this Section  8.3(a)(i) shall apply to the Palomar Patents:

                                        (1)   In General. Subject to Sections 8.3(a)(i)(2) and 8.3(a)(i)(3), Palomar shall be responsible for preparing, filing, prosecuting and maintaining throughout the world the Palomar Patents. In this regard, Palomar shall prepare, file, prosecute and maintain applications to secure Palomar Patents for the Female Product Technology and, unless Gillette consents in writing otherwise, any other patentable Palomar Know-How, in the United States and all other PCT member countries and in such non-PCT member countries as Gillette may from time to time designate in writing. Palomar shall pay all Patent Costs incurred by Palomar arising from the preparation, filing, prosecution or maintenance of the Palomar Patents.

                                        (2)   Cooperation. Palomar shall regularly provide Gillette with copies of all patent applications filed by Palomar pursuant to Section 8.3(a)(i)(1) and other related material submissions and correspondence with any patent authorities, as applicable, in sufficient time to allow for review and comment by Gillette. In addition, Palomar shall provide Gillette and its counsel with an opportunity to consult with Palomar and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities in connection therewith, and Palomar shall accede to the reasonable requests of Gillette regarding the filing and prosecution of the Palomar Patents.

                                        (3)   Election not to Prosecute or Pay Patent Costs. If Palomar elects not (A) to pursue the preparation, filing, prosecution or maintenance of a Palomar Patent in a particular country, or (B) to take any other action with respect to a Palomar Patent in a particular country that is necessary or useful to establish or preserve rights thereto or (C) to pay the Patent Costs associated with any such activities, then in each such case Palomar shall so notify Gillette promptly in writing and in good time to enable Gillette to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Palomar Patent in such country. Upon receipt of each such notice by Palomar or if, at any time, Palomar fails to initiate any such action within thirty (30) days after a request by Gillette that it do so (or within such shorter time as may be required to prevent the forfeiture of rights), and thereafter diligently pursue such action, Gillette shall have the right, but not the obligation, to pursue the preparation, filing, or support the continued prosecution or maintenance, of such Palomar Patent. If Gillette elects to pursue such filing or provide such support, then Gillette shall (x) control the filing, preparing, prosecuting and maintaining of such Palomar Patent, with all the rights and obligations with respect to such Palomar Patent set forth in Sections 8.3(a)(i)(1) and 8.3(a)(i)(2) and reversed, by switching the names of the parties in each of those Sections, and (y) be responsible for all Patent Costs incurred by Gillette in connection therewith; provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of such Patent Costs against royalties payable by Gillette to Palomar, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (ii) against TTPs payable by Gillette to Palomar, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters.

                                        (4)   To the extent that a Third Party licensor has retained any right to prepare, file, prosecute or maintain or otherwise be involved in the activities specified in this Section 8.3(a)(i) with respect to any Palomar Patents, Palomar shall use commercially reasonable efforts to cause such Third Party licensor to take the actions specified by this Section 8.3(a)(i) in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Palomar shall not be deemed to be in breach of its obligations under that Section if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor. To the extent that Palomar owes such Third Party licensor for any Patent Costs arising from such patenting activities, including MGH for the MGH Patents, those Patent Costs shall be treated as being incurred by the party that is controlling such activities for purposes of allocating Patent Costs under this Section 8.3(a)(i), and to the extent that Gillette is responsible for any such Patent Costs under Section 8.3(a)(i)(3), Gillette shall reimburse Palomar within forty-five (45) days of its receipt of an invoice therefor. For example and without limitation, the MGH Patents are examples of such other Palomar Patents and the corresponding agreement(s) are the MGH Agreements.

                                (ii)   After the Gillette Exclusive License Period. After the Gillette Exclusive License Period, Palomar shall have the sole right, and sole responsibility for all Patent Costs incurred by Palomar, to prepare, file, prosecute and maintain the Palomar Patents throughout the world, and Gillette shall have no rights with respect thereto.

                (b)   Gillette Patents. Gillette shall have the sole right, and sole responsibility for all Patent Costs incurred by Gillette, to prepare, file, prosecute and maintain the Gillette Patents (including the Gillette Licensed Patents) throughout the world, and Palomar shall have no rights with respect thereto. During the Exclusivity Period, Palomar shall, at Gillette’s reasonable request and sole expense, assist and cooperate in the preparation, filing, registration and prosecution of any application, amendment, registration, submission, response or correspondence with respect to any Gillette Patents that cover or claim any Female Product or Manufacturing Process with respect thereto.

                (c)   Joint Patents.

                                (i)   In General. Palomar shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the Joint Patents throughout the world. If Palomar elects not to prepare, file, prosecute or maintain any Joint Patents in a particular country, then Palomar shall give Gillette written notice of such election at least sixty (60) days before any right would be forfeited if no action were taken, and Gillette shall thereafter have the right (but not the obligation) to prepare, file, prosecute or maintain such Joint Patent in such country. If Gillette elects to prepare, file, prosecute or maintain such Joint Patent in such country, then Gillette shall promptly notify Palomar in writing of such election. Gillette shall be responsible for all Patent Costs incurred by the parties for preparing, filing, prosecuting and maintaining the Joint Patents throughout the world (including any Patent Costs paid by Palomar to MGH arising from such activities involving MGH Joint Patents, which is addressed further in Section 8.3(c)(iii), with Gillette reimbursing Palomar for such Patent Costs within forty-five (45) of its receipt of an invoice therefor); provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of such Patent Costs only (i) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (ii) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters. Notwithstanding the above, either party may, upon prior written notice to the other party, in the case of Palomar, decline to have credits or offsets taken for up to fifty percent (50%) of, and in the case of Gillette, decline to pay all of, the Patent Costs for any Joint Patent(s) in a particular country or particular countries, which notice shall apply only with respect to Patent Costs incurred after the date of delivery of such notice. The declining party shall assign to the other party all of such party’s rights, titles and interests in and to any such Joint Patent(s) (including any right to claim priority thereto) in the relevant country or countries whereupon such Joint Patent(s) shall become solely owned by the other party but shall remain subject to any license grants to the declining party by the other party hereunder.

                                (ii)   Cooperation. Each party shall cooperate fully in the other party’s preparation, filing, prosecution, and maintenance of the Joint Patents in accordance with this Section 8.3(c)(ii) (and in any other proceedings before a patent official or office with respect thereto). Such cooperation includes, without limitation, (A) promptly executing all papers and instruments or requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such party to prepare, file, prosecute, and maintain the Joint Patents in any country; and (B) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Joint Patent, including provision of a copy of any official correspondence received by such party from a patent office in any country with respect to Joint Patents. In addition, with respect to any Joint Patents, for so long as such patent remains jointly owned, the party having prosecution responsibility therefor agrees to provide the other party a reasonable opportunity to review and comment on any proposed submission to a patent office at least thirty (30) days prior to making such submission (unless such patent office allows less than sixty (60) days for the party having prosecution responsibility to make a submission, in which case the party shall provide the other party an opportunity to review and comment on any proposed submission to such patent office at least ten (10) days prior to making such submission). If the other party fails to provide comments within fifteen (15) days after receiving such draft submission (or, in the event the patent office allows less than sixty (60) days for the responsible party to make such submission, to provide comments within five (5) days after receiving such draft submission), the submission shall be deemed approved. If, however, the other party timely provides comments with respect to such draft submission, the responsible party agrees to reasonably consider such comments.

                                (iii)   MGH Joint Patents. With respect to the MGH Joint Patents, because MGH has or will have rights to prepare, file, prosecute or maintain or otherwise be involved in the activities specified in this Section 8.3(c) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by this Section 8.3(c) in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under this Section 8.3(c) if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH. To the extent that Palomar owes MGH for any Patent Costs arising from such patenting activities, those Patent Costs shall be treated as being incurred by the party that is controlling such activities for purposes of allocating Patent Costs under this Section 8,3(c), and to the extent that Gillette is responsible for any Patent Costs under Section 8.3(c)(i), Gillette shall reimburse Palomar for the Patents Costs Palomar owes MGH as provided therein.

        8.4 Enforcement of Patents.

                (a)   Rights and Procedures for Certain Infringement of Palomar Patents During the Gillette Exclusive License Period. For any infringement of one or more Palomar Patents that occurs during the Gillette Exclusive License Period, the following provisions of this Section 8.4(a) shall apply.

                                (i)   If either party determines that any Palomar Patent is being or was infringed by a Third Party’s activities during the Gillette Exclusive License Period and that such infringement falls (in whole or in part) within the scope of the Gillette Exclusive Licenses, it shall notify the other party in writing and provide it with any evidence of such infringement that is reasonably available.

                                (ii)   Gillette shall have the first right (but not the obligation) to remove any infringement referred to in Section 8.4(a)(i) with respect to any Palomar Patent by appropriate steps, including filing an infringement suit or taking other similar action. In the event that Gillette takes such steps to remove any such infringement, including by filing an infringement action, Gillette shall be responsible for the costs and expenses relating thereto; provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of the total costs and expenses only (A) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (B) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters.

                                (iii)   In the event that Gillette fails within ninety (90) days following notice of any infringement referred to in Section 8.4(a)(i) to remove such infringement or file an infringement lawsuit, Palomar shall have the right (but not the obligation) to do so at Palomar’s sole expense.

                                (iv)   The party other than the party enforcing the applicable Palomar Patent pursuant to this Section 8.4(a) (A) shall provide reasonable assistance to the party enforcing such patent, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours and for reasonable periods of time, and joining the action to the extent necessary to allow the enforcing party to maintain the action, (B) provided that in the case of Gillette as the non-enforcing party, Gillette may recover its reasonable out-of-pocket costs and expenses pursuant to Section 8.4(e) and (C) provided that in the case of Palomar as the non-enforcing party, Gillette shall pay Palomar’s reasonable out-of-pocket expenses and shall have right to off-set the full amount of them according to the procedure set forth in the proviso to the second to last full sentence and the last full sentence of Section 8.4(a)(ii) with the phrase “fifty percent (50%) of the total costs and expenses” therein to be read to refer instead to all of such reasonable out-of-pocket expenses for such purposes. The other party shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.3(e). If the other party elects to so participate or be involved, the enforcing party shall provide the other party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto), and the enforcing party shall accede to reasonable requests of the other party regarding such enforcement.

                                (v)   To the extent that a Third Party licensor has retained any right to enforce or otherwise be involved in the activities specified in this Section 8.4(a) for any Palomar Patents, Palomar shall use commercially reasonable efforts to cause such Third Party licensor to take the actions specified by this Section 8.4(a) in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Palomar shall not be deemed to be in breach of its obligations under Section 8.4(a) if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor. For example and without limitation, the MGH Patents are such Palomar Patents and the corresponding agreement(s) are the MGH Agreements.

                (b)   Rights and Procedures for Certain Infringement of Joint Patents.

                                (i)   Joint Patents Exclusively Licensed to Gillette under Section 4.1(a)(i). For any infringement of one or more Joint Patents that are subject to the license contained in Section 4.1(a)(i) and that occurs during the Gillette Exclusive License Period, the following provisions of this Section 8.4(b)(i) shall apply: If either party determines that any Joint Patent is being or was infringed by a Third Party’s activities during the Gillette Exclusive License Period and such infringement falls (in whole or in part) within the scope of such license grant, it shall notify the other party in writing and provide it with any evidence of such infringement that is reasonably available. To the extent that any such infringement falls within the scope of the Gillette Exclusive Licenses, and only to such extent, Gillette, at Gillette’s sole expense, shall have the right (but not the obligation) to remove any such infringement with respect to any Joint Patent (but no other infringement with respect to any Joint Patent) by appropriate steps, including filing an infringement suit or taking other similar action. In the event that Gillette fails within ninety (90) days following notice of such infringement to remove such infringement or file an infringement lawsuit, Palomar shall have the right (but not the obligation) to do so at Palomar’s sole expense; provided, however, that if Gillette has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, Gillette shall have an additional ninety (90) days to conclude its negotiations before Palomar may bring suit for such infringement. The party not enforcing the applicable Joint Patent (A) shall provide reasonable assistance to the other party, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action, and (B) provided that in the case of Gillette as the non-enforcing party, Gillette may recover its reasonable out-of-pocket costs and expenses pursuant to Section 8.4(e) and (C) provided that in the case of Palomar as the non-enforcing party, Gillette shall pay Palomar’s reasonable out-of-pocket expenses and shall have right to off-set the full amount of them according to the procedure set forth in the proviso to the second to last full sentence and the last full sentence of Section 8.4(a)(ii) with the phrase “fifty percent (50%) of the total costs and expenses” to be read to refer instead to all of such reasonable out-of-pocket expenses for such purposes. The other party shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.4(e). If the other party elects to so participate or be involved, the enforcing party shall provide the other party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto), and the enforcing party shall accede to reasonable requests of the other party regarding such enforcement.

                                (ii)   Joint Patents Exclusively Licensed to Gillette under Section 4.1(a)(iii). Pursuant to this Agreement, Palomar has granted to Gillette a certain exclusive license with respect to Joint Patents under Section 4.1(a)(iii). If Palomar determines that any Joint Patent is being or was infringed by a Third Party’s activities and such infringement falls (in whole or in part) within the scope of such license grant, Palomar shall notify Gillette in writing and provide it with any evidence of such infringement that is reasonably available. To the extent that any infringement falls within the scope of such license grant, and only to such extent, Gillette shall have the exclusive right (but not the obligation), at its sole expense, to attempt to remove such infringement (but no other infringement with respect to any Joint Patent), including filing an infringement suit or taking other similar action, and Palomar shall have no right of enforcement with respect thereto. Palomar shall provide reasonable assistance to Gillette, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow Gillette to maintain the action; provided that Gillette shall reimburse Palomar for any reasonable out-of-pocket costs and expenses incurred by Palomar to provide such reasonable assistance. Palomar shall have the right to participate or otherwise be involved in any suit prosecuted by Gillette at Palomar’s sole cost and expense, which cost and expense may be recovered by Palomar from recoveries made by Gillette on a pro rata basis with Gillette’s reasonable cost and expense related to such suit. If Palomar elects to so participate or be involved, Gillette shall provide Palomar and its counsel with an opportunity to consult with Gillette and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto).

                                (iii)   Joint Patents Exclusively Licensed to Palomar. Pursuant to this Agreement, Gillette has granted to Palomar certain exclusive license(s) with respect to Joint Patents, which are in effect as of the Effective Date or shall become effective upon certain termination events. Those exclusive license grants are contained in Sections 4.2(d), 10.7(b)(v), 10.7(c)(v), 10.7(d)(v) and 10.8(a)(v) (the “Palomar Exclusive Licenses”). The following provisions of this Section 8.4(b)(iii) shall apply to the enforcement of the Joint Patents during the period that any one or more of the Palomar Exclusive Licenses are in effect (the “Palomar Exclusive License Period”). If Gillette determines that any Joint Patent is being or was infringed by a Third Party’s activities during the Palomar Exclusive License Period for any Palomar Exclusive License and such infringement falls (in whole or in part) within the scope of such Palomar Exclusive License, Gillette shall notify Palomar in writing and provide it with any evidence of such infringement that is reasonably available. Palomar shall have the first right (but not the obligation), at its sole expense, to attempt to remove such infringement, including filing an infringement suit or taking other similar action. In the event that Palomar fails within ninety (90) days following notice of such infringement to remove such infringement or file an infringement lawsuit, Gillette shall have the right (but not the obligation) to do so at Gillette’s sole expense if Gillette reasonably concludes that such infringement is materially affecting Gillette’s commercialization of the Female Product(s); provided, however, that if Palomar has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, Palomar shall have an additional ninety (90) days to conclude its negotiations before Gillette may bring suit for such infringement. The party not enforcing the applicable Joint Patents (A) shall provide reasonable assistance to the other party, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action. In the event that Gillette is the enforcing party, it shall reimburse Palomar for Palomar’s reasonable out-of-pocket costs and expenses incurred by Palomar in connection with providing such assistance to Gillette. The party not enforcing the applicable Joint Patent(s) shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.4(e). If such party elects to so participate or be involved, the enforcing party shall provide such party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto).

                (c)   Rights and Procedures for Certain Infringement of Both Joint Patents and Palomar Patents During the Gillette Exclusive License Period. In the event of any infringement by a Third Party of both a Palomar Patent(s) and a Joint Patent(s), which infringement would otherwise be subject to both Sections 8.4(a) and 8.4(b)(i) because such infringement occurred during the Gillette Exclusive License Period and falls (in whole or in part) within the scope of the Gillette Exclusive Licenses, the parties shall meet to discuss how to proceed with respect to such infringement, but only to the extent that such infringement falls within the scope of the Gillette Exclusive Licenses. If with respect to such infringement either party elects to enforce either the relevant Palomar Patent(s) or Joint Patent(s) under Section or, respectively, such enforcement shall be consistent with the terms of those Sections.

                (d)   MGH Joint Patents. With respect to the MGH Joint Patents, because MGH has or will have retained rights to enforce or otherwise be involved in the activities specified in Section 8.4(b), 8.4(c) and 8.4(g)(i) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by those Sections in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under those Sections if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH.

                (e)   Certain Recoveries; Costs and Expenses. Any amounts recovered by either party pursuant to Section 8.4(a), 8.4(b) or 8.4(c), whether by settlement or judgment or otherwise, shall be used to reimburse the parties for their reasonable costs and expenses (whether directly incurred or offsetable against a party) in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses, and in the case in which Gillette is responsible for such costs and expenses subject to a right of offset under those Sections, to the extent that Gillette has offset any such costs or expenses as expressly permitted therein, subject to any other credits, offset or other reductions available to Gillette in accordance with the terms of this Agreement, Gillette shall pay Palomar the aggregate offset amounts within forty-five (45) days of Gillette receiving such amounts), with any remainder being allocated between the parties based on the economic interests of the parties under this Agreement; provided, however, that in the case of enforcement of a Joint Patent, infringement of which falls partly outside of the fields exclusively licensed to Gillette, Gillette shall not retain any portion of such recovery relating to damages outside such fields.

Notwithstanding the foregoing, the remainder shall be allocated in all events so that Palomar receives an amount at least equal to the amount owed by Palomar to MGH as a result of the enforcement of such MGH Patents or MGH Joint Patents or to such Third Party licensor as a result of the enforcement of such Palomar Patents so that Palomar does not incur any liability as a result of the license of such MGH Patents, MGH Joint Patents and such Palomar Patents.

                (f)   Settlement. Except with the consent of the other party, which shall not be unreasonably withheld, neither party shall consent to entry of any judgment or enter into any settlement with respect to any infringement identified in Sections 8.4(a), 8.4(b), 8.4(c) or 8.4(g)(ii) that would result in injunctive or other relief being imposed against the other party or would have a material adverse affect on the other party’s business.

                (g)   Retained Rights for Certain Palomar Patents, Gillette Patents and Joint Patents.

                                (i)   Palomar Patents and Gillette Patents. Except as otherwise provided by the provisions of Section 8.4(a), 8.4(b) or 8.4(c), each party shall retain the sole right to enforce its Patents (e.g., in the case of Palomar, Palomar Patents, and in the case of Gillette, Gillette Patents) against all infringers at its sole cost and expense.

                                (ii)   Joint Patents. In the event of any infringement of any Joint Patent that is not addressed by either Section 8.4(b)(i), 8.4(b)(ii) or 8.4(b)(iii), the parties shall meet to discuss how to proceed with respect to such infringement. For avoidance of doubt, it is understood that any infringement of any Joint Patent that is subject to those Sections shall not be subject to this Section 8.4(g)(ii) even in the event that the party(ies) having rights to enforce any such Joint Patent under those Sections declines to do so. If the parties are not able to agree on a course of action, either party may assert such Joint Patent and initiate an action with respect to such infringement, at its sole expense with no obligation to share any resulting recovery, provided that such party has given the other party the opportunity to join in such assertion and action and to share equally in any expenses and recoveries in connection therewith. The party not enforcing such Joint Patent shall provide reasonable assistance to the other party, at such other party’s expense, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action, provided that in the event that the non-enforcing party has not agreed to join in such assertion and action in accordance with the immediately preceding sentence, the enforcing party shall reimburse the non-enforcing party for any reasonable out-of-pocket costs and expenses incurred by the non-enforcing party to provide such reasonable assistance. In no event shall this Section 8.4(g)(ii) be construed or applied in any way to limit the ability of either party to practice or (sub)license any Joint Patent; provided, however, that once a party has commenced an action for infringement against a Third Party, the other party shall not grant to such Third Party a license under any Joint Patent that may nullify the action for any such infringement, with the understanding that the foregoing proviso shall not apply to a Third Party Collaboration entered into by either party after the commencement of such action but for which substantial good faith negotiations had occurred before such commencement. With respect to the MGH Joint Patents, because MGH has retained rights to enforce or otherwise be involved in the activities specified in this Section 8.4(g)(ii) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by this Section 8.4(g)(ii) in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under those Sections if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH.

        8.5 Infringement of Third Party Rights.

                (a)   Third Party Licenses. If (x) Gillette reasonably concludes, after consultation with Palomar and with an independent patent attorney reasonably acceptable to the parties, that one or more Patents have issued to a Third Party in any country such that Gillette cannot Exploit the Female Product(s) in such country without infringing such Patent or (y) as a result of any claim made against Gillette or sublicensees alleging that the Exploitation of the Female Product(s) by Gillette or any of its sublicensees infringes or misappropriates any Patent or any other intellectual property right of a Third Party in any country, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that Gillette cannot Exploit the Female Product(s) in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, Gillette shall have the right (but not the obligation) to negotiate and obtain a license from such Third Party as necessary for Gillette and its sublicensees to Exploit the Female Product(s) in such country. In the event that Gillette determines that a license from such Third Party is not commercially viable for Gillette and elects not to obtain a license from such Third Party, Gillette shall have no obligation to commercialize the Female Product(s) in such country(ies). Notwithstanding the foregoing, prior to Gillette’s entering into any such license with a Third Party, with respect to which license Gillette shall seek a right to offset royalties owed by Gillette to Palomar hereunder, Gillette shall confer with Palomar to discuss in good faith whether any design-around or other solutions are reasonably available to Gillette with respect to the allegedly infringing technology, provided that Gillette shall retain discretion as to whether to seek such license.

                (b)   Costs of Third Party License. In the event that Gillette obtains a license from such Third Party with respect to the Exploitation of Female Product(s) pursuant to Section 8.5(a), the royalties and other payments due from Gillette to such Third Party shall be allocated between the parties based on the intellectual property interests in the Female Product(s) or Manufacturing Processes relating thereto that is alleged to infringe the Third Party’s patents, as follows:

                                (i)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Gillette (other than as a result of this Agreement), Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

                                (ii)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Core Palomar Patent, Palomar shall be responsible for two-thirds and Gillette shall be responsible for one-third of the royalties and other payments owed to such Third Party pursuant to such license, subject to the last paragraph of this Section 8.5(b).

                                (iii)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or

Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Non-Core Palomar Patent, Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

                                (iv)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are jointly-owned by Palomar and Gillette, Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

All payments to the Third Party pursuant to any such license shall be made by Gillette to such Third Party and, in the case of clause (ii) above, and subject to Section 6.6(b), Gillette’s only right of recovery with respect to Palomar’s two-thirds share of such payments shall be to offset Palomar’s share of such payments, on a country-by-country basis, only (A) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales in each such country, and (B) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales in each such country (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Offsets not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

                (c)   Third Party Litigation.

                                (i)   In General. In the event that a Third Party institutes a patent, trade secret or other infringement suit against a party during the Exclusivity Period, alleging that the Exploitation of the Female Product infringes one or more patents, trade secrets or other intellectual property rights held by such Third Party (an “Infringement Suit”), then Gillette shall have the first right, but not the obligation, to assume direction and control of the defense of claims arising therefrom. If Gillette determines not to assume such direction and control, Palomar shall have the right, but not the obligation, to defend against such claims. The party controlling the defense of an Infringement Suit shall have the right to compromise or settle any action or claims asserted against it by the Third Party; provided, however, that such controlling party shall consult with the other party before comprising or settling any such action or claim (which consultation shall include, without limitation, discussing in good faith whether any design-around or other solutions are reasonably available with respect to the allegedly infringing technology), and provided further that, such controlling party shall not compromise or settle, without the other party’s prior written consent, (a) actions or claims asserted against the other party, or (b) in the event that such compromise or settlement would result in injunctive relief being imposed against the other party.

                                (ii)   Costs, Damages and Settlements. In the event that either party assumes control of any Infringement Suit described in Section 8.5(c)(i), all costs and expenses incurred by such party in connection with the defense of such action, any damage awards against either or both parties, and any settlements entered into by such party, if any, based on a claim that the Exploitation of the Female Product infringes one or more patents, trade secrets or other intellectual property rights held by such Third Party, shall be allocated as follows:

                                        (1)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Core Palomar Patent, Palomar shall be responsible for two-thirds and Gillette shall be responsible for one-third of the costs and expenses incurred by the controlling party in connection with the action, and of the damage awards and settlements, if any, owed to such Third Party; provided, however, that all such amounts shall be paid by Gillette in the first instance and, subject to Section 6.6(b), Gillette’s only right of recovery with respect to Palomar’s two-thirds share of such amounts shall be to offset Palomar’s share of such amounts only (i) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales in each such country, and (ii) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales in each such country (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Offsets not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

                                        (2)   In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Non-Core Palomar Patent, by Gillette, or jointly by the parties, Gillette shall be solely responsible for all the costs and expenses incurred by the parties in connection with the action, and the damage awards and settlements, if any, owed to such Third Party.

                                (iii)   Other Actions and Costs. Except as provided in Sections 8.5(c)(i) and 8.5(c)(ii), each party shall have the right to control any infringement action brought against it by a Third Party, and each party shall bear its own costs and expenses and liabilities in connection with any such infringement action.

                                (iv)   Cooperation. With respect to the defense of an Infringement Suit, the non-controlling party shall provide reasonable assistance to the controlling party, including providing access to relevant non-privileged documents and other evidence, and making its employees available at reasonable business hours; provided that the controlling party shall reimburse the non-controlling party for any reasonable out-of-pocket costs and expenses incurred by the non-controlling party to provide such reasonable assistance, which out-of-pocket costs and expenses shall be subject to the allocation of costs provided for in Section 8.5(c)(ii).

                (d)   Retained Rights. Nothing in this Section 8.5 shall prevent either party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

        8.6 Patent Marking. Each party shall mark, and shall cause all their agents and (sub)licensees to mark, all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable United States patent-marking laws with respect any United States Patents licensed to such party by the other party under this Agreement.

ARTICLE IX
Confidentiality and Nondisclosure

        9.1 Confidentiality Obligations.

                (a)   General Obligations. Except as provided herein, the parties agree that, during the term of this Agreement and for five (5) years after this Agreement’s expiration or termination pursuant to ARTICLE X, each party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Third Party (other than their employees legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality obligations no less restrictive than those set forth herein, collectively, “Permitted Confidants”) any Confidential Information of the other party. During such period, a party shall not use for any purpose, directly or indirectly, Confidential Information of the other party or its or sublicensees furnished or otherwise made known to it, except as permitted hereunder. Access to the disclosing party’s Confidential Information shall be restricted to Permitted Confidants of the receiving party, who, in each case, need to have access to carry out a permitted use. The Confidential Information, and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth in this Agreement and only for as long as such rights are in effect. Each party shall promptly report to the other any conduct relating to the other party’s Confidential Information inconsistent with the provisions of this ARTICLE IX, and take such action as may be reasonably necessary and legally permissible to terminate such conduct. Each party agrees to reproduce and include the other party’s proprietary rights notices or reasonable equivalents on any item that contains the other party’s Confidential Information. Subject to Sections 9.1(b) and 9.1(c), each party shall be free to disclose its own Confidential Information in its sole discretion.

                (b)   Palomar Obligations. Palomar recognizes that upon Gillette’s entry into this Agreement, Gillette has an interest in Palomar’s retention in confidence of certain information Controlled by Palomar. Accordingly, during the Exclusivity Period, Palomar shall, and shall cause its officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose to Third Parties (other than Permitted Confidants), and not use directly or indirectly for any purpose, any information that solely and directly relates to the Female Product Technology, the Palomar U.S. Regulatory Documentation, or the development, sales or marketing plans for the Female Product Technology, in each case only to the extent applicable in the Exclusive Field (the “Palomar Controlled Information”), except to the extent (i) the Palomar Controlled Information is in the public domain through no fault of Palomar or any of its officers, directors, employees and agents (because such Palomar Controlled Information entered the public domain prior to the Effective Date or otherwise), (ii) such disclosure or use would be permitted under Section 9.2 if such information were Confidential Information of Gillette, (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement or for the exercise of Palomar’s rights expressly granted by this Agreement, or (iv) compliance with any of the restrictions contained in this Section 9.1(b) would violate or otherwise conflict with any Third Party obligations of Palomar. For clarification, the disclosure by Palomar to Gillette or by Gillette to Palomar of Palomar Controlled Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 9.1(b). All restrictions with respect to Palomar Controlled Information contained in this Section 9.1(b) shall not apply to the use directly or indirectly for any purpose, or disclosure or publication, of any Palomar Controlled Information that has applicability outside of the Exclusive Field, notwithstanding the fact that the Palomar Controlled Information has applicability in the Exclusive Field.

                (c)   Gillette Obligations. Gillette recognizes that upon Palomar’s entry into this Agreement, Palomar has an interest in Gillette’s retention in confidence of certain information concerning Joint Technology for which Gillette granted Palomar an exclusive license pursuant to Section 4.2(d). Accordingly, during the term of this Agreement, Gillette shall, and shall cause its officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose to Third Parties (other than Permitted Confidents), and not use directly or indirectly for any purpose, any information concerning Joint Technology that solely and directly relates to Light-Based Products outside the Field (the “Gillette Controlled Information”), except to the extent (i) the Gillette Controlled Information is in the public domain through no fault of Gillette or any of their respective officers, directors, employees and agents (because such Gillette Controlled Information entered the public domain prior to the Effective Date or otherwise), (ii) such disclosure or use would be permitted under Section 9.2 if such information were Confidential Information of Palomar, (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement or for the exercise of Gillette’s rights expressly granted by this Agreement, or (iv) compliance with any of the restrictions contained in this Section 9.1(c) would violate or otherwise conflict with any Third Party obligations of Gillette. For clarification, the disclosure by Gillette to Palomar or by Palomar to Gillette of Gillette Controlled Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 9.1(c). All restrictions with respect to Gillette Controlled Information contained in this Section 9.1(c) shall not apply to the use directly or indirectly for any purpose, or disclosure or publication, of any Gillette Controlled Information that has applicability in the Field, notwithstanding the fact that the Gillette Controlled Information has applicability outside the Field.

        9.2 Permitted Disclosures.  Each party may disclose Confidential Information to the extent that such disclosure is:

                (a)   Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that, except where impracticable for certain disclosures (e.g., in the event of medical emergency), the receiving party shall first have given notice to the disclosing party and given the disclosing party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the

Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

                (b)   Otherwise required by Applicable Law as reasonably determined by counsel to the receiving party;

                (c)   Made by the receiving party as may be reasonably necessary or useful in connection with preparing, filing, prosecuting, maintaining, enforcing and defending Joint Technology;

                (d)   Made by the receiving party as may be reasonably necessary or useful to prosecute and/or defend litigation, Disputes or other disputes between the parties;

                (e)   Made by the receiving party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

                (f)   Made by the receiving party or its sublicensees to Third Parties as may be necessary or useful in connection with permitted subcontracting and (sub)licensing transactions (including for purposes of Manufacturing), provided that such Third Parties are bound by confidentiality obligations no less restrictive than those set forth herein.

        9.3 Confidential Information.

                (a)   Defined. “Confidential Information” of a party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such party to the other party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing party or to its present or future products, sales, suppliers, customers, employees, investors or business but excluding the actual terms included in this Agreement. For the avoidance of doubt, (i) Confidential Information of each party shall include any and all information provided by one party to the other directly relating to Female Products, (ii) Confidential Information of both parties shall include all Joint Inventions until such time as the parties decline to pursue patent protection on them, (iii) Gillette Confidential Information shall include all Gillette Technology, and (iv) Palomar Confidential Information shall include (1) Palomar Technology, and (2) as provided in Section 8.1(c), all Joint Inventions and Joint Technology related thereto solely owned by Palomar until such time (if any) that Palomar assigns an interest in them to Gillette.

                (b)   Exclusions. Notwithstanding the foregoing, information or know-how of a party shall not be deemed Confidential Information with respect to a receiving party for purposes of this Agreement if such information or know-how:

                                (i)   was already known to the receiving party, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving party;

                                (ii)   was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving party;

                                (iii)   became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving party through no fault of a party other than the party that Controls such information and know-how;

                                (iv)   was disclosed to such receiving party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the party that Controls such information and know-how not to disclose such information or know-how to others; or

                                (v)   was independently discovered or developed by such receiving party, as evidenced by their written records, without the use of Confidential Information belonging to the party that Controls such information and know-how.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a party merely because individual elements of such Confidential Information are in the public domain or in the possession of such party unless the combination and its principles are in the public domain or in the possession of such party.

        9.4 Use of Name. Except as expressly permitted by Section 9.5, neither party shall use the name or any other insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other party in each instance. Subject to Section 9.5, the restrictions imposed by this Section shall not prohibit either party from making any disclosure identifying the other party that is required by Applicable Law.

        9.5 Press Releases and SEC Filings. Palomar shall have the right, within two (2) business days of Palomar’s acceptance of the Offer from Gillette of this Agreement pursuant to Section 10.1(b), to issue a press release in a form to be mutually agreed by the parties in writing in advance of such issuance (the “First Press Release”). Gillette understands and agrees that Palomar shall submit this Agreement to the SEC and Palomar agrees to submit to the SEC, and consult with Gillette with respect to the preparation and submission of, a confidential treatment request for the Exhibits attached hereto. Except as otherwise mutually agreed in advance in writing by the parties, neither party shall issue a press release nor make any other public disclosure of the activities conducted by the parties pursuant hereto without the prior approval of such press release or public disclosure by the other party hereto. Each party shall submit any such press release or public disclosure to the other party, and such other party shall have two (2) business days to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. If such other party does not respond within such two (2) business day period, the press release or public disclosure shall be deemed approved. If a party obtains the approval of the other party to make a public disclosure pursuant to this Section 9.5 in connection with a press release, or a filing with or other submission to the United States Securities and Exchange Commission (the “SEC”) or other regulatory authority, or if such press release, filing or submission is otherwise approved pursuant to the preceding sentence of this Section 9.5, the party that has obtained (or is deemed to have obtained) approval to make a disclosure shall be permitted to make subsequent public disclosures containing statements that are substantially similar to the statements contained in such previously permitted disclosures, without seeking the prior approval of the other party with respect to such subsequent disclosures; provided, however, that in the event that any such subsequent public disclosure is to be made other than in a filing or submission to the SEC, prior approval shall be required if such subsequent disclosure will occur not more than thirty (30) days after the initial disclosure was approved (or deemed approved, as the case may be). Except to the extent otherwise provided in the preceding sentence, if a public disclosure is required by Applicable Law, as reasonably determined by counsel to the party seeking to make a disclosure, including in a filing with or other submission to the SEC, and (a) such party has provided copies of the disclosure to the other party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such party has promptly notified the other party in writing of such requirement and any respective timing constraints, and (c) such party has given the other party a reasonable time under the circumstances from the date of notice by such party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such party shall have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if in each case set forth in this Section 9.5, the other party provides comments within the respective time periods or constraints specified herein or within the respective notice, the party seeking to make such disclosure or its counsel, as the case may be, shall in good faith (i) consider incorporating such comments and (ii) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other party.

        9.6 Equitable Relief. Each party acknowledges and agrees that breach of any of the terms of this ARTICLE IX would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching party would be entitled to seek from a court as is contemplated by Section 13.3 equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to the provisions of this Agreement concerning the resolution of Disputes.

        9.7 Termination. Upon termination of this Agreement for any reason, each receiving party shall (i) return to the disclosing party all Confidential Information provided in writing by the disclosing party to the receiving party, and (ii) destroy copies of memoranda and notes prepared by the receiving party or any of its employees or agents that contain Confidential Information of the disclosing party; provided, however, that the receiving party may retain copies of such Confidential Information in which such party has a proprietary or licensed interest that survives termination; provided, further, that the terms of clause (i) and clause (ii) of this Section 9.7 shall not apply with respect to any Confidential Information contained in reports to a party’s board of directors or executive committees (or to the extent reference is made thereto in board minutes or similar documents). Notwithstanding the foregoing, the receiving party and its legal counsel may each retain a copy of such Confidential Information and memoranda and notes to be used only in exercising the receiving party’s rights and performing the receiving party’s obligations under this Agreement, including in the case of a dispute concerning this Agreement. The return of any Confidential Information will not relieve the receiving party of any of its obligations hereunder.

        9.8 Termination of Prior Non-Disclosure Agreement. This Agreement supersedes the Non-Disclosure Agreement between the parties dated April 24, 2001, as amended effective as of April 9, 2002 and May 6, 2002 and January 21, 2003 (the “Non-Disclosure Agreement”), but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in the Non-Disclosure Agreement) exchanged between the parties under the Non-Disclosure Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Agreement.

        9.9 Publication. With respect to any right of publication in favor of MGH under any MGH Agreement (and only to the extent of MGH’s rights under any MGH Agreement), in the event that MGH seeks to publish or present any Joint Technology pursuant to rights granted to it in such agreement(s), the following procedures shall govern: Promptly upon receipt of notice from MGH that it desires to make any such presentation or publication, Palomar shall provide to Gillette the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) that contains any Joint Technology at least thirty (30) days prior to the intended submission of such abstract or manuscript for publication, or at least seven (7) days prior to the intended delivery of such presentation. Palomar agrees that, upon written request from Gillette that any such abstract or manuscript for publication not be submitted, or any such proposed presentation not be made, until Gillette is given a reasonable period of time not to exceed thirty (30) days to seek Patent protection for any material in such publication or presentation which it believes is patentable to the extent that Gillette is entitled to seek Patent protection for such material under this Agreement. Any publications of a Party under this Section 9.9 shall be subject to the confidentiality obligations of this ARTICLE IX. In all other respects, except as required by Applicable Law, neither party shall have the right to publish or present (or to permit its (sub)licensees, subcontractors, employees or agents to publish or present) any Joint Technology, except with the prior written consent of the other party.

ARTICLE X
Term and Termination

        10.1 Term.

                (a)   Subject to Section 10.1(b), this Agreement shall commence and take effect on the Effective Date and shall continue in effect until terminated in accordance with this ARTICLE X.

                (b)   This Agreement shall be executed by Gillette but not Palomar as of the date first written above, and Gillette shall Deliver two originals of the executed version of this Agreement to Palomar. Upon such execution and Delivery by Gillette, this Agreement shall constitute a binding and irrevocable offer by Gillette (the “Offer”) for a period of six (6) days after Palomar’s receipt of those two executed originals (the “Offer Period”). Palomar shall have the right, in its sole discretion, to accept the Offer during the Offer Period by executing the two originals Delivered by Gillette and Delivering to Gillette one of the fully executed originals and retaining the other, provided that Palomar not make any changes or alterations to the Offer represented by this Agreement in any way. If Palomar so accepts the Offer within the Offer Period, then this Agreement shall become effective as provided in Section 10.1(a) and shall be a binding contract upon both of the parties. If Palomar either (i) notifies Gillette in writing that it rejects the Offer during the Offer Period, or (ii) fails to accept the Offer during the Offer Period as provided above, then the Offer shall terminate and neither Party shall have any further obligation with respect to the Offer, this Agreement or otherwise (except with respect to the Non-Disclosure Agreement, which shall survive in full such termination). For purposes of this Section 10.1(b), “Deliver” and its correlatives shall mean the act of one party providing an original of this Agreement to the other party by either: (i) sending such document to the other party by a nationally recognized overnight courier as provided in Section 14.5 for delivery on the next business day, or (ii) actual receipt of an original of such document.

        10.2 Unilateral Termination of Exclusivity Period by Gillette. Gillette shall have the right in its sole discretion to terminate the Exclusivity Period by providing ten (10) days prior written notice to Palomar.

        10.3 Termination of this Agreement by Either Party for Material Breach.

                (a)   Material Breach. Material failure by a party to comply with any of its material obligations contained herein shall entitle the party not in default to give to the party in default notice specifying the nature of the default and requiring the defaulting party to cure such default. If such default is not cured within thirty (30) days, or in the case of breach of any obligation to pay monies hereunder, ten (10) business days (the “Cure Period”) after the receipt of such notice (or, if such default cannot be cured within the Cure Period, if the party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety effective upon written notice to the defaulting party; provided, however, that any right to terminate under this Section 10.3, shall be stayed in the event that, during any Cure Period, the party alleged to have been in default shall have initiated dispute resolution in accordance with Section 13.1 with respect to the alleged default, which stay shall last so long as the initiating party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

                (b)   No Challenge. In the event that Gillette, during a period when there is in effect a license grant from Palomar to Gillette under the Palomar Patents pursuant to this Agreement, asserts a claim in any judicial or governmental forum seeking a judgment or other decision that any of the Patent claims of the Palomar Patents is invalid or unenforceable, if it is determined by a judicial or other governmental authority that no such Patent claims with respect to which Gillette made such assertions are invalid or unenforceable, from and after the date of such determination, the royalty rate payable by Gillette with respect to such license shall double until the date of the earlier to occur of (i) five (5) years from the date of such determination, or (ii) a period that corresponds to the total number of days that lapsed between the date on which such claim is asserted by Gillette in such forum until the date on which such judicial or governmental determination becomes final and unappealable. In the event that Palomar, during a period when there is in effect a license grant from Gillette to Palomar under the Gillette Licensed Patents pursuant to this Agreement, asserts a claim in any judicial or governmental forum seeking a judgment or other decision that any of the Patent claims of the Gillette Licensed Patents is invalid or unenforceable, if it is determined by a judicial or other governmental authority that no such Patent claims with respect to which Palomar made such assertions are invalid or unenforceable, from and after the date of such determination, the royalty rate payable by Palomar with respect to such license shall double until the date of the earlier to occur of (x) five (5) years from the date of such determination, or (y) a period that corresponds to the total number of days that lapsed between the date on which such claim is asserted by Palomar in such forum until the date on which such judicial or governmental determination becomes final and unappealable.

        10.4 Unilateral Termination of this Agreement by Gillette.

                (a)   Termination by Gillette Within Twelve Months of the Effective Date. At any time within twelve (12) months after the Effective Date, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar.

                (b)   Termination by Gillette Upon Determination That the First Female Product Requires PMA. Gillette shall have the right, in its sole discretion, to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar within thirty (30) days of the FDA determining that the First Female Product is a PMA Product.

                (c)   Termination by Gillette for Palomar’s Failure to Obtain Regulatory Approval in the United States Within FDA Approval Period. Within thirty (30) days of the end of the applicable FDA Approval Period, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar in the event that Palomar fails to obtain Regulatory Approval in the United States for the First Female Product within the applicable FDA Approval Period. For avoidance of doubt, in the event that Gillette does not terminate this Agreement in such an event, then notwithstanding the extent to which Gillette continues to commit resources to the activities contemplated by this

Agreement, Palomar shall have the right to continue its efforts, at its sole cost and expense, to obtain Regulatory Approval in the United States for the First Female Product and Gillette shall reasonably cooperate in those efforts through the R&D Committee as originally contemplated by this Agreement.

                (d)   Termination By Gillette at the First Decision Point or the Second Decision Point. At any time on or before thirty (30) days after the First Decision Point or the Second Decision Point, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar.

        10.5 Unilateral Termination of this Agreement by Palomar for Gillette’s Breach of Diligence Obligations. Palomar shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Gillette in the event that Gillette fails to satisfy its obligations pursuant to Section 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iii), and in the case of either Section 2.1(b)(i) or 2.1(b)(ii), Gillette further fails to make a payment to Palomar in accordance with the proviso contained in each such Section.

        10.6 Consequences of Termination of Exclusivity Period. In the event that Gillette terminates the Exclusivity Period pursuant to Section 10.2, as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)   The licenses granted by Palomar to Gillette in Section 4.1(a)(i) and 4.1(a)(ii) shall convert to non-exclusive licenses and the word “exclusive” wherever it appears in Sections 4.1(a)(i) and 4.1(a)(ii) shall be deemed from and after such date to be replaced with the word “non-exclusive”; provided, that the licenses contained in Sections 4.1(a)(i) and 4.1(a)(ii) shall be deemed to cover only those Female Products Launched by Gillette prior to the effective date of the termination of the Exclusivity Period, and any Improvements thereto.

                                (iii)   The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of the Exclusivity Period, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

                                (v)   Gillette shall have no further obligation to make payments to Palomar pursuant to Section 6.1(g).

                                (vi)   In the event that, prior to such date, Palomar has not provided to Gillette an Opportunity Notice in accordance with the terms and conditions of Section 5.1(b), Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Male Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of Other Independent Product(s) in the Male Field, shall be reduced by fifty percent (50%); provided, however, that the fifty percent (50%) reduction provided in this Section 10.6(vi) shall not be applicable in the event that, (A) within sixty (60) days after the date on which Gillette delivers to Palomar the termination notice pursuant to Section 10.2, Palomar provides to Gillette a Male Product Opportunity in accordance with the terms of Sections 5.1(b) (with such 60-day period being subject to a reasonable extension not to exceed thirty (30) days for Palomar to provide the Evaluation Materials required by the Opportunity Notice in the event that Gillette notifies Palomar that Gillette reasonably believes that it has not received all the Evaluation Materials as contemplated by Section 5.1(b)(ii)), or (B) the termination of the Exclusivity Period by Gillette becomes effective on or before the second (2nd) anniversary of the Effective Date.

                                (vii)   Except as set forth in this Section 10.6, in all other respects the provisions of this Agreement shall survive the termination of the Exclusivity Period by Gillette pursuant to Section 10.2.

        10.7 Consequences of Termination of Agreement by Gillette.

                (a)   Termination by Gillette Within Twelve Months of the Effective Date. In the event that Gillette terminates this Agreement pursuant to Section 10.4(a), as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)  The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

                                (iii)   The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Sections 6.1 and 6.2 shall terminate.

                                (v)   As provided in Section 8.1(c)(i), (1) there shall no be assignment by Palomar to Gillette of any interest in any (A) Joint Inventions first conceived or reduced to practice during the Restricted Access Period, and (B) all relevant Joint Technology, (2) all of such Joint Inventions and Joint Technology shall remain solely owned by Palomar and shall no longer be treated hereunder as Joint Inventions or Joint Technology, and (3) Palomar shall not be required to disclose any such Joint Inventions or Joint Technology to Gillette.

                                (vi)   Except as set forth in this Section 10.7(a), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(a).

                (b)   Termination by Gillette Upon Determination That First Female Product Requires PMA. In the event that Gillette terminates this Agreement pursuant to Section 10.4(b), as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)   The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

                                (iii)   The Male Option granted to Gillette by Palomar in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products(including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

                                (v)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploitation of such Female Products, provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside of the Female Field.

                                (vi)   Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Section 6.1 shall terminate.

                                (vii)   Except as set forth in this Section 10.7(b), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(b).

                (c)   Termination by Gillette for Palomar’s Failure to Obtain Regulatory Approval in the United States Within FDA Approval Period. In the event that Gillette terminates this Agreement pursuant to Section 10.4(c), as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)   The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

                                (iii)   The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall survive for a period of two (2) years after the effective date of such termination, whereupon the Male Option shall immediately terminate, provided, that, in the event that Gillette has, prior to the termination of the Male Option, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

                                (v)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under Joint Technology for the purpose of Exploitation of such Female Products in the Female Field; provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside the Female Field.

                                (vi)   Except in the case of any payment obligation of Gillette pursuant to Sections 6.1(a) and 6.1(b), Gillette’s payment obligations pursuant to Section 6.1 shall terminate.

                                (vii)   Gillette obligations, if any, to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of a Launch of a Gillette Joint Independent Product in the Field, as applicable, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(i) to pay to Palomar TTPs with respect to Net Sales of a Gillette Joint Independent Product in the Field, shall terminate; provided, however, in the event that, subsequent to such termination, Gillette exercises the Male Option, Gillette’s obligations, if any, to make payments to Palomar pursuant to such Sections shall be reinstated from and after the date of the Option Exercise Notice with respect to Gillette Joint Independent Products in the Male Field only.

                                (viii)   Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of an Other Independent Product in the Field, shall terminate; provided, however, in the event that, subsequent to such termination, Gillette exercises the Male Option, Gillette’s obligations, if any, to make payments to Palomar pursuant to such Sections shall be reinstated from and after the date of the Option Exercise Notice with respect to Other Independent Products in the Male Field only.

                                (ix)   Except as set forth in this Section 10.7(c), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(c).

                (d)   Termination By Gillette at the First Decision Point or the Second Decision Point. In the event that Gillette terminates this Agreement pursuant to Section 10.4(d), as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)   The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

                                (iii)   The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products

(including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

                                (v)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under Joint Technology for the purpose of Exploitation of such Female Products in the Female Field; provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside the Female Field.

                                (vi)   Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Section 6.1 shall terminate.

                                (vii)     Except as set forth in this Section 10.7(d), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(d).

                (e)   Termination By Gillette for Palomar’s Material Breach. In the event that Gillette terminates this Agreement pursuant to Section 10.3 or 10.11, as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants granted by Palomar to Gillette in Section 5.2 and all the terms and conditions of Sections 1.7 and 9.1(b) shall terminate. For five (5) years after the effective date of such termination, Palomar shall not compete, or grant to a Third Party a license under Palomar-Controlled intellectual property with the intention of enabling such Third Party to compete, with Gillette in the Field; provided, however, that in the event that, prior to Gillette’s termination of this Agreement pursuant to Section 10.3, Palomar has offered to Gillette a Male Product Opportunity pursuant to Section 5.1(b), and Gillette elected or otherwise failed to exercise the Male Option pursuant to Section 5.1(b)(iv), Palomar’s obligation as provided in this sentence shall apply only with respect to the Female Field, and references in this

Section 10.7(e)(i) to the “Field” shall be deemed to be references to the “Female Field.” The restriction contained in this Section 10.7(e)(i) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of products or systems outside of the Field, notwithstanding the possibility that any such products or systems may have applications in the Field.

                                (ii)   The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the separate agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iii)   Except in the case of payment obligations of Gillette pursuant to Section 6.1(b) and 6.1(g), which shall terminate, all payment obligations of Gillette contained in Section 6.1 shall survive termination of this Agreement by Gillette pursuant to Section 10.3.

                                (iv)   Gillette’s obligations, if any, to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of a Launch of a Gillette Joint Independent Product in the Field, as applicable, and pursuant to Sections 6.2(b)(i) and 6.2(c) to pay to Palomar TTPs and royalties on account of Net Sales of a Gillette Joint Independent Product in the Field, as applicable, shall terminate; provided, however in the event that Gillette’s Exploitation of a Gillette Joint Independent Product triggers a payment obligation by Palomar to MGH under an MGH Agreement, Gillette’s obligations, if any, pursuant to Section 6.2(c) shall not terminate but rather Gillette’s obligation shall be reduced to one percent (1%) of Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement.

                                (v)   Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of an Other Independent Product in the Field, shall terminate.

                                (vi)   Except as set forth in this Section 10.7(e), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.3.

                (f)   Rights Cumulative. The rights and remedies in Section 10.7 shall be cumulative and in addition to any other rights or remedies that may be available to Gillette.

        10.8 Consequences of Termination of Agreement by Palomar.

                (a)   In the event that Palomar terminates this Agreement pursuant to Section 10.3, 10.5 or 10.11, as of the effective date of such termination, the following terms and conditions shall apply.

                                (i)   The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

                                (ii)   The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

                                (iii)   The Male Option granted to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

                                (iv)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

                                (v)   Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploitation of such Female Products in the Female Field, provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside of the Female Field.

                                (vi)   Gillette’s payment obligations pursuant to Section 6.1 shall terminate.

                                (vii)   Except as set forth in this Section 10.8, the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.3 or 10.5.

                (b)   Rights Cumulative. The rights and remedies of Palomar in this Section 10.8 shall be cumulative and in addition to any other rights or remedies that may be available to Palomar.

        10.9 Notice of Certain Sublicense Grants. In the event that Palomar grants to a Third Party a sublicense under the license granted by Gillette to Palomar in Sections 10.6(iv), 10.7(b)(iv), 10.7(c)(iv), 10.7(d)(iv), or 10.8(a)(iv), Palomar shall promptly provide to Gillette written notice of such grant and the identity of the Third Party, together with copies of those provisions of such Agreement that relate directly to the Gillette Licensed Patents (e.g., license grant provisions, intellectual property provisions relating to patent prosecution and enforcement rights).

        10.10 Accrued Rights; Surviving Obligations.

                (a)   Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

                (b)   Survival. Subject to and without limiting anything contained in Sections 10.6, 10.7 and 10.8 of this Agreement, Sections 1.2(b), 1.3(b)(iv), 1.5, 2.1(a)(iii), 10.1(b), 10.6, 10.7, 10.8, 10.9, 10.11, 14.2, 14.3, 14.4, 14.5, 14.6, 14.8, 14.9, 14.12 and this Section 10.10, and Articles VIII, IX and XIII of this Agreement shall survive the termination or expiration of this Agreement for any reason.

                (c)   Work-in-Progress. Upon termination of this Agreement by Palomar pursuant to Section 10.3, Gillette shall be entitled, during the following ninety (90) days, to finish any work-in-progress and to sell any inventory of the Female Products that remains on hand as of the date of the termination, so long as Gillette pays Palomar all amounts applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

        10.11 Termination Upon Insolvency. Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of its creditors.

        10.12 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Gillette or Palomar are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the United States Bankruptcy Code, the party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject party’s written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

ARTICLE XI
Indemnity

        11.1 Indemnification of Gillette. Palomar shall indemnify The Gillette Company and its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, bodily injury, death or property damage, costs and expenses (including reasonable attorneys’ and professionals fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”), but only to the extent based on or arising from a suit, investigation, claim or demand made by a Third Party (a “Third Party Claim”), and arising from or occurring as a result of (a) the Exploitation by Palomar or any of its agents or sublicensees of any Female Product or any other product pursuant to a license granted by Gillette to Palomar in this Agreement, or any materials for making or using the same, or any actual or alleged violation of Applicable Law resulting therefrom, (b) a breach by Palomar of this Agreement, or (c) the gross negligence or willful misconduct on the part of Palomar in performing its obligations under this Agreement, except for those Losses for which Gillette has an obligation to indemnify Palomar pursuant to Section 11.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Palomar shall not be obligated to indemnify Gillette for any Losses that arise as a result of gross negligence or willful misconduct on the part of The Gillette Company, its Affiliates and their respective directors, officers, employees and agents. The foregoing indemnification obligation of Palomar shall include, without limitation, Losses based on or arising out of (1) any representation, warranty or agreement that is made by Palomar to any Third Party with respect to any product described in clause (a)

above, (2) actual or asserted violations of any Applicable Law attributable to any product described in clause (a) above, or (3) any claim that any product described in clause (a) above is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.

        11.2 Indemnification of Palomar. Gillette shall indemnify Palomar Medical Technologies, Inc., and its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses, but only to the extent based on or arising from a Third Party Claim, arising from or occurring as a result of (a) the Exploitation of any Female Product or other product by Gillette or any of its agents or sublicensees pursuant to a license granted by Palomar to Gillette in this Agreement, or any materials for making or using the same, or any actual or alleged violation of Applicable Law resulting therefrom, (b) a breach by Gillette of this Agreement, (c) the wrongful exercise by Gillette of any Third Party beneficiary rights provided for in Section 5.3(a)(ii)(3), or (d) the gross negligence or willful misconduct on the part of Gillette in performing its obligations under this Agreement, except for those Losses for which Palomar has an obligation to indemnify Gillette pursuant to Section 11.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Gillette shall not be obligated to indemnify Palomar for any Losses that arise as a result of gross negligence or willful misconduct on the part of Palomar Medical Technologies, Inc., its Affiliates and their respective directors, officers, employees and agents. The foregoing indemnification obligation of Gillette shall include, without limitation, Losses based on or arising out of (1) any representation, warranty or agreement that is made by Gillette to any Third Party with respect to any Female Product, (2) actual or asserted violations of any Applicable Law attributable to any Female Product, or (3) any claim that any Female Product is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Female Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.

11.3 Indemnification Procedure.

                (a)   Notice of Third Party Claim. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim upon which such indemnified party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event shall the indemnifying party be liable for any Losses that directly result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All Third Party Claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party to this Agreement (the “Indemnified Party”).

                (b)   Control of Defense. At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim legal counsel selected by the indemnifying party, provided that such counsel for the indemnifying party shall be subject to the reasonable approval of the Indemnified Party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any indemnified party in connection with the Third Party Claim.

                (c)   Right to Participate in Defense. Without limiting Section 11.3(b), any indemnified party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing, (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.3(b) (in which case the Indemnified Party shall control the defense), or (C) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the Indemnified Party in the defense of such Third Party Claim, in which case the indemnifying party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to reasonable approval by the indemnifying party.

                (d)   Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely and materially affect the business of the Indemnified Party in any manner, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 11.3(b), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided (i) it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), and (ii) include as an unconditional term thereof the giving by the Third Party to such Indemnified Party of a release from all liability in respect to such Third Party Claim. The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying party, unless the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.3(b). In the event that (i) an Indemnified Party seeks indemnification from the indemnifying party under this ARTICLE XI for a Third Party Claim, and (ii) the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder with respect thereto, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the indemnifying party.

                (e)   Cooperation. In the event that an indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified party to, cooperate with the indemnifying party in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as the indemnifying party may reasonably request in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

                (f)   Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the Indemnified Party’s right to indemnification.

11.4 Limitation on Damages and Liability.

                (a)   LIMITATION ON DAMAGES. SUBJECT TO SECTIONS 11.1 AND 11.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER GILLETTE NOR PALOMAR SHALL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, DEVELOPMENT COMPLETION OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (i) THE EXPLOITATION OF ANY PRODUCT DEVELOPED, MANUFACTURED, SOLD OR MARKETED HEREUNDER, (ii) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, (iii) OR OTHERWISE RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

                (b)   DISCLAIMER.

                                (i)   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (1) GILLETTE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE GILLETTE TECHNOLOGY, JOINT TECHNOLOGY, GILLETTE CONFIDENTIAL INFORMATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (2) WITHOUT LIMITING THE FOREGOING, GILLETTE EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (A) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, (B) THAT ANY FEMALE PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (C) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR FEMALE PRODUCTS OR ANY OTHER PRODUCTS.

                                (ii)   EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (1) PALOMAR HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE PALOMAR TECHNOLOGY, PALOMAR MALE TECHNOLOGY, JOINT TECHNOLOGY, PALOMAR CONFIDENTIAL INFORMATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (2) WITHOUT LIMITING THE FOREGOING, PALOMAR EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (A) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, (B) THAT ANY FEMALE PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (C) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR FEMALE PRODUCTS OR ANY OTHER PRODUCTS.

        11.5 Insurance. Each party agrees to maintain during the term of this Agreement such insurance coverage as is commercially reasonable, taking into to consideration the activities and other circumstances of such party. If at any time Palomar sells or distributes any Female Products, products subject to a payment obligations specified in Section 6.3, and other products that use, embody, are Manufactured using, practice an invention claimed by, comprise or are comprised of, in whole or in part, Joint Technology, in each case optionally with one or more Third Parties, Gillette shall have the right to request that Palomar increase the scope and extent of its coverage and to the extent that such request(s) is commercially reasonable, Palomar shall comply with such request and obtain such additional coverage.

ARTICLE XII
Representations, Warranties and Covenants

        12.1 Representations, Warranties and Covenants. Except as otherwise disclosed in the Disclosure Schedules for each party attached hereto as Schedule 12.1 (each, the  “Disclosure Schedule”), each party hereby represents, warrants and covenants to the other party as of the Effective Date as follows:

                (a)   Such party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

                (b)   Such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party’s activities related to this

Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any Third Party.

                (c)   All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

                (d)   The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound, in any material way.

        12.2 Additional Representations, Warranties and Covenants of Gillette. Except as otherwise disclosed in Gillette’s Disclosure Schedule, Gillette represents, warrants and covenants to Palomar that:

                (a)   As of the Effective Date, Gillette is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

                (b)   Gillette will use its Commercially Reasonable Efforts to conduct and complete the R&D Activities required to be performed by Gillette pursuant to the R&D Plan or this Agreement, in accordance with good laboratory, clinical and Manufacturing practices and Applicable Law.

                (c)   As of the Effective Date, Gillette is not debarred or subject to debarment and Gillette will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. Gillette agrees to inform Palomar in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Gillette’s knowledge, is threatened, relating to the debarment or conviction of Gillette or any Person performing services hereunder.

                (d)   At no time shall Gillette (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Joint Technology, (ii) grant any license or other right, title or interest in or to the Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Joint Technology, in each case that is inconsistent with the grants, assignments and other rights reserved to Palomar under this Agreement.

                (e)   Gillette shall obtain from each of its sublicensees, employees and agents who are performing the R&D Activities rights to any and all Joint Technology, such that Palomar shall, by virtue of this Agreement, receive from Gillette the licenses and other rights granted to Palomar hereunder.

                (f)   The Gillette Company shall cause its Affiliates to (i) take all actions required by the terms of this Agreement to be taken by The Gillette Company’s Affiliates, and all other actions necessary for Gillette to perform its obligation and provide to Palomar the rights provided hereunder, and (ii) to refrain from taking any and all actions which such Affiliates are prohibited from taking by the terms of this Agreement.

                (g)   Based on information known to Gillette as of the Effective Date, Gillette has not reached a definitive conclusion that there are Patents owned or controlled by Third Parties (other than those licensed by Palomar to Gillette hereunder) that could reasonably be expected to give rise to a payment obligation of Palomar under Section 8.5(b)(ii) with reference to Section 8.5(a), assuming for the purposes of this Section that the Female Product referred to in Section 8.5(a) is the First Female Product described in the Initial R&D Plan.

                (h)   During the Exclusivity Period and for a period of one (1) year thereafter, Gillette shall not, without the express, written consent of Palomar in its sole discretion, solicit the services of or hire the Person who is the Vice President of Research of Palomar as of the Effective Date if at the time of such solicitation or hire such Person is an employee of Palomar or was an employee of Palomar within the six (6) months preceding such solicitation or hire.

                (i)   During the Exclusivity Period and for a period of one (1) year thereafter, Gillette shall not, without Palomar’s prior written consent, enter into any agreement with, or otherwise engage, Massachusetts General Hospital or the Laser Center of St. Petersburg Institute of Fine Mechanics and Optics with the goal or intent of having such Person perform activities for the Exploitation of Light-Based Hair Management Products in the Field.

                (j)   For purposes of Section 12.1(b) and this Section 12.2, “known to” or “knowledge” of Gillette shall refer to the knowledge of Stephan P. Williams, Assistant Patent Counsel of Gillette, as of the Effective Date.

        12.3 Additional Representations, Warranties and Covenants of Palomar. Except as otherwise disclosed in  Palomar’s Disclosure Schedule, Palomar represents, warrants and covenants to Gillette that:

                (a)   As of the Effective Date, Palomar is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

                (b)   All material (i) Regulatory Documentation, (ii) data and information concerning clinical studies or pre-clinical studies for the First Female Product, and (iii) data and information concerning the safety and efficacy of the First Female Product, that has been provided by Palomar to Gillette as of the Effective Date is true, correct, and complete in all material respects as of the date it was provided to Gillette.

                (c)   As of the Effective Date, Palomar does not have any knowledge of any scientific or technical facts or circumstances that would materially and adversely affect the safety, efficacy or other scientific potential of the Palomar Technology in the Field.

                (d)   Palomar will use its Commercially Reasonable Efforts to conduct and complete the R&D Activities required to be performed by Palomar pursuant to the R&D Plan or this Agreement, in accordance with good laboratory, clinical and Manufacturing practices and Applicable Law. As of the Effective Date, Palomar has employed (and, with respect to the R&D Activities, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Female Product(s). As of the Effective Date, Palomar does not have knowledge of anything that could materially and adversely affect the acceptance, or the subsequent approval, by the U.S. Regulatory Authority for the U.S. Regulatory Approval of the First Female Product.

                (e)   As of the Effective Date, Palomar is not debarred and is not subject to debarment and Palomar will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. Palomar agrees to inform Gillette in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Palomar’s knowledge, is threatened, relating to the debarment or conviction of Palomar or any Person performing services hereunder.

                (f)   As of the Effective Date, Palomar is the sole and exclusive owner of all right, title and interest in and to the Patents listed on Schedule 12.3(f)(i) (the “Owned Palomar Patents”), and such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. With respect to the Field, as of the Effective Date, Palomar is the sole and exclusive licensee of and Controls all right, title and interest in and to the Patents listed on Schedule 12.3(f)(ii) (the “Licensed Palomar Patents”) and, except as provided in Schedule 12.3(f)(ii), such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. True, complete and correct copies of all license agreements pursuant to which any right, title or interest in or to any Palomar Patents or Joint Patents are granted to Palomar by a Third Party, as amended as of the Effective Date (the “In-License Agreements”), have been provided to Gillette and are listed on Schedule 12.3(f)(iii). The Owned Palomar Patents and the Licensed Palomar Patents constitute all of the Palomar Patents as of the Effective Date. During the term of this Agreement, Palomar shall not encumber or diminish the rights granted to Gillette hereunder with respect to the Palomar Patents, including by not (i) committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any In-License Agreement, or (ii) amending or otherwise modifying, or permitting to be amended or modified, any In-License Agreement. Palomar shall promptly provide Gillette with notice of any written notice of alleged, threatened, or actual breach of any In-License Agreement by any party to such agreement. As of the Effective Date, neither Palomar nor, to their knowledge, any Third Party, is in breach of any In-License Agreement.

                (g)   As of the Effective Date, except in the case of intellectual property in-licensed by Palomar from MGH, Gillette’s Exploitation of the Palomar Technology in the Field (or products or systems that use, embody, are Manufactured using, practice an invention claimed by, comprise or are comprised of, Palomar Technology in the Field) shall not trigger any payment obligation by Palomar to any Third Party.

                (h)   To Palomar’s knowledge, the Palomar Patents existing as of the Effective Date are not invalid or unenforceable, in whole or in part. To Palomar’s knowledge, the conception and reduction to practice of the Palomar Patents existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by Palomar relating to the Palomar Patents. No claim has been made and no litigation has been commenced or threatened by any Person alleging that (i) the Palomar Patents are invalid or unenforceable in any respect or (ii) products and services covered by claims of the Palomar Patents infringes any Third Party Patents. To Palomar’s knowledge, as of the Effective Date, Gillette’s worldwide Exploitation of the First Female Product pursuant to the exercise of the licenses granted by Palomar to Gillette in this Agreement will not infringe any Third Party Patents (other than Palomar Patents).

                (i)   Except for the license grants and assignment contained in this Agreement, and with the acknowledgment that MGH holds certain rights to the MGH Patents under the MGH Agreements, as of the Effective Date, Palomar has not (i) assigned, transferred, conveyed or otherwise encumbered any of its right, title or interest in or to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How in the Field, (ii) granted any license or other right, title or interest in or to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How in any manner for use in the Field, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How for use in the Field.

                (j)   At no time shall Palomar (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Joint Technology, (ii) grant any license or other right, title or interest in or to the Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Joint Technology, in each case that is inconsistent with the grants, assignments and other rights reserved to Gillette under this Agreement.

                (k)   Palomar shall obtain from each of its sublicensees, employees and agents who are performing the R&D Activities rights to any and all Palomar Technology and Joint Technology, such that Gillette shall, by virtue of this Agreement, receive from Palomar the licenses and other rights in and to the Palomar Technology and Joint Technology (including equal undivided ownership interests in Joint Technology) that are granted by Palomar to Gillette hereunder, except with respect to the MGH Agreements as described in Section 8.1(c)(ii)(2).

                (l)   To Palomar’s knowledge, there is no actual infringement by a Third Party of the Palomar Patents as of the Effective Date.

                (m)   Palomar Medical Technologies, Inc. shall cause its Affiliates to (i) take all actions required by the terms of this Agreement to be taken by its Affiliates, and all other actions necessary for Palomar to perform its obligation and provide to Gillette the rights provided hereunder, and (ii) to refrain from taking any and all actions which such Affiliates are prohibited from taking by the terms of this Agreement.

                (n)   During the Exclusivity Period and for a period of one (1) year thereafter, Palomar shall not, without the express, written consent of Gillette in its sole discretion, solicit the services of or hire the Person who is the Director of Emerging Technology Ventures as of the Effective Date or the Person who is the Director of Dermatologics as of the Effective Date, in each case if at the time of such solicitation or hire such Person is an employee of Gillette or was an employee of Gillette within the six (6) months preceding such solicitation or hire.

                (o)   For purposes of Section 12.1(b) and this Section 12.3, “known to” or “knowledge” of Palomar shall refer to the knowledge of the individuals in the positions of President, Chief Financial Officer, General Counsel and Vice-President of Research as of the Effective Date.

ARTICLE XIII
Dispute Resolution

        13.1 In General.

                (a)   Except as provided in Section 13.2, if a dispute arises between the parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), the parties shall use the following procedures to resolve such Dispute(s).

                                (i)   A meeting shall be held between the parties within ten (10) days after either party gives written notice of a Dispute to the other party (the “Dispute Notice”). The meeting shall be attended by a representative of each party having decision-making authority regarding the Dispute (subject to Board of Directors or equivalent approval, if required), who shall attempt in good faith to negotiate a resolution of the Dispute.

                                (ii)   In the event that such representatives are unable to resolve the dispute within thirty (30) days of such meeting, either party may, by written notice to the other, invoke the following mediation: the parties shall try in good faith to resolve such dispute by mediation administered by the Center for Public Resources (“CPR”) in accordance with the then current CPR Model Procedure for Mediation of Business Disputes, provided that specific provisions of this Section 13.1(a)(ii) shall override inconsistent provisions of such CPR Model Procedure. The mediator shall be selected from the CPR Panel of Neutrals and the location of the mediation shall be in Boston, Massachusetts. If the parties cannot agree upon the selection of the mediator, then CPR shall appoint the mediator. The parties shall attempt to resolve such dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within forty-five (45) days of the initiation of the mediation. All aspects of any such mediation, including any resolution or decision relating thereto, shall be confidential and all participants, including the mediator, shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the parties agree in writing to waive in whole or part such confidentiality.

                                (iii)   If the parties have not succeeded in negotiating a written resolution of the Dispute after following the procedures specified in Sections 13.1(a)(i) and 13.1(a)(ii), either party may exercise any and all of its judicial rights and remedies to resolve the Dispute.

                (b)   The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this 13.1 are pending, and the parties shall cooperate in taking any and all actions necessary to achieve such a result.

        13.2 Disputes Regarding Gillette’s Rights in the Male Field. In the event that the parties are not able to agree on the terms and conditions to be included in a definitive agreement between the parties concerning the Male Field as provided in Section 5.1, the following procedures shall apply:

                (a)   At the request of either party, the parties shall promptly negotiate in good faith jointly to appoint a mutually acceptable neutral Person not affiliated with either party (the “Neutral”). If the parties are not able to agree on an acceptable Neutral within thirty (30) days after such request, the CPR Institute for Dispute Resolution shall be responsible for selecting a qualified, disinterested and conflict-free Neutral within fifteen (15) days of being approached by either party. The Neutral selected pursuant to this Section 13.2(a) shall be a Person who has at least fifteen (15) years of business experience with one or more pharmaceutical, biotechnology or medical device companies, and shall have had significant experience negotiating licensing agreements in the pharmaceutical or medical device industries. The Neutral shall conduct an arbitration (the “ADR”) in accordance with the terms and conditions of this Section 13.2 and the fees and costs of the Neutral and the CPR Institute for Dispute Resolution shall be shared equally by the parties.

                (b)   Within sixty (60) days after such matter is referred to ADR, each party shall provide the Neutral with proposed terms and conditions to be included in the Male Collaboration Agreement, including proposed financial terms and conditions (the “Terms and Conditions”), together with a written memorandum in support of such proposed Terms and Conditions, including where possible an analysis of the market potential of the Subject Male Product, as well as any documentary evidence in support thereof and the Neutral shall provide the proposed terms and conditions to the other party after it receives the proposed terms and conditions from both parties.

                (c)   Within thirty (30) days after a party submits its proposed Terms and Conditions, the other party shall have the right to respond thereto (but neither party may change its proposed Terms and Conditions). The response and any material in support thereof shall be provided to the Neutral and the other party.

                (d)   The Neutral shall have the right to meet with the parties as necessary to inform the Neutral's determination.     Within fifteen (15) days of the receipt by the Neutral of both parties’ responses, the Neutral shall select the Terms and Conditions proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The Neutral must select the Terms and Conditions proposed by one or the other of the parties; the Neutral may not combine or otherwise modify the parties’ proposals.

                (e)   The parties shall cooperate in good faith to enter into a Male Collaboration Agreement that contains such Terms and Conditions no later than thirty (30) days of the date of the Neutral’s written notice of its determination.

                (f)   In the event that the parties are unable to reach agreement on the form of the Male Collaboration Agreement within thirty (30) days of the date of the Neutral’s written notice of its determination, each party shall submit to the Neutral such party’s proposed version of such definitive agreement (which version shall contain the Terms and Conditions selected by the Neutral). The Neutral shall, within thirty (30) days of such date, select the form of definitive agreement proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The parties shall execute the form of definitive agreement selected by the Neutral not later than five (5) business days following the selection by the Neutral of the form of definitive agreement and such agreement shall be legal, valid and binding and enforceable against the parties.

        13.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this ARTICLE XIII shall preclude either party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during the ADR, if necessary to protect the interests of such party. This Section 13.3 shall be specifically enforceable.

ARTICLE XIV
Miscellaneous

        14.1 Force Majeure. Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing party shall notify the other party of such force majeure within ten (10) days after such occurrence by giving written notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.

the suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the performing party may terminate this Agreement pursuant to Section 10.3 by written notice to the other party.

        14.2 Assignment.

                (a)   Without the prior written consent of the other party hereto, neither party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either party may, without such consent, and upon written notice to the other party, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets or business to which this Agreement relates, or to its successor entity or acquirer (the “Acquiring Party”) in the event of a merger, consolidation or change in control of such party. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Gillette or Palomar, as the case may be. In the event either party seeks and obtains the other party’s consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

                (b)   Subject to Section 14.2(c), in the event of any permitted assignment by either party to an Acquiring Party pursuant to Section 14.2(a), (i) no Information and Inventions or Patents or other intellectual property rights of any Acquiring Party or its Affiliates in such assignment shall be deemed “Controlled” for any purpose hereunder if such Information and Inventions, Patents or other intellectual property rights were not so Controlled by such party prior to such assignment, and (ii) any contractual restrictions on the Technology, Patents and other intellectual property rights and other assets of the acquired party shall be binding on the acquiring entity as a whole, and (iii) any contractual restrictions on the acquired party’s business activities hereunder shall apply only to the division or entity of the Acquiring Party into which the acquired party is merged, or into which the acquired party’s assets are transferred.

                (c)   Notwithstanding anything contained in Section 14.2(b) to the contrary, in the event of any permitted assignment by either party to an Acquiring Party, the party assigning its rights and obligations hereunder shall include in the agreement providing for such assignment terms and conditions that (i) require the Acquiring Party to restrict access to any Technology for use in the Field, or other Confidential Information, in each case that is the subject of the license or other rights granted by or to the acquired party in this Agreement, to only those scientific, technical or other personnel employed by or assigned to the division or entity of the Acquiring Party into which the acquired party is merged, or into which the acquired party’s assets are transferred, and (ii) prohibit the Acquiring Party from using or accessing in connection with other research, development or commercialization projects and activities in the Field any such Technology or Confidential Information, in each case to the extent that such access or use would constitute a violation of any contractual restriction in this Agreement if the acquired party’s rights and interests in and to such Technology or Confidential Information had not been assigned to the Acquiring Party.

                (d)   Prior to or during the R&D Period, in the event of any permitted assignment by Palomar to an Acquiring Party, for a period of thirty (30) days after Palomar and the Acquiring Party enter into the definitive agreement for such permitted assignment, Gillette shall have the right, upon ten (10) days prior written notice to Palomar (and such Acquiring Party), which notice must be provided within such thirty-day period, to withdraw from R&D Activities and to pursue independently the research, development and commercialization of any Female Product, subject to the following terms and conditions:

                                (i)   the Second Decision Point shall be deemed to be the date occurring x months after the Effective Date, where “x” is the sum of 42 months and the number of months of slippage in the R&D Plan as of the date of such notice (as determined by reference to the schedule set forth in the Initial R&D Plan);

                                (ii)   Gillette shall pay Palomar three million dollars (US $3,000,000), in the manner provided in Section 6.9, upon such withdrawal, which payment shall be fully creditable against the Second Development Completion Payment Date;

                                (iii)   the license grants to Palomar set forth in Sections 4.2(a) and 4.2(b) shall be automatically terminated, and the license grant to Palomar set forth in Section 4.2(c) shall be subject to termination, in the sole discretion of Gillette, upon five (5) days’ prior written notice to Palomar; and

                                (iv)   not earlier than the later to occur of the second anniversary of the Effective Date and the first anniversary of such permitted assignment, Gillette in its sole discretion may, upon thirty (30) days’ prior written notice to Palomar, cause Palomar to disclose to Gillette all Information and Inventions relating to or comprising the most commercially promising Male Product that is in Palomar’s Control and that Palomar has, directly or indirectly, conceived or developed as of the date of such notice, including any information set forth in Section 5.1(b)(ii) with respect to such Male Product Opportunity that is in Palomar’s Control; provided, however, that such disclosure by Palomar shall trigger the Option Exercise Period for purposes of Section 5.1(b)(iv), notwithstanding the fact that Palomar may not have conducted the testing described in Section 5.1(b)(i) with respect to such Male Product Opportunity; and provided, further, that in the event that Gillette shall exercise the Male Option with respect thereto, then the Male Collaboration Agreement to be entered into between the parties shall provide for all future research and development activities with respect to such Male Product Opportunity to be conducted solely by Gillette and shall reflect the changes to the deal structure in the Female Field effected by this Section 14.2(d).

From and after the date of such withdrawal by Gillette, Gillette shall have no obligation to make any further R&D Payment to Palomar or the Acquiring Party, and Gillette shall have the right to seek and obtain Regulatory Approval in the United States for the Female Product(s) under development by the parties at the time of Gillette’s withdrawal from the R&D Activities and shall have a right to reference and otherwise use any Palomar U.S. Regulatory Documentation in connection therewith.

        14.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

        14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without reference to the rules of conflict of laws thereof, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patent or other intellectual property rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Rights or other right applies.

        14.5 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Palomar, to:
Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attention: President & General Counsel
Facsimile: (781) 993-2300

with a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210-2600
Attention: David A. Broadwin
Facsimile: (617) 832-7000

If to Gillette, to:
The Gillette Company
4800 Prudential Tower Building
Boston, Massachusetts 02199
Attn: President, Global Business Management - Grooming
Facsimile: (617) 421-8525

with copies to:

The Gillette Company
4800 Prudential Tower Building
Boston, Massachusetts 02199
Attn: Senior Vice President and General Counsel
Facsimile: (617) 421-7874

Covington & Burling
One Front Street
San Francisco, California 94111
Attention: Jim Snipes
Facsimile: (415) 591-6091

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 14.5 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

        14.6 Export Control. Notwithstanding anything else herein, neither party shall directly or indirectly export or re-export any Female Product, Joint Technology, Palomar Technology, Palomar Male Technology, Gillette Technology or Confidential Information of the other party, or any direct product of any of the foregoing, outside the United States, without complying with all applicable U.S. and foreign export control and other laws and regulations (including providing the other party any required assurance regarding export and re-export).

        14.7 Entire Agreement; Modifications. Other than the Non-Disclosure Agreement, which is addressed in Section 9.8, this Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both parties.

        14.8 Relationship of the Parties. It is expressly agreed that Palomar, on the one hand, and Gillette, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Palomar, on the one hand, nor Gillette, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so and no such statements, representations or commitments shall be construed so as to require either party to expend either funds or efforts or commit resources in excess of those expressly contemplated by this Agreement. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

        14.9 Equitable Relief. Each party acknowledges and agrees that the restrictions set forth in Sections 2.1(a)(iii), 5.2, 5.3, 5.4, 10.7(e)(i), 12.2(h), 12.2(i) and 12.3(n), and Articles VIII and IX of this Agreement are reasonable and necessary to protect the legitimate interests of the other party and that neither party would have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation by a party of any such provision will result in irreparable injury to the other party. Each party also acknowledges and agrees that in the event of a violation or threatened violation of any such provision, the other party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other party. Nothing in this Section 14.9 is intended, or should be construed, to limit either party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

        14.10 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

        14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.12 No Benefit to Third Parties. Except as otherwise expressly provided in Sections 5.3 and 5.4, the representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

        14.13 Further Assurance. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

        14.14 Transaction Costs. Each party shall bear its own costs, including attorneys' fees, in connection with negotiating and entering into this Agreement.

        14.15 English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

        14.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 1.1(d)” would be part of “Section 1.1" and references to “Section 1.1” would also refer to material contained in the subsection described as “Section 1.1(d)”).

        14.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

THE GILLETTE COMPANY	PALOMAR MEDICAL TECHNOLOGIES, INC.

By: /s/ Peter Klein	By: /s/ Joseph P. Caruso
Name: Peter Klein	Name: Joseph P. Caruso
Title: Senior Vice President of Strategy and Business Development	Title: Chief Executive Officer and President

[Counterpart Signature Page to Development and License Agreement]

Appendix A

Definitions

        This Appendix to the Development and License Agreement (the “Agreement”) entered into as of February 14, 2003, by and between Gillette and Palomar provides agreed upon definitions applicable to the parties for purposes of the Agreement.

        The contents of this Appendix A are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein. The following capitalized terms, whether used in the singular or the plural and correlatives thereof, shall have the following meanings as used in the Agreement:

        “510(k)   Notification” shall mean a 510(k) Notification within the meaning of FFDCA, and the regulations promulgated thereunder, necessary to market a Female Product in the United States.

        “510(k)   Product” shall mean a Female Product, the sale of which requires a 510(k) Notification but not a PMA.

        “Accessory Product” shall mean a Female Accessory Product or a Light-Based Accessory Product, as the case may be.

        “Affiliate” shall mean, with respect to a Person, any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

        “Applicable Law” shall mean the applicable laws, rules, regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

        “Calendar Quarter” shall mean each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

        “Calendar Year” shall mean each successive period of twelve months commencing on January 1 and ending on December 31.

        “Clinical Trials” shall mean, with respect to a Female Product, the clinical trials required by the FDA for Regulatory Approval of such product in the United States, or equivalent

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trials required by Regulatory Authorities for Regulatory Approval of such product in a Major Market.

        “Commercial Assessment Period” shall mean the period commencing on the First Development Completion Payment Date and terminating on the Commercial Assessment Period Termination Date.

        “Commercial Assessment Period Termination Date” shall mean the later of (a) the first (1st) anniversary of the end of the R&D Program, or (b) in the event that Gillette elects to have Palomar Manufacture the CUT Female Product for use in CUTs pursuant to Section 3.1, two hundred and forty (240) days after the date of delivery by Palomar to Gillette of the total number CUT Female Product units required to be delivered by Palomar in accordance with ARTICLE III (subject to adjustments to such period pursuant to Section 3.1(d)).

        “Commercially Reasonable Efforts” shall mean, with respect to the research, development, Manufacture or commercialization of Female Product(s), efforts and resources comparable to those used in the medical device industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Female Product.

        “Consumable” shall mean a product, or a part or component of a product (including the container, canister, apparatus or device for holding, administering or delivering such product), which product, part or component thereof (a) is intended to be depleted by consumer use (e.g., coolants), (b) requires periodic replacement (e.g., containers for holding, delivering or administering any coolants, etc., or with respect to a Light-Based Hair Management Product, portions of such product that may be replaced depending on the design, such as the radiation source), or (c) replacement parts for any Light-Based Hair Management Product.

        “Consumer Field” shall mean products or systems intended for or marketed to consumers for personal use. For the avoidance of doubt, the “Consumer Field” shall exclude (i) products or systems in the Professional Field, and (ii) products or systems developed for and sold or distributed to governmental entities for treatment of medical conditions in military personnel.

        “Consumer Use Tests” or “CUTs” shall mean one or more tests conducted by or on behalf of Gillette to determine consumer preferences with respect to a Female Product, including the features or function thereof.

        “Control” shall mean, with respect to any item of Information and Invention, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent or other right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

        “Controlled Information” shall mean the Palomar Controlled Information or Gillette Controlled Information, as the case may be.

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        “Core Palomar Patents” shall mean those Palomar Patents listed on Schedule A-1 hereto, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any such Patent, but excluding any continuation-in-part of any MGH Patents.

        “Costs” shall mean, with respect to certain activities, all costs actually incurred by a party (or any of its subcontractors) in connection with the performance of those activities during a period, and overhead calculated in accordance with the methodology exemplified on Schedule A-2 hereto. For any activity related to the research, development and/or commercialization of Female Products, “Costs” may include the costs of (a) research and development, (b) studies on clinical aspects conducted internally or externally, (c) preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain or expand Regulatory Approvals, (d) consultants necessary for the purpose of obtaining, maintaining or expanding Regulatory Approvals and handling those regulatory affairs, (e) regulatory and validation activities for Manufacturing plant and product, (f) Manufacturing Process and other process development, process improvement and scale-up and recovery costs, and (g) data management, statistical designs and studies, document preparation, and other administration expenses associated with the activities in question (including expenses associated with the clinical testing program or post-marketing studies required to maintain Regulatory Approvals).

        “CUT Product Specifications” shall mean the written specifications and quality control testing procedures for the Female Product(s), as finally determined by Gillette in accordance with the terms of this Agreement.

        “Europe” shall mean the European Union as it may be constituted from time to time.

        “Exclusive Field” shall mean (i) until the Male Option Termination Date (if any), the Field, and (ii) after the Male Option Termination Date (if any), the Female Field (and not the Male Field). For avoidance of doubt, if the Male Option Termination Date does not occur, then the Exclusive Field shall be the Field.

        “Exclusivity Period” shall mean the period commencing on the Effective Date and ending on the earliest date on which (a) Gillette terminates such period pursuant to Section 10.2, (b) Gillette terminates this Agreement pursuant to Section 10.4(a), 10.4(b), 10.4(c), 10.4(d) or 10.3, or (c) Palomar terminates this Agreement pursuant to Section 10.3 or 10.5.

        “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

        “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

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        “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

        “FDA Approval Period” shall mean a period of (a) thirty-nine (39) months after the Effective Date, in the case of a 510(k) Product, or (b) fifty-one (51) months after the Effective Date, in the case of a PMA Product, provided that in the event that any delay in Regulatory Approval is caused by Gillette, there shall be a corresponding extension of the FDA Approval Period.

        “Female Accessory Product” shall mean (a) any apparatus, component, accessory, disposable or Consumable which is (i) designed specifically for, (ii) intended or marketed for sale or sold for use with, and (iii) physically integrated in or physically attached to, a Female Product, or (b) any Female Product Lotion. By way of example, and without limitation, a “Female Accessory Product” shall include any such apparatus, component, accessory, disposable, or Consumable comprising (i) a canister that is designed to dispense coolant and attaches to an apparatus comprising a Female Product, or (ii) a replaceable head for dispensing Optical Radiation from a Female Product, and shall not include any lotions or gels other than the Female Product Lotion.

        “Female Field” shall mean any product or system, which is intended or marketed for female Hair Management in the Consumer Field.

        “Female Product” shall mean (a) a Light-Based Hair Management Product intended for use in or marketed in the Female Field, which either (i) is developed in whole or in part by Palomar or Gillette in connection with R&D Activities, Additional Activities, or Commercial Assessment Period Additional Activities or (ii) uses, embodies, is Manufactured using, practices an invention claimed by, comprises or is comprised of, in whole or in part, Palomar Technology or Joint Technology, (b) all Female Accessory Products with respect thereto, and (c)  an Improvement to any of the foregoing. For the avoidance of doubt, “Female Product” shall exclude any (a) power sources, or (b) razors, blades, electric shavers or similar devices (even if any such power source, razor, blade, electric shaver or similar device may be used with, or is recommended to improve the efficacy of, a Light-Based Hair Management Product), except to the extent that any such power source, razor, blade, electric shaver or similar device is (1) not marketed and sold for uses independent of Light-Based Hair Management Products, (2) is physically integrated in or physically attached to a Light-Based Hair Management Product, and (3) is specifically designed for and sold for use with, a Light-Based Hair Management Product.

        “Female Product Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Female Product.

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        “Female Product Technology” shall mean the Female Product(s), the Manufacturing Processes and any Improvements to the foregoing that, during the term of this Agreement, are Controlled by Palomar, but excluding any Information and Inventions (a) to the extent claimed by one or more claims of any Joint Patents, or (b) that otherwise constitute Joint Inventions.

        “FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. as amended.

        “Field” shall mean the Female Field and the Male Field, collectively.

        “First Commercial Sale” shall mean the first sale or distribution of any Product by Gillette or any of its sublicensees that gives rise to Net Sales under this Agreement.

        “First Decision Point” shall mean the later to occur of (a) nine hundred and forty-two (942) days after the Effective Date, in the event that Palomar delivers to Gillette the Initial Prototypes on or before the Commencement Date, or (b) the sum of (i) the number of days after the Commencement Date until Palomar delivers to Gillette the Initial Prototypes and (ii) nine-hundred and forty-two (942) days, in the event that Palomar delivers to Gillette the Initial Prototypes after the Commencement Date.

        “First Development Completion Payment Date” shall mean (a) the First Decision Point, in the event that Palomar has obtained Regulatory Approval in the United States with respect to the First Female Product at least ten (10) days prior to the First Decision Point, or (b) thirty (30) days after the date on which Regulatory Approval in the United States is obtained by Palomar with respect to the First Female Product, in the event that Palomar has not obtained Regulatory Approval in the United States with respect to the First Female Product at least ten (10) days prior to the First Decision Point.

        “First Female Product” shall mean the Light-Based Hair Management Product intended for use in the Female Field (a) developed in whole or in part by Palomar or Gillette pursuant to the Initial R&D Plan, and (b) comprising an apparatus for delivering Optical Radiation to areas of the skin, for which a party seeks Regulatory Approval in the United States in accordance with the terms of this Agreement.

        “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

        “Gillette Confidential Information” shall mean Confidential Information of Gillette.

        “Gillette Improvement” shall mean an Improvement to a Female Product or a Manufacturing Process for a Female Product, which Improvement is first conceived or reduced to practice by or on behalf of Gillette after the date on which the Exclusivity Period or this Agreement is terminated, as applicable.

        “Gillette Joint Independent Product” shall mean an Independent Product Exploited by or on behalf of Gillette, optionally with one or more Third Parties, in the Field, which uses, embodies, is Manufactured using, practices an invention claimed by, comprises or is comprised of Joint Technology.

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        “Gillette Know-How” shall mean all Information and Inventions that (a) Gillette Controls (other than pursuant to this Agreement) as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Female Field and that are not generally known, and (b) that Gillette discloses and makes available to Palomar for use in connection with the R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities, but excluding (i) any Information and Inventions to the extent claimed by one or more of the Gillette Patents or Joint Patents, and (ii) any Joint Know-How.

        “Gillette Licensed Patents” shall mean those Gillette Patents that (a) are Controlled (other than pursuant to this Agreement) by Gillette and (b) claim Information and Invention(s) that are conceived prior to or during the term of the Agreement and are incorporated in Female Products (including prototypes of such products) or Manufacturing Processes for Female Products, which products or processes are developed or under development by Gillette (by subcontract, with Palomar hereunder or with one or more Third Parties) at the time of termination of the Exclusivity Period or termination of this Agreement, as applicable and pursuant to ARTICLE X, but only with respect to such claims and no other claims of such patents; provided, however, that “Gillette Licensed Patents” shall exclude Patent claims to the extent that they claim razors, blades, electric shavers or similar devices, products or parts thereof.

        “Gillette Patents” shall mean all Patents that (a) Gillette Controls (other than pursuant to this Agreement), as of the Effective Date or at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Female Field and (b) Patents that claim Information or Inventions that Gillette discloses and makes available to Palomar for use in connection with the R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities; but excluding the Joint Patents.

        “Gillette Regulatory Documentation” shall mean all Regulatory Documentation developed by Gillette.

        “Gillette Technology” shall mean the Gillette Patents and the Gillette Know-How, collectively.

        “Good Manufacturing Practices” shall mean the current good manufacturing practices applicable from time to time to the Manufacturing of any Female Product pursuant to Applicable Law.

        “Hair Management” shall mean (a) the removal of human hair shafts or changes in the associated structures, and (b) any other reduction of human hair growth, shaft diameter or pigmentation.

        “IDE” shall mean an investigational device exemption as defined in the regulations promulgated by the FDA for the authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

        “Improvement” shall mean any modification, variation or revision to a product, system or technology or any discovery, technology, device, process or formulation related to such

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product, system or technology, whether or not patented or patentable or otherwise protectable by intellectual property rights, including any enhancement in the efficiency, operation, Manufacture (including any Manufacturing Process), ingredients, preparation, presentation, formulation, means of delivery, powering or operating or packaging of such product, system or technology, any discovery or development of any new or expanded uses for such product, system or technology, or any discovery or development that improves the stability, safety or efficacy of such product, system or technology or reduces cost of operation or Manufacture.

        “Independent Accessory Product” shall mean (a) any apparatus, component, accessory, disposable or Consumable which is (i) designed specifically for, (ii) intended or marketed for sale or sold for use with, and (iii) physically integrated in or physically attached to, a Gillette Joint Independent Product, or (b) any Independent Product Lotion and shall not include any lotions or gels other than the Independent Product Lotion.

        “Independent Product” shall mean any Light-Based Hair Management Product that is not a Female Product and that is intended or marketed for use in the Field, and all Improvements thereto.

        “Independent Product Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Gillette Joint Independent Product.

        “Information and Inventions” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable or otherwise protectable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments and inventions (whether or not confidential, proprietary, patented or patentable or otherwise protectable).

        “Initial Prototypes” shall mean the six (6) Prototypes that Palomar is required pursuant to the R&D Plan to deliver to Gillette at or near the beginning of the R&D Period.

        “Joint Inventions” shall mean any and all Information and Inventions that are (a) first conceived or reduced to practice jointly (as determined under U.S. patent law) by or on behalf of representatives, employees, agents or research partners of Palomar and representatives, employees, agents or research partners of Gillette during the term of the Agreement, either together or jointly (as determined under U.S. patent law) with a Third Party(ies), (b) first conceived or reduced to practice by or on behalf of representatives, employees, agents or research partners of Gillette, either alone or jointly (as determined under U.S. patent law) with Third Party(ies) during the term of the Agreement in connection with activities arising from, or performed pursuant to, the R&D Plan, or in the course of performing Additional Activities or Commercial Assessment Period Additional Activities, or (c) first conceived or reduced to practice by or on behalf of representatives, employees, agents or research partners of Palomar,

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either alone or jointly (as determined under U.S. patent law) with a Third Party(ies) during the term of the Agreement in connection with activities arising from, or performed pursuant to, the R&D Plan, or in the course of performing Additional Activities or Commercial Assessment Period Additional Activities.

        “Joint Know-How” shall mean all Information and Inventions included in the Joint Inventions that are not generally known, but excluding any Information and Inventions to the extent claimed by a Joint Patent.

        “Joint Patents” shall mean any Patents to the extent one or more claims of such Patents claim any Joint Inventions.

        “Joint Technology” shall mean the Joint Patents and the Joint Know-How, collectively.

        “Launch” shall mean, with respect to a product or system, the date on which the First Commercial Sale of such product or system occurs.

        “Light-Based Accessory Product” shall mean any apparatus, component, accessory, disposable or Consumable (a) which (i) is designed specifically for, (ii) is intended or marketed for sale or sold for use with, and (iii) is physically integrated in or physically attached to, a Light-Based Product ; or (b) any Light-Based Lotion.

        “Light-Based Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Light-Based Product.

        “Light-Based Product” shall mean a process, product or system that achieves one or more of the following effects with the use of Optical Radiation: (i) Hair Management outside the Field, (ii) the treatment or prevention of cellulite, cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (iii) body recontouring, (iv) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin, odor, moles and blemishes, and (v) any other improvement of skin condition, appearance, tone or texture other than in connection with Hair Management in the Field; provided, however, that as used in Sections 5.3(a) and 5.3(b) and 5.4, “Light-Based Product” shall include, without limitation, all processes, products or systems that use Optical Radiation to achieve Hair Management, and all Light-Based Accessory Products.

        “Light-Based Hair Management Product” shall mean (a) a process, product or system, which product or system comprises an apparatus for delivering Optical Radiation, and which is intended or marketed for Hair Management in the Consumer Field, and (b) any (i) apparatus, component, accessory, disposable or Consumable which is (1) designed specifically for, (2) intended or marketed for sale or sold for use with, and (3) physically integrated in or physically attached to, such a process, product or system, or (ii) any lotion, gel, cream, powder or similar formulation that is (1) designed specifically for use with, (2) approved by the FDA for use with, and (3) essential for the functionality of, such process, product or system. Such product or systems may include other mechanisms for Hair Management (e.g., chemical, mechanical, magnetic, acoustic, radio frequency, temperature, or electrical) to the extent that such

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mechanisms are designed specifically for, intended or marketed for sale or sold for use with, and physically integrated in or physically attached to such product or system. For the avoidance of doubt, “Light-Based Hair Management Products” shall exclude any (a) power sources, or (b) razors, blades, electric shavers or similar devices (even if use of any such power source, razor, blade, electric shaver or similar device may be used with, or use thereof, is recommended to improve the efficacy of a Light-Based Hair Management Product), except to the extent that any such power source, razor, blade, electric shaver or similar device is (1) not marketed and sold for uses independent of such product or system, (2) is physically integrated in or physically attached to such product or system, and (3) is specifically designed for and sold for use with, such product or system.

         “Major Market” shall mean each of the United States, Canada, Europe and Japan.

        “Male Field” shall mean any product or system, which is intended or marketed for male Hair Management in the Consumer Field.

        “Male Option Termination Date” shall mean (i) in the event that Gillette does not exercise the Male Option when a Male Product Opportunity is offered by Palomar to Gillette, the date on which the Male Option terminates pursuant to Section 5.1(b)(v), or (ii) in the event that Gillette exercises the Male Option pursuant to Section 5.1(b)(iv), the first date on which the Male Collaboration Agreement becomes effective.

        “Manufacture” and “Manufacturing” shall mean, with respect to a product or system, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

        “Manufacturing Process” shall mean any process or step thereof that is necessary or useful for Manufacturing any Light-Based Hair Management Product and any Improvement thereto.

        “Marketing Authorization” shall mean, with respect to a Female Product, a 510(k) Notification or a PMA, whichever (if any) is required by Applicable Law.

        “MGH” shall mean Massachusetts General Hospital.

        “MGH Agreements” shall mean (a) that certain License Agreement by and between Palomar and MGH, dated August 18, 1995, (b) that certain Clinical Trial Agreement by and between Palomar and MGH, dated August 18, 1995, and (c) that certain Joint Patent Agreement by and between Palomar and MGH, dated January 1, 2000, in each case as such agreement is amended as of the Effective Date and as such agreement may be amended or restated thereafter in a manner that is not inconsistent with the terms of this Agreement.

        “MGH Patents” shall mean (a) as of the Effective Date, all Patents in existence and to which Palomar has received or is entitled to receive a license from MGH under the MGH Agreements, and (b) all claims contained in a Patent that makes a priority claim to any of the Patents that are identified in clause (a) above, provided any such priority claim has an earliest priority date based solely on the Patents that are identified in clause (a) above. Without

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limitation to the foregoing, “MGH Patents” shall include the Patents listed on Schedule A-3 hereto.

        “MGH Valid Claim” shall mean a claim contained in a pending application for a MGH Patent or MGH Joint Patent in such country which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application in such country.

        “Net Sales” shall mean, for any period, the gross amount invoiced by Gillette and its agents and (sub)licensees from or on account of the sale or distribution of Product(s) to bona fide unrelated Third Parties (the “Invoiced Sales”), less deductions actually taken for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those actually granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates; (ii) allowances and rebates paid to distributors; and (iii) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are actually incurred in shipping such Products to such Third Parties and included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are actually incurred and included in the gross amount invoiced; (d) sales and other taxes and duties directly related to and actually incurred for the sale or delivery of Product(s) (but not including taxes assessed against the income derived from such sale); (e) distribution expenses to the extent that such items are included in the gross amount invoiced; (f) any other similar and customary deductions that are consistent with GAAP in effect from time to time, or in the case of non-United States sales, other applicable accounting standards; and (g) any such invoiced amounts that are not collected by Gillette or its (sub)licensees. Any of the deductions listed above that involves a payment by Gillette and its agents and (sub)licensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. Deductions pursuant to subsection (g) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

        For purposes of calculating Net Sales, sales between or among The Gillette Company and its Affiliates or their agents or (sub)licensees shall be excluded from the computation of Net Sales, but sales by The Gillette Company or its Affiliates or their licensees or sublicensees to Third Parties shall be included in the computation of Net Sales. No deduction shall be made for any item of cost incurred by Gillette, its agents or (sub)licensees in preparing, manufacturing, shipping, distributing or selling Products except as expressly permitted in the foregoing paragraph.

        Such amounts shall be determined from the books and records of the entity that invoiced the Third Party, maintained in accordance with GAAP in effect from time to time consistently applied. To the extent Gillette or its agents or (sub)licensees receive consideration other than or in addition to cash with respect to the sales, promotion, or distribution of Products, Net Sales shall include the fair market value of such additional consideration.

        In the event that a Product is sold in any country in the form of a combination product containing one or more products, devices, components, Accessories or Consumables that are not Products (“Non-Product Components”), Net Sales of such combination product will be adjusted by multiplying actual Net Sales of such combination product in such country calculated pursuant

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to the first paragraph of this Section by the fraction A/(A+B), where A is the average invoice price in such country of the Product(s), if sold separately in such country, and B is the average invoice price in such country of the Non-Product Components. If, in a specific country, the Non-Product Components in the combination product are not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such combination product calculated pursuant to the first paragraph of this Section by the fraction A/C, where A is the average invoice price in such country of the Product(s)and C is the invoice price in such country of such combination product. If, in a specific country, a Product(s) is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product calculated pursuant to the first paragraph of this Section by the fraction (C-B)/C, where B is the average invoice price in such country of the Non-Product Components in the combination product and C is the invoice price in such country of the combination product. If, in a specific country, both a Product(s) and the Non-Product Components, are not sold separately, a market price for such Product and such Non-Product Components shall be negotiated by the parties in good faith based upon the costs, overhead and profit as are then incurred for such combination product and all similar products, devices, systems, components, Accessories or Consumables then being made and marketed by Gillette and having an ascertainable market price.

        “Non-Core Palomar Patents” shall mean all Palomar Patents other than Core Palomar Patents.

        “Non-Light-Based Product” shall mean a process, product or system that achieves one or more of the following effects without the use of Optical Radiation: (a) Hair Management, (b) the treatment or prevention of cellulite, cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (c) body recontouring, (d) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin, odor, moles and blemishes, and (e) any other improvement of skin condition, appearance, tone or texture.

        “Optical Radiation” shall mean optical radiation that is intended to have or has a therapeutic function.

        “Other Independent Product” shall mean an Independent Product intended for use in or marketed in the Field (a) that is not a Gillette Joint Independent Product, and (b) that is Launched by or on behalf of Gillette, optionally with one or more Third Parties, during the Exclusivity Period or within seven (7) years after the first to occur of the termination of (i) the Exclusivity Period, or (ii) this Agreement.

        “Palomar Confidential Information” shall mean Confidential Information of Palomar.

        “Palomar Know-How” shall mean all Information and Inventions in the Control (other than pursuant to this Agreement) of Palomar as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Female Field and that are not generally known, but excluding (a) any Information and Inventions to the extent claimed by one or more of the Palomar Patents or Joint Patents, and (b) any Joint Know-How. Palomar Know-How shall include, subject to the preceding exclusion, all clinical, safety, Manufacturing and quality control

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data and information Controlled by Palomar and related to the Female Product Technology.

        “Palomar Improvement” shall mean an Improvement to a Female Product or a Manufacturing Process for a Female Product, which Improvement is first conceived or reduced to practice by or on behalf of Palomar after the date on which the Exclusivity Period or this Agreement is terminated, as applicable. For the avoidance of doubt, Palomar Improvements shall exclude any Gillette Improvements.

        “Palomar Male Know-How” shall mean all Information and Inventions in the Control (other than pursuant to this Agreement) of Palomar as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Male Field and that are not generally known, but excluding (a) any Information and Inventions to the extent claimed by one or more of the Palomar Patents or Joint Patents, and (b) any Joint Know-How. Palomar Know-How shall include, subject to the preceding exclusion, all clinical, safety, Manufacturing and quality control data and information Controlled by Palomar and related to the Male Field.

        “Palomar Male Patents” shall mean (a) the MGH Patents, and (b) all of the Patents that Palomar Controls (other than pursuant to this Agreement), as of the Effective Date and at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Male Field, but excluding the Joint Patents. The “Palomar Male Patents” shall include all Patents listed in Schedule 12.3(f), and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent, but excluding any continuation-in-part of any MGH Patents.

        “Palomar Male Technology” shall mean the Palomar Male Patents and the Palomar Male Know-How, collectively.

        “Palomar Patents” shall mean (a) the MGH Patents, and (b) all of the Patents that Palomar Controls (other than pursuant to this Agreement), as of the Effective Date and at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Female Field, or that contain a claim covering any Female Product Technology, but excluding the Joint Patents. The “Palomar Patents” shall include all Patents listed in Schedule 12.3(f), and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent, but excluding any continuation-in-part of any MGH Patents.

        “Palomar Technology” shall mean the Palomar Patents and the Palomar Know-How, collectively.

        “Patents” shall mean (a) all patents and patent applications and any patents issuing therefrom worldwide, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary

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protection certificates, term extensions (under applicable patent law or other Applicable Law), certificates of invention and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.

        “Patent Costs” shall mean the fees and expenses paid to outside legal counsel and other Third Parties (including Third Party licensors of Patents, such as MGH for the Palomar Patents), allocated in-house costs of legal counsel, and filing and maintenance expenses, incurred in connection with preparing, filing, prosecuting and maintaining Patents, including costs of patent interference, re-examination, reissue, opposition or similar proceedings relating thereto.

        “PCT” shall mean the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.

        “Person” shall mean an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, cooperative, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

        “PMA Product” shall mean a product, the sale of which requires the filing with and approval by the FDA of a PMA.

        “Premarket Approval” or “PMA” shall mean a premarket approval as defined in the FFDCA, and the regulations promulgated thereunder, necessary to market a Female Product in the United States.

        “Product” shall mean a Female Product, Gillette Joint Independent Product, Other Independent Product, or any product or system Exploited by Palomar pursuant to any license under the Gillette Licensed Patents that is granted by Gillette to Palomar in this Agreement, as the case may be.

        “Product Specifications” shall mean the written specifications for the design and Manufacture of a product or system.

        “Professional Field” shall mean products or systems intended or marketed for sale to doctors, health care providers or other commercial service providers for use on or with patients or customers (and not for resale to any Person).

        “Prototypes” shall mean one or more prototypes of the Female Product Manufactured or made by or on behalf of either party during the R&D Period for the purposes of evaluating, testing or improving such product pursuant to the R&D Plan and this Agreement, which in the case of any such unit delivered by Palomar to Gillette shall have been Manufactured or made pursuant to the then-current Product Specifications.

        “Regulatory Approval” shall mean, on a country-by-country basis, the right with respect to a

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Female Product to sell or distribute such product or system for female Hair Man agement in the Consumer Field. In the case of the United States, sale or distribution of a Female Product may require a determination by the FDA of substantial equivalence (within the meaning of 21 C.F.R. § 807.100) following the filing with the FDA of a 510(k) Notification, or in the event that a PMA is required, the approval by the FDA of such PMA, and in the case of any other country or territory, any necessary international or foreign approvals.

        “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Female Product Technology in the Territory.

        “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Female Product Technology, and all data contained in any of the foregoing, including all IDEs, 510K Notifications, PMA Notifications, Marketing Authorizations, advertising and promotion documents, adverse event files, complaint files and Manufacturing records.

        “Restricted Access Period” shall mean the period commencing on the Commencement Date and ending on the date of the later to occur of (a) three hundred and sixty five (365) days after such date, in the event that Palomar delivers to Gillette the Initial Prototypes on or before the Commencement Date, or (b) the sum of (i) the number of days after the Commencement Date until Palomar delivers to Gillette the Initial Prototypes and (ii) three hundred and sixty five (365) days, in the event that Palomar delivers to Gillette the Initial Prototypes after the Commencement Date.

        “R&D” shall mean research and development.

        “R&D Activities” shall mean those tests, studies and other activities set forth in, or required in order to obtain the information set forth in, the R&D Plan and such other tests, studies and other activities as may be specified from time to time by the R&D Committee with respect to the subject Female Product.

        “R&D Program” shall mean the program of R&D Activities carried out by the parties pursuant to the R&D Plan.

        “Safety and Efficacy Standards” shall mean, with respect to a Subject Male Product, (a) a demonstrated safety performance at least as safe as the prototype Female Product presented by Palomar to Gillette on May 6 and 7, 2002, and (b) a resulting hair growth clearance period longer than the period resulting from shaving with a conventional blade device, in each case as evidenced by studies at least as stringent as those provided by Palomar to Gillette on May 6 and 7, 2002.

        “Second Decision Point” shall mean thirty (30) days after the Commercial Assessment Period Termination Date.

        “Second Development Completion Payment Date” shall mean the date of the Second Decision Point.

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        “Territory” shall mean the entire world.

        “Third Party” shall mean any Person other than The Gillette Company, Palomar Medical Technologies, Inc. and their respective Affiliates or individuals who are their employees or agents when acting in that capacity.

        “Third Party Collaboration” shall mean, in the case of either Gillette or Palomar, a collaboration with a Third Party with respect to a product, system or other technology with respect to which Gillette or Palomar, as the case may be, has material co-development obligations or co-promotion rights or co-marketing rights.

        “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

        “TTP” shall mean a technology transfer payment.

        “Valid Claim” shall mean (i) for all Patents, with respect to a particular country, a claim of an issued and unexpired Patent in such country that has not been revoked or held permanently unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (ii) for all MGH Patents and MGH Joint Patents but no other Patents, with respect to a particular country, an MGH Valid Claim.

        Terms Defined Elsewhere in this Agreement. The following terms, whether used in the singular or the plural and correlatives thereof, are defined in the applicable Sections of this Agreement.

Defined Term	Section
"Acquiring Party"	Section 14.2
"ADR"	Section 13.2(a)
"Advanced CUT Female Product Costs"	Section 3.2
"Additional Activities"	Section 1.8(a)
"Additional Light-Based Hair Management Product"	Section 1.7
"Additional Product Report"	Section 1.7
"Agreement"	Preamble
"Annual Exclusivity Collaboration Payment"	Section 6.1(g)
"Annual Exclusivity Collaboration Period"	Section 6.1(g)
"Authorized Overruns"	Section 1.8(a)(i)(2)
"Commencement Date"	Section 1.1(c)

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Defined Term	Section
"Commercial Assessment Period Additional Activities"	Section 2.2(a)
"Confidential Information"	Section 9.3(a)
"Cure Period"	Section 10.3
"CUT Female Product"	Section 3.1(a)
"CUT Product Specifications"	Section 3.1(b)
"Delivery Date"	Section 3.1(c)
"Development Completion Payments"	Section 6.1(d)(i)
"Disclosure Schedule"	Section 12.1
"Dispute"	Section 13.1
"Dispute Notice"	Section 12.3(a)(i)
"Effective Date"	Preamble
"Estimate"	Section 1.8(a)(2)
"Evaluation Materials"	Section 5.1(b)(ii)
"Exclusivity Payment Date"	Section 6.1(g)
"Failure to Launch Payments"	Section 2.1(b)(ii)
"Female Product Payment Rate"	Section 6.1(h)
"First Development Completion Payment"	Section 6.1(d)(i)
"First Press Release"	Section 9.5
"Gillette"	Preamble
"Gillette Controlled Information"	Section 9.1(c)
"Gillette Exclusive Licenses"	Section 8.3(a)(i)
"Gillette Exclusive License Period"	Section 8.3(a)(i)
Gillette License Agreement	Section 5.3(b)(i)
Gillette Licensee	Section 5.3(b)(i)
"Indemnification Claim Notice"	Section 11.3(a)
"Indemnified Party"	Section 11.3(a)
"Independent Product Payment Rate"	Section 6.4
"Infringement Suit"	Section 8.5(c)(i)
"Initial Gillette Specifications"	Section 5.4(a)(i)(1)
"Initial R&D Plan"	Section 1.1(a)
"In-License Agreement"	Section 12.3(f)
"Invoiced Sales"	Definition of "Net Sales"
"Launch Decision"	Section 2.3
"Licensed Palomar Patents"	Section 12.3(f)
"Female Product Payment Rate"	Section 6.1(h)
"Palomar"	Preamble
"Losses"	Section 11.1
"Male Collaboration Agreement"	Section 5.1(c)
"Male Option"	Section 5.1(a)
"Male Product"	Section 5.1(a)
"Male Product Opportunity"	Section 5.1(b)
"Manufacturing Cost"	Section 3.2
"Manufacturing Fee"	Section 3.2

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Defined Term	Section
"MGH Joint Invention"	Section 8.1(c)(ii)(2)
"MGH Joint Know-How"	Section 8.1(c)(ii)(2)
"MGH Joint Patents"	Section 8.1(c)(ii)(2)
"MGH Joint Technology"	Section 8.1(c)(ii)(2)
"Neutral"	Section 13.2(a)
"Non-Disclosure Agreement"	Section 9.8
"Non-Product Components"	Definition of Net Sales
"Offer"	Section 10.1(b)
"Offer Period"	Section 10.1(b)
"Opportunity Notice"	Section 5.1(b)
"Opportunity Notice Effective Date"	Section 5.1(b)(iii)
"Option Exercise Notice"	Section 5.1(b)(iv)
"Option Exercise Period"	Section 5.1(b)(iv)
"Overrun"	Section 1.8(a)(2)
"Owned Palomar Patents"	Section 12.3(f)
"Palomar Controlled Information"	Section 9.1(b)
"Palomar Exclusive Licenses"	Section 8.4(b)(iii)
"Palomar Exclusive License Period"	Section 8.4(b)(iii)
"Palomar Key Personnel"	Section 1.1(d)
"Palomar License Agreement"	Section 5.3(a)(i)
"Palomar Licensee"	Section 5.3(a)(i)
"Palomar Marks"	Section 2.1(a)(iii)(2)
"Palomar Medical Technologies, Inc."	Preamble
"Palomar U.S. Regulatory Documentation"	Section 1.2(e)
"Permitted Confidants"	Section 9.1(a)
"Product/Service Payment Rate"	Section 6.5
"R&D Advance Payment"	Section 6.1(b)
"R&D Payments"	Section 6.1(a)
"R&D Committee"	Section 1.4(a)
"R&D Committee Chair"	Section 1.4(c)
"R&D Committee Leader"	Section 1.4(b)
"R&D Leader"	Section 1.1(d)
"R&D Period"	Section 1.1(c)
"R&D Plan"	Section 1.1(a)
"R&D Plan Subcontracted Activities"	Section 1.1(e)
"SEC"	Section 9.5
"Second Development Completion Payment"	Section 6.1(d)(i)
"Subject Male Product"	Section 5.1(b)(1)
"Supplemental R&D Plan"	Section 1.7
"Supplemental R&D Payments"	Section 1.7
"Ten-Day Notice"	Section 3.1(a)
"Terms and Conditions"	Section 13.2(b)
"The Gillette Company"	Preamble
"Third Party Claim"	Section 11.1

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Defined Term	Section
"Total CUT Supply"	Section 3.1(c)

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Exhibit A

R&D Plan

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 1.1(d)

Key Personnel

Percent of Time
Name and Title	Responsibilities	Committed to Project

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 12.1

Disclosure Schedule

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

12.3(h) and (l)

        Palomar Medical Technologies, Inc. v. Lumenis, Ltd., Lumenis, Inc. ESC Medical Systems, Inc., and ESC/Sharplan Laser Industries Ltd., Trial Court, Superior Court Dept., Commonwealth of Massachusetts, Civ. Act. No. 02-4565, filed October 29, 2002.

        Lumenis, Inc., v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, Northern District of California, Civ. Act. No. 02-5176, filed October 24, 2002.

        Palomar Medical Technologies, Inc. and The General Hospital Corporation v. Altus Medical, Inc. v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, District of Massachusetts, Civ. Act. No. 02-10258-RWZ.

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 12.3(f)

Palomar Patents

12.3(f)(i): Owned Palomar Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

12.3(f)(ii): Licensed Palomar Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

12.3(f)(iii): In-License Agreements

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule A-1

Core Palomar Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule A-2

Costs

**This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule A-3

MGH Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

THE GILLETTE COMPANY

AND

PALOMAR MEDICAL TECHNOLOGIES, INC.

EFFECTIVE AS OF FEBRUARY 14, 2003